As filed with the Securities and Exchange Commission on September 28, 1999
                                             Registration No. 333-
=======================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                              ---------------
                                 FORM S-4
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                              ---------------
                         KENTUCKY INVESTORS, INC.
          (Exact name of registrant as specified in its charter)

    Kentucky                       6700                     61-6030333
(State or other             (Primary Standard            (I.R.S. Employer
jurisdiction of         Industrial Classification         Identification
incorporation or               Code Number)                    No.)
 organization)

              200 CAPITAL AVENUE, FRANKFORT, KENTUCKY  40601
                              (502) 223-2361
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              ---------------
                           ROBERT M. HARDY, JR.
               200 CAPITAL AVENUE, FRANKFORT, KENTUCKY 40601
                              (502) 223-2361
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              ---------------
                                 Copy to:
                          Alex P. Herrington, Jr.
                             Stites & Harbison
                    400 West Market Street, Suite 1800
                     Louisville, Kentucky  40202-3352
                              (502) 587-3400
                              ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  As
soon as practicable after the effective date of this Registration Statement and all other conditions to the Plan of Share Exchange described in the enclosed Prospectus and Proxy Statement pursuant to which the common stock of Investors Heritage Life Insurance Company and Kentucky Investors, Inc. will be exchanged, have been satisfied or waived.
  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
                              ---------------
                      CALCULATION OF REGISTRATION FEE
===========================================================================
                                        Proposed  Proposed
        Title of each        Amount     maximum    maximum      Amount
           class of          to be      offering  aggregate       of
        securities to      registered    price     offering  registration
        be registered         (1)      per share    price        fee
--------------------------------------------------------------------------
Common Stock, $1.00
  par value...............  291,685    $19.96 (2) $5,822,033  $1,619(3)
==========================================================================

(1) The number of shares of Kentucky Investors common stock to be registered pursuant to this registration statement is based upon an estimate of the maximum number of shares of Investors Heritage common stock presently outstanding, exclusive of shares of Investors Heritage common stock held by Kentucky Investors, multiplied by the exchange ratio of 1.24 shares of Kentucky Investors common stock per share of Investors Heritage common stock.
(2) Calculated in accordance with Rules 457(f) and 457(c) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is computed by dividing (i) the product of (A) the average of the bid and asked per share prices of Investors Heritage common stock as reported on the OTC Bulletin Board on September 22, 1999 ($24.75) and (B)235,230, representing the maximum number of shares of Investors Heritage expected to be exchanged for the Kentucky Investors common stock being registered, by (ii) 291,685, representing the maximum number of shares of Kentucky Investors common stock to be issued in connection with this registration statement.
(3) The registration fee of $1,619 calculated pursuant to Rules 457(f) and 457(c) under the Securities Act of 1933, as amended, is the product of .000278 and the proposed maximum aggregate offering price.
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.
==========================================================================

[LOGO - two circles, one within the other. The name Investors Heritage Life Insurance Company is within the first circle. The second smaller circle contains the entranceway to the Investors Heritage headquarters with the words "Doorway to Your Heritage" beneath the entranceway]

             INVESTORS HERITAGE LIFE INSURANCE COMPANY
       SHARE EXCHANGE PROPOSED - YOUR VOTE IS VERY IMPORTANT

  The Boards of Directors of Kentucky
Investors, Inc. and Investors Heritage Life
Insurance Company have agreed on a share
exchange and are seeking your vote on this
important transaction.  As a result of the
share exchange Kentucky Investors will be
the owner of all of the outstanding common
stock of Investors Heritage.  We think that
it will result in significant benefits to
you in connection with your ownership of our
stocks.
  If we complete the share exchange,
Investors Heritage stockholders, except for
Kentucky Investors and its subsidiary, will
receive 1.24 shares of Kentucky Investors
common stock for each share of Investors
Heritage they own.  We estimate that
approximately 292,000 shares of Kentucky
Investors common stock will be issued to
Investors Heritage stockholders.  These
shares will represent approximately 20.1% of
the outstanding common stock of Kentucky
Investors after the share exchange.
Likewise, the shares of Kentucky Investors
common stock held by Kentucky Investors
stockholders prior to the share exchange
will represent approximately 79.9% of the
outstanding Kentucky Investors common stock
after the share exchange. Kentucky Investors
stockholders will continue to own their
existing shares after the share exchange.
  The share exchange cannot be completed
unless Investors Heritage stockholders
approve the share exchange pursuant to the
share exchange agreement.  We have scheduled
a meeting for you to vote on this important
matter.  YOUR VOTE IS VERY IMPORTANT.
  Whether or not you plan to attend the
special meeting, please take the time to
vote by completing and mailing the enclosed
proxy card to us. If you sign, date and mail
your proxy card without indicating how you
want to vote, your proxy will be counted as
a vote in favor of the proposals submitted
at your meeting. IF YOU ARE AN INVESTORS
HERITAGE STOCKHOLDER AND FAIL TO RETURN YOUR
PROXY CARD, THE EFFECT WILL BE THE SAME AS A
VOTE AGAINST THE SHARE EXCHANGE UNLESS YOU
APPEAR AT THE MEETING AND VOTE IN FAVOR OF
THE SHARE EXCHANGE.  YOUR VOTE IS VERY
IMPORTANT.
  The date, time and place of the meeting is
as follows:
               , 1999,      a.m., local time
--------- ----         ----
Investors Heritage Life Insurance Company
  auditorium
Second and Shelby Streets
Frankfort, KY  40601
  This Proxy Statement/Prospectus provides you with detailed information about the proposed share exchange. In addition, you may obtain information about Investors
Heritage and Kentucky Investors from
documents that we have filed with the
Securities and Exchange Commission. We
encourage you to read this entire document carefully.

 We urge Investors Heritage stockholders to vote "FOR" the share exchange.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE KENTUCKY INVESTORS COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/ PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Proxy Statement/Prospectus dated               , 1999,
                                      --------- ----
   and first mailed to stockholders on                 , 1999
                                       ----------- ----

             INVESTORS HERITAGE LIFE INSURANCE COMPANY
                        200 CAPITAL AVENUE
                    FRANKFORT, KENTUCKY  40601
                          (502) 223-2361
             -----------------------------------------
             NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                 TO BE HELD ON              , 1999
                               -------- ----
             -----------------------------------------
  NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Investors Heritage Life Insurance Company, a Kentucky corporation,
will be held on               , 1999, at       a.m., local time, at
                --------- ----           -----
Investors Heritage Life Insurance Company auditorium, Second and Shelby Streets, Frankfort, Kentucky 40601, for the following purposes:
  1.To consider and vote upon the approval and adoption of the share exchange agreement, dated as of September 24, 1999, between Investors Heritage Life Insurance Company and Kentucky Investors, Inc., a Kentucky corporation. Upon consummation of the share exchange, Investors Heritage will become a wholly owned subsidiary of Kentucky Investors.
  2.To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.
  We have attached a proxy statement/prospectus to assist you in consideration of the matters you are to vote upon at the special meeting of Investors Heritage stockholders. We also direct your attention to the following documents which accompany this notice:
  - the 1998 Investors Heritage Life Insurance Company and
    Kentucky Investors, Inc. Annual Report;
  - the Investors Heritage Life Insurance Company Annual Report on Form 10-K for the year ended December 31, 1998;
  - the Kentucky Investors, Inc. Annual Report on Form 10-K for
    the year ended December 31, 1998;
  - the Proxy Statement for the Investors Heritage Life Insurance Company Meeting of Stockholders on May 13, 1999;
  - the Proxy Statement for the Annual Meeting of Stockholders of Kentucky Investors, Inc. on May 13, 1999;
  - the Investors Heritage Life Insurance Company Quarterly Report on Form 10-Q for the quarter ended June 30, 1999; and
  - the Kentucky Investors, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.
  The Investors Heritage Board has fixed the close of business on
               , 1999, as the record date for the determination of
------- -- ----
stockholders entitled to notice of, and to vote at, the Investors Heritage special meeting.
  A majority of the votes present in person or by proxy at the Investors Heritage special meeting must be voted in favor of the proposal to exchange shares of Investors Heritage common stock pursuant to the share exchange agreement in order to approve the proposal.
  You are cordially invited to attend the special meeting in person. Whether or not you expect to attend, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.
  THE BOARD OF DIRECTORS OF INVESTORS HERITAGE UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE SHARE EXCHANGE AGREEMENT AND THE SHARE EXCHANGE.
                              BY ORDER OF THE BOARD OF DIRECTORS

                              Harry Lee Waterfield II
                              Chairman of the Board
Frankfort, Kentucky
              , 1999
---------- ---

                         TABLE OF CONTENTS

                                          Page
                                          ----

Questions and Answers about the
 Kentucky Investors/Investors Heritage
 Share Exchange                            1
Summary                                    3
  The Companies                            3
  Vote Required to Approve the Share
   Exchange                                3
  Ownership of Kentucky Investors
   Following the Share Exchange            3
  The Share Exchange                       3
Selected Financial Data                    6
  Kentucky Investors                       6
  Investors Heritage                       7
Comparative Historical and Pro Forma
 Per Share Data                            8
Unaudited Pro Forma Financial Data         9
Risk Factors                               13
The Share Exchange                         14
  General                                  14
  Background of the Share Exchange         15
  Kentucky Investors' Reasons for the
   Share Exchange                          16
  Investors Heritage's Reasons for the
   Share Exchange; Recommendation of
   the Investors Heritage Board            17
  United States Federal Income Tax
   Consequences                            18
  Accounting Treatment                     19
  Regulatory Matters                       19
  Insurance Ratings                        20
  Dissenters' Rights of Investors
   Heritage Stockholders                   20
  Stock Transfer Restriction
   Agreements                              22
Comparative Per Share Market Price and
 Dividend Information                      22
Opinion of Financial Advisor               24
1999 Stock Option and Stock
 Appreciation Rights Plan                  27
Interests of Certain Persons in the
 Share Exchange                            28
The Share Exchange Agreement               28
  Introduction                             28
  Terms of the Share Exchange              29
  Closing and the Effective Date           29
  Exchange of Investors Heritage
   Certificates                            29
  Representations and Warranties           30
  Covenants                                30
  Investors Heritage Board and
   Stockholders Meetings                   31
  Kentucky Investors Indemnification
   of Investors Heritage Directors and
   Officers                                31
  Conditions to Completion of Share
   Exchange                                31
  Amendment, Waiver and Termination        32
The Special Meeting                        33
  Time and Place; Purpose                  33
  Voting Rights; Votes Required for
   Approval                                33
  Voting of Proxies                        33
Comparison of Stockholder Rights           34
Business Combination Statutes              38
Effect of Share Exchange on OTC
 Bulletin Board Listings                   39
Legal Matters and Tax Opinions             39
Experts                                    39
Where You Can Find More Information        39

Annex A   Share Exchange Agreement, dated as
          of September 24, 1999, by and
          between Kentucky Investors, Inc.
          and Investors Heritage Life
          Insurance Company
Annex B   Opinion of The Robinson-Humphrey
          Company, LLC
Annex C   Subtitle 13 of Chapter 271B of the
          Kentucky Revised Statutes

                       QUESTIONS AND ANSWERS
          ABOUT THE KENTUCKY INVESTORS/INVESTORS HERITAGE
                          SHARE EXCHANGE

Q. WHY ARE THE TWO COMPANIES PROPOSING THE SHARE
   EXCHANGE?  HOW WILL I BENEFIT?
A. Kentucky Investors currently owns approximately
   74% of the common stock of Investors Heritage.
   This share exchange will result in the creation of a holding company structure with Kentucky
   Investors becoming the sole shareholder of Investors Heritage. With the restructuring, we believe that greater operating and financial flexibility will occur in connection with our investments, business operations and financing activities. This operating and financial flexibility should result in more acquisition opportunities for Kentucky Investors which should accrue to the benefit of the stockholders' investment in Kentucky Investors.

Q. AS A HOLDER OF INVESTORS HERITAGE COMMON STOCK,
   WHAT WILL I RECEIVE IN THE SHARE EXCHANGE?
A. You will receive 1.24 shares of Kentucky
   Investors common stock in exchange for each share of Investors Heritage common stock that you own. For example, if you own 100 shares of Investors Heritage common stock, you will receive 124 shares of Kentucky Investors common stock in exchange for your shares. Kentucky
   Investors will issue fractional shares.

Q. WHAT ARE THE TAX CONSEQUENCES OF THE SHARE
   EXCHANGE?
A. The share exchange is intended to be a tax-free reorganization for United States federal income tax purposes. Generally, Investors Heritage stockholders will not recognize taxable gain or loss on the exchange of their stock. Tax matters, however, are complicated, and the tax consequences of the share exchange to you will depend on the facts of your particular situation. We encourage you to contact your tax advisors to determine the tax consequences of the share exchange to you. To review the tax consequences to Investors Heritage stockholders in greater detail, see pages 18 through 19 of this proxy statement/prospectus.

Q. WHAT DO I NEED TO DO NOW?
A. Please mail your signed proxy card in the
   enclosed postage prepaid return envelope as
   soon as possible, so that your shares may be
   represented and voted at the special meeting,
   which we have scheduled for               ,
                               --------- ----
   1999. Since a favorable vote of a majority of the outstanding shares of Investors Heritage must approve the share exchange, it is especially important that Investors Heritage stockholders return their signed proxy cards.
   YOUR VOTE IS VERY IMPORTANT.

Q. WHAT DO I DO IF I WANT TO CHANGE MY VOTE AFTER
   I HAVE MAILED MY PROXY CARD?
A. There are three ways in which you may revoke your proxy. First, you may submit a written notification stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card to the Investors
   Heritage corporate secretary. As a third method, you may attend the Investors Heritage special meeting and vote in person. If you hold your shares in "street name" or through a nominee or broker, you must follow directions received from your broker to cast or change your vote.

Q. SHOULD I SEND IN MY STOCK CERTIFICATES NOW?
A. No. After the share exchange is completed, we will send Investors Heritage stockholders written instructions for exchanging their share certificates.

Q. WHAT HAPPENS TO MY FUTURE DIVIDENDS?
A. Neither Kentucky Investors nor Investors
   Heritage expects to change its current dividend practices before the share exchange. After the share exchange, we expect that Kentucky
   Investors will continue to pay cash dividends as determined by the Kentucky Investors board.
   On April 9, 1999, Kentucky Investors paid an annual dividend of $0.38 per share to holders of Kentucky Investors common stock. Assuming an exchange ratio of 1.24 and assuming that we completed the share exchange on January 1, 1999, a holder of one share of Investors
   Heritage common stock would have received a total cash dividend of $0.47 from Kentucky
   Investors during 1999.  On April 9, 1999,
   Investors Heritage paid an annual dividend of $0.76 per share to holders of Investors
   Heritage common stock.

Q. IF MY BROKER HOLDS MY SHARES IN STREET NAME,
   WILL MY BROKER VOTE MY SHARES FOR ME?
A. If you are an Investors Heritage stockholder, your broker is not permitted to vote your shares of Investors Heritage common stock on the share exchange proposal unless you provide instructions on how to vote. All stockholders of Investors Heritage should instruct their brokers to vote their shares following directions provided by their brokers.

Q. WHEN DO YOU EXPECT TO COMPLETE THE SHARE
   EXCHANGE?
A. We are working towards quickly completing the
   share exchange. In addition to stockholder
   approval, we must also obtain approval from the
   Kentucky Department of Insurance. We hope to
   complete the share exchange by               ,
                                  --------- ----
   1999.

Q. WHOM SHOULD STOCKHOLDERS CALL WITH QUESTIONS?
A. Investors Heritage stockholders who have questions about the share exchange should call
   Jane S. Jackson at (502) 223-2361, extension
   305.

                              SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS
DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS
IMPORTANT TO YOU TO UNDERSTAND THE SHARE EXCHANGE FULLY.  FOR A
MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE SHARE EXCHANGE, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE
INFORMATION."

                  THE COMPANIES

KENTUCKY INVESTORS, INC.
200 Capital Avenue
Frankfort, Kentucky  40601
(502) 223-2361
  Kentucky Investors is a holding company with assets of approximately $291,000,000 whose subsidiaries are a printing company, an insurance marketing company, and Investors Heritage, a life insurance company. The total assets and stockholders' equity of Investors Heritage as of June 30, 1999 comprised in excess of 99% of total assets and stockholders' equity of Kentucky
Investors.  Kentucky Investors and its
subsidiaries have approximately 110 employees.

INVESTORS HERITAGE LIFE INSURANCE COMPANY
200 Capital Avenue
Frankfort, Kentucky 40601
(502) 223-2361
  Investors Heritage is a life insurance company focused primarily on traditional life and group life insurance products and annuities and pre-need and final expense insurance products sold by funeral directors and affiliated agents. Investors
Heritage also markets credit related insurance products through financial institutions. Investors
Heritage has 106 employees. Investors Heritage gross written premiums for 1998 were approximately
$62,000,000.

            VOTE REQUIRED TO APPROVE
               THE SHARE EXCHANGE
                  (see page 33)
  The favorable vote of the holders of at least a majority of the outstanding shares of Investors
Heritage common stock is required to approve the share exchange. YOUR FAILURE TO VOTE YOUR SHARES
OF INVESTORS HERITAGE COMMON STOCK WILL HAVE THE
EFFECT OF A VOTE AGAINST THE SHARE EXCHANGE.

         OWNERSHIP OF KENTUCKY INVESTORS
          FOLLOWING THE SHARE EXCHANGE
                (see cover page)
  The shares of Kentucky Investors common stock
that Kentucky Investors will issue to Investors
Heritage stockholders in the share exchange will
constitute approximately    % of the outstanding
                         ---
Kentucky Investors common stock after the share
exchange based on the number of shares of
Kentucky Investors and Investors Heritage common
stock outstanding on         , the record date
                     --------
for the Investors Heritage Special Meeting.

               THE SHARE EXCHANGE
WHAT INVESTORS HERITAGE STOCKHOLDERS WILL RECEIVE
IN THE SHARE EXCHANGE (SEE PAGES 14 AND 29)
  You will receive 1.24 Kentucky Investors shares for each Investors Heritage share you hold, including fractional shares.

RECOMMENDATION TO STOCKHOLDERS (SEE PAGE 17)
  The Investors Heritage board of directors believes that the share exchange is in your best interests and unanimously recommends that you vote FOR the proposal to approve and adopt the share exchange agreement.

OPINION OF FINANCIAL ADVISOR (SEE PAGE 24)
  In connection with the share exchange,
Investors Heritage's board of directors received an opinion from its financial advisor, The
Robinson-Humphrey Company, LLC. This opinion discusses the fairness from a financial point of view of the consideration to be received by Investors Heritage's stockholders. We have attached the full text of this opinion as Annex B to this document. This opinion describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with the opinion. We encourage you to read and consider the opinion in its entirety. The opinion is directed to Investors Heritage's board of directors and does not constitute a recommendation to any stockholder as to how that stockholder should vote in connection with the proposed share exchange.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
(SEE PAGE 18)
  The receipt of Kentucky Investors common stock in the share exchange generally will be tax free to Investors Heritage stockholders for United
States federal income tax purposes.
  Tax matters are very complicated, and the tax consequences of the share exchange to you will depend on the facts of your particular situation.
You are urged to consult your own tax advisor as to the specific tax consequences to you of the share exchange, including the applicable federal, state, local and foreign tax consequences.

SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS
(SEE PAGE 28)
  Directors and executive officers of Investors
Heritage and their affiliates, including Kentucky
Investors, owned and were entitled to vote
approximately       shares of the Investors
              -----
Heritage common stock, or approximately     % of
                                        ----
the Investors Heritage common stock outstanding on the record date for the special meeting. The holders of these shares of Investors Heritage common stock are expected to vote in favor of the share exchange.

DISSENTERS' RIGHTS (SEE PAGE 20)
  As holder of shares of Investors Heritage common stock you may, in lieu of the consideration you would otherwise receive in the share exchange, exercise your right to dissent from the share exchange agreement and to demand payment of the fair value of your shares in cash if the share exchange is consummated. You must follow certain procedures set forth in the Kentucky statutes, the text of the applicable portions of which we have attached as Annex C to this proxy statement/prospectus. If you receive such a cash payment, you may recognize taxable income. Failure to follow the procedures may result in a loss of your dissenters' rights. If you return a blank executed proxy card you will be deemed to have approved the share exchange agreement, thereby waiving your dissenters' rights.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND
INFORMATION (SEE PAGE 22)
  Investors Heritage common stock is reported on
the OTC Bulletin Board under the symbol "INLF."
Kentucky Investors common stock is reported on
the OTC Bulletin Board under the symbol "KINV."
On September 27, 1999, the last full trading day
prior to the public announcement of the proposed
share exchange, the bid price quoted per share of
Investors Heritage common stock was $23.50 and
the bid price quoted per share of Kentucky
Investors common stock was $23.00.  On
                                       ----------
   , 1999, the most recent date prior to the
---
printing of this document, the bid price quoted
per share of Investors Heritage common stock was
$      and the bid price quoted per share of
 -----
Kentucky Investors common stock was $     .
                                     -----

REGULATORY APPROVAL (SEE PAGE 19)
  The insurance department of the Commonwealth of Kentucky must approve the share exchange on behalf of Investors Heritage in order to close the share exchange.

INTERESTS OF KENTUCKY INVESTORS AND INVESTORS
HERITAGE OFFICERS AND DIRECTORS IN THE SHARE
EXCHANGE (SEE PAGE 28)

Stockholders should note that a number of Kentucky Investors and Investors Heritage directors and executive officers may have interests in the share exchange that are different from, or in addition to, the interests of the Kentucky Investors and Investors Heritage stockholders generally.

CONDITIONS TO THE SHARE EXCHANGE (SEE PAGE 31)
  The consummation of the share exchange is subject to a number of conditions, including:
  - approval of the share exchange agreement by the Investors Heritage stockholders;
  - receipt of regulatory approval and the absence of restraints;
  - confirmation from A.M. Best that the share exchange does not have an adverse affect on the rating of Investors Heritage;
  - receipt by Kentucky Investors and Investors
    Heritage of an opinion as to the treatment of the share exchange as a "reorganization" within the meaning of Section 368(a) the Internal Revenue Code; and
  - receipt of opinions as to the enforceability of the share exchange agreement.

TERMINATION OF THE SHARE EXCHANGE AGREEMENT
(SEE PAGE 32)
  Kentucky Investors and Investors Heritage can jointly agree to terminate the share exchange agreement at any time before completing the share exchange. In addition, either Kentucky Investors or Investors Heritage can terminate the share exchange agreement if:
  - the share exchange is not completed by December 31, 1999;
  - prohibition of the share exchange by any governmental entity;
  - Investors Heritage stockholders fail to approve the share exchange;
  - one party materially breaches any of the representations or warranties it made or fails to materially comply with any of its covenants under the share exchange agreement and that breach is not or cannot be cured within 30 days after notice;
  - the holders of five percent of the
    outstanding Investors Heritage common stock exercise their dissenters' rights in connection with the share exchange;
  - the bid price quoted per share of Kentucky
    Investors common stock immediately prior to the effective date of the share exchange is $17.00 or less; or
  - the bid price quoted per share of Investors
    Heritage common stock immediately prior to the effective date of the share exchange is $25.00 or more.

                      SELECTED FINANCIAL DATA

     The selected financial data presented below should be read in conjunction with the financial statements and the notes thereto incorporated by reference for Kentucky Investors and Investors Heritage from the 1998 Annual Report to Stockholders of Kentucky Investors and Investors Heritage delivered with this proxy statement/prospectus, the Kentucky Investors Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and the Investors Heritage Quarterly Report on Form 10-Q for the quarter ended
June 30, 1999.

KENTUCKY INVESTORS

     The following selected historical financial data for, and as of the end of, each of the five years in the period ended December 31, 1998 have been derived from Kentucky Investors' consolidated financial statements, which have been audited by Ernst & Young LLP, Kentucky Investors' independent auditors. The data as of June 30, 1999 and 1998 and for the six months ended June 30, 1999 and 1998 have been derived from Kentucky Investors' unaudited consolidated financial statements which include, in the opinion of Kentucky Investors' management, all adjustments, consisting of normal recurring accruals, necessary to present fairly the results of operations and financial position of Kentucky Investors for the periods and dates presented. Stockholders should read this data together with the audited and unaudited consolidated financial statements of Kentucky Investors, including the notes thereto, incorporated herein by reference. We have listed the documents that we are delivering together with this proxy statement/prospectus and which we are incorporating by reference under the heading "Where You Can Find More Information" on page 39.

                 SIX MONTHS ENDED
                     JUNE 30,              YEAR ENDED DECEMBER 31,
                 ---------------- ------------------------------------------
                   1999     1998     1998     1997    1996     1995    1994
                   ----     ----     ----     ----    ----     ----    ----
                          (dollars in thousands, except per share amounts)

Total Revenue    $ 30,444$ 29,138 $ 57,708 $ 52,707 $ 47,962$ 44,005$ 46,656
Total Benefits
  and Expenses     28,416  27,401   53,698   49,863   46,320  43,191  44,039
Net Income            995     929    1,975    1,523    1,147     555   1,523
Earnings Per Share   1.17    1.11     2.34     1.84     1.41    0.71    1.97
Total Assets      290,899 271,276  288,369  256,872  224,997 208,045 191,367
Total Liabilities 251,735 229,903  243,673  217,543  190,997 173,288 164,902
Debt                  337      -       407       -        -       -       -
Cash Dividends
  Per Share          0.38    0.38     0.38     0.38     0.38    0.38    0.37

                                 6

INVESTORS HERITAGE

     The following selected historical financial data for, and as of the end of, each of the five years in the period ended December 31, 1998 have been derived from Investors Heritage's consolidated financial statements, which have been audited by Ernst & Young LLP, Investors Heritage's independent auditors. The data as of June 30, 1999 and 1998 and for the six months ended June 30, 1999 and 1998 have been derived from Investors Heritage's unaudited consolidated financial statements which include, in the opinion of Investors Heritage's management, all adjustments, consisting of normal recurring accruals, necessary to present fairly the results of operations and financial position of Investors Heritage for the periods and dates presented. Stockholders should read this data together with the audited and unaudited consolidated financial statements of Investors Heritage, including the notes thereto, incorporated herein by reference. We have listed the documents that we are delivering together with this proxy statement/prospectus and which we are incorporating by reference under the heading "Where You Can Find More Information" on page 39.



                  SIX MONTHS ENDED
                      JUNE 30,              YEAR ENDED DECEMBER 31,
                  ---------------- ------------------------------------------
                   1999     1998     1998     1997    1996     1995    1994
                   ----     ----     ----     ----    ----     ----    ----
                          (dollars in thousands, except per share amounts)

Premiums         $ 22,675$ 21,840 $ 42,638 $ 39,129 $ 36,354$ 33,061$ 36,444
Net Investment
  Income            7,540   6,948   14,264   13,083   11,654  10,815  10,011
Total Revenue      30,330  29,080   57,461   52,497   47,780  44,076  46,804
Net Income          1,425   1,361    2,766    2,127    1,602     917   2,401
Earnings Per Share   1.58    1.50     3.06     2.36     1.78    1.02    2.66
Total Assets      292,297 272,810  289,825  258,654  227,140 210,490 194,262
Policy Reserves   237,653 215,772  227,185  203,858  180,377 161,695 155,179
Debt                  337      -       407       -        -       -       -
Cash Dividends
  Per Share          0.76    0.76     0.76     0.76     0.76    0.76    0.74


        COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

     The following table sets forth:
     - the historical earnings per share, historical book value per share and dividends per share of both Kentucky
       Investors and Investors Heritage;
     - the Kentucky Investors unaudited pro forma earnings per share, unaudited pro forma book value per share and unaudited pro forma dividends per share after giving effect to the share exchange using generally accepted accounting principles. Kentucky Investors' management anticipates its dividends per share to continue as determined by its board. Therefore, the unaudited pro forma dividends per share for Kentucky Investors remain the same as historical dividends per share of $0.38; and
     - the Investors Heritage unaudited equivalent pro forma earnings per share, unaudited equivalent pro forma book value per share and unaudited equivalent pro forma dividends per share based on the share exchange ratio of
       1.24 to 1.
     The information presented in the table should be read in conjunction with the separate historical audited and unaudited consolidated financial statements of Kentucky Investors and Investors Heritage and the notes thereto incorporated by reference herein.
     The actual per share data might have differed from the pro forma results if Kentucky Investors and Investors Heritage had actually been combined during the periods presented. You should not rely on the pro forma information as being indicative of either the historical results that we would have had or the future results that we will experience after the share exchange is completed.

                        Kentucky Investors     Investors Heritage
                        ------------------     ------------------
                                                         Equivalent
                                      Pro                    Pro
                         Historical  Forma      Historical  Forma
                         ----------  -----      ----------  -----

Book value per share as of:
  June 30, 1999            $33.10    $30.48       $46.75    $37.80
  December 31, 1998         38.00     34.72        52.89     43.05

Earnings per share:
  June 30, 1999              1.17      1.61         1.58      2.00
  December 31, 1998          2.34      3.27         3.06      4.05

Cash dividends per share:
  June 30, 1999              0.38      0.38         0.76      0.47
  December 31, 1998          0.38      0.38         0.76      0.47

                                 8

                UNAUDITED PRO FORMA FINANCIAL DATA

     The unaudited pro forma financial data gives effect to the share exchange as a purchase under generally accepted accounting principles. The following unaudited pro forma financial data has been prepared using the historical consolidated financial statements incorporated by reference in Kentucky Investors' Annual Report on Form 10-K for the year ended December 31, 1998. Approximately 99% of Kentucky Investors' operations are comprised of the operations of Investors Heritage. For the pro forma presentation of the purchase of the minority interest of Investors Heritage by Kentucky Investors, only Kentucky Investors' historical financial data has been presented.
     The accompanying unaudited pro forma balance sheet gives effect to the share exchange as if it had occurred as of June 30, 1999. Furthermore, the unaudited pro forma statements of income include the impact of the share exchange as if it had occurred on January 1, 1999 and 1998 for the unaudited pro forma statements of income for the six months ending June 30, 1999 and the year ending December 31, 1998, respectively.
     The unaudited pro forma income per share data is based upon the historical average number of outstanding shares of Kentucky Investors common stock, adjusted to include the number of Kentucky Investors shares of common stock that would be issued in the share exchange based upon an exchange ratio of 1.24 to 1. The unaudited pro forma per share data and the unaudited equivalent pro forma per share data for Kentucky Investors do not include any cost savings or other financial or operational benefits from the share exchange.
     Stockholders should read the information set forth below in conjunction with the historical consolidated financial data of Kentucky Investors and Investors Heritage incorporated by reference herein.
     The actual operating results might have differed from the pro forma results if Kentucky Investors and Investors Heritage had actually been combined during the periods presented. You should not rely on the pro forma information as being indicative of either the historical results that we would have had or the future results that we will experience after the share exchange is completed.

                 UNAUDITED PRO FORMA BALANCE SHEET
                           JUNE 30, 1999

                               HISTORICAL        PRO              KENTUCKY
                                KENTUCKY        FORMA            INVESTORS
                               INVESTORS     ADJUSTMENTS        AS ADJUSTED
                               ---------     -----------        -----------
Assets(1)
 Investments
  Securities available-
   for-sale at fair value:
   Fixed maturities           $192,324,585 $           -         $192,324,585
   Equity securities             3,385,180             -            3,385,180
  Mortgage loans on real
   estate                       14,986,939       120,372(2)        15,107,311
  Policy loans                   7,234,759             -            7,234,759
  Other long-term
    investments                    490,315        52,056(2)           542,371
  Short-term investments         1,048,169             -            1,048,169
                              ------------ -------------         ------------
     Total investments         219,469,947       172,428          219,642,375

 Cash and cash equivalents       3,318,278             -            3,318,278
 Accrued investment income       3,170,726             -            3,170,726
 Due and deferred premiums       4,056,339             -            4,056,339
 Deferred acquisition costs     29,254,790    (8,043,944)(2)(4)    21,210,846
 Leased property under
  capital leases                   330,129             -              330,129
 Property and equipment          1,612,120       563,778 (2)        2,175,898
 Goodwill                        1,816,166      (383,312)(2)        1,432,854
 Other assets                    1,563,504             -            1,563,504
 Amounts recoverable
  from reinsurers               26,306,933
(317,619)(2)                    25,989,314
                              ------------ -------------         ------------

                              $290,898,932   ($8,008,669)        $282,890,263
                              ============ =============         ============

Liabilities and Stockholders' Equity
 Liabilities
  Policy liabilities:
   Benefit reserves           $215,224,527 $           -         $215,224,527
   Unearned premium reserves    22,428,481      (291,234)(2)       22,137,247
   Policy claims                 1,879,534             -            1,879,534
   Other policyholders' funds:
     Dividend & endowment
      accumulations              1,010,744             -            1,010,744
     Reserves for dividends
       & endowments & other        806,292             -              806,292
                              ------------ -------------         ------------
        Total policy
         liabilities           241,349,578      (291,234)         241,058,344
  Federal income taxes           5,443,452    (3,848,085)(2)(6)     1,595,367
  Obligations under capital
   leases                          336,963                            336,963
  Other liabilities              4,604,941       400,000 (2)        5,004,941
                              ------------ -------------         ------------

   Total liabilities           251,734,934    (3,739,319)         247,995,615
                              ------------ -------------         ------------

Minority interest in
 subsidiary                     10,903,769   (10,903,769)(2)                -
                              ------------ -------------         ------------

Stockholders' Equity
 Common stock                      853,685       291,216(2)         1,144,901
 Paid-in surplus                 3,471,824     4,551,853(2)         8,023,677
 Accumulated other
  comprehensive income           1,700,448             -            1,700,448
 Retained earnings              22,234,272     1,791,350(2)        24,025,622
                              ------------ -------------         ------------

   Total stockholders' equity   28,260,229     6,634,419           34,894,648
                              ------------ -------------         ------------

                              $290,898,932   ($8,008,669)        $282,890,263
                              ============ =============         ============

See Notes to Unaudited Pro Forma Financial Data  on page 13.

                   UNAUDITED PRO FORMA STATEMENT OF INCOME
                   FOR THE SIX MONTHS ENDED JUNE 30, 1999

                               HISTORICAL        PRO              KENTUCKY
                                KENTUCKY        FORMA            INVESTORS
                               INVESTORS     ADJUSTMENTS        AS ADJUSTED
                               ---------     -----------        -----------
Revenues
 Premiums and other
  considerations              $ 22,674,887    $         -        $22,674,887
 Investment income,
  net of expenses                7,445,920       (192,766)(3)      7,253,154
 Realized loss on
  investments, net                (149,072)             -           (149,072)
 Other income                      472,310              -            472,310
                              ------------    -----------        -----------

   Total revenue                30,444,045       (192,766)        30,251,279

Benefits and Expenses
 Death and other benefits       11,763,951              -         11,763,951
 Guaranteed annual endowments      426,076              -            426,076
 Dividends to policyholders        377,433              -            377,433
 Increase on benefit reserves
  and unearned premiums          9,246,572              -          9,246,572
 Acquisition costs deferred     (4,170,980)             -         (4,170,980)
 Amortization of deferred
  acquisition costs              3,298,349       (868,983)(4)      2,429,366
 Commissions                     3,037,880              -          3,037,880
 Other insurance expense         4,436,811        (23,805)(5)      4,413,006
                              ------------    -----------        -----------

   Total benefits and
     expenses                   28,416,092       (892,788)        27,523,304
                              ------------    -----------        -----------

Income from operations before
 federal income tax and minority
 interest in net income of
 subsidiary                      2,027,953        700,022          2,727,975

Provision for income taxes         665,391        238,007 (6)        903,398
                              ------------    -----------        -----------
Income from operations before
 minority interest in net
 income of subsidiary            1,362,562        462,015          1,824,577

Minority interest in net
 income of subsidiary              367,583       (367,583)(7)              -
                              ------------    -----------        -----------

Net Income                        $994,979       $829,598         $1,824,577
                              ============    ===========        ===========

Weighted average number of
 common shares outstanding         849,466                         1,136,714
                              ============                       ===========

Earnings per share            $       1.17                       $      1.61
                              ============                       ===========

See Notes to Unaudited Pro Forma Financial Data on page 13.

                   UNAUDITED PRO FORMA STATEMENT OF INCOME
                    FOR THE YEAR ENDED DECEMBER 31, 1998

                               HISTORICAL        PRO              KENTUCKY
                                KENTUCKY        FORMA            INVESTORS
                               INVESTORS     ADJUSTMENTS        AS ADJUSTED
                               ---------     -----------        -----------

Revenues
 Premiums and other
  considerations              $42,638,289     $         -        $42,638,289
 Investment income,
  net of expenses              14,167,232        (203,823)(3)     13,963,409
 Realized gain on
  investments, net                126,179               -            126,179
 Other income                     776,612               -            776,612
                              -----------     -----------        -----------

   Total revenue               57,708,312        (203,823)        57,504,489

Benefits and Expenses
 Death and other benefits      20,767,497               -         20,767,497
 Guaranteed annual endowments     800,041               -            800,041
 Dividends to policyholders       626,325               -            626,325
 Increase on benefit reserves
  and unearned premiums        18,400,657               -         18,400,657
 Acquisition costs deferred    (7,006,366)              -         (7,006,366)
 Amortization of deferred
  acquisition costs             6,497,263      (1,712,143)(4)      4,785,120
 Commissions                    5,231,882               -          5,231,882
 Other insurance expense        8,380,727         (52,805)(5)      8,327,922
                              -----------     -----------        -----------

   Total benefits and
     expenses                  53,698,026      (1,764,948)        51,933,078
                              -----------     -----------        -----------

Income from operations before
 federal income tax and minority
 interest in net income of
 subsidiary                     4,010,286       1,561,125          5,571,411

Provision for income taxes      1,314,000         530,783 (6)      1,844,783
                              -----------     -----------        -----------

Income from operations before
 minority interest in net
 income of subsidiary           2,696,286       1,030,343          3,726,629

Minority interest in net
 income of subsidiary             721,149        (721,149)(7)              -
                              -----------     -----------        -----------

Net Income                     $1,975,137      $1,751,492         $3,726,629
                              ===========     ===========        ===========

Weighted average number of
 common shares outstanding        843,251                          1,141,154
                              ===========                        ===========

Earnings per share            $      2.34                        $      3.27
                              ===========                        ===========

See Notes to Unaudited Pro Forma Financial Data  on page 13.

            NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA

     In connection with the share exchange, the following pro forma adjustments are being made to the historical consolidated balance sheet and consolidated statements of income of Kentucky Investors. The objective of these adjustments is to illustrate the possible scope of the change in Kentucky Investors' historical consolidated financial position and results of operations as a result of the share exchange.
     The following describes the pro forma adjustments reflected in the accompanying unaudited pro forma financial statements.
(1) Kentucky Investors' total assets as of December 31, 1998, on a pro forma basis, would have been approximately $278,965,000.
(2) Reflects the share exchange whereby Kentucky Investors acquired 234,852 Investors Heritage shares held by minority stockholders through an exchange of Kentucky Investors stock at an exchange rate of 1.24 to 1. This transaction is treated as a purchase whereby the minority interest in Investors Heritage's assets and liabilities is recorded at fair value. The fair value of the minority interest assets and liabilities exceeded the purchase price by $7,591,534, which represents negative goodwill. The resulting negative goodwill was applied primarily against the present value of future profits and the minority interest portion of goodwill. The portion of the assets and liabilities representing the historical ownership interest of Kentucky Investors will continue to be carried at historical book value. The effect of the purchase adjustments on operations for each of the next five years beginning with the year ended December 31, 1999 is to increase annual net income by approximately $278,500.
(3) The cost bases of Investors Heritage's fixed maturities have been increased to current market values at the pro forma purchase dates to the extent the fixed maturities were part of the minority interest's asset ownership. Amortization of the net premium on fixed maturities has been adjusted to reflect the change in amortized cost basis assuming an average duration of the portfolio of 9.05 years for 1998 and 8.10 years for 1999.
(4) The portion of deferred acquisition costs owned by the minority interest has been eliminated. The amortization related to the eliminated deferred acquisition costs has been reflected as a pro forma adjustment.
(5) Other insurance expense was decreased to eliminate the minority interest portion of goodwill amortization recognized. Additionally, depreciation was adjusted for increases in cost basis for real estate owned and home office property held using an average estimated useful life of 30 years.
(6) Income tax effects resulting from the pro forma adjustments have been reflected at a rate of 34%.
(7) The minority interest portion in net income of subsidiary has been eliminated to reflect the 100% ownership by Kentucky Investors of Investors Heritage subsequent to the share exchange.

                           RISK FACTORS
     Investors Heritage stockholders should consider the following matters in deciding whether to vote in favor of the share exchange agreement. Stockholders should consider these matters in conjunction with the other information included or incorporated by reference in this document.
     POTENTIAL FLUCTUATION IN VALUE OF INVESTORS HERITAGE COMMON STOCK AND KENTUCKY INVESTORS COMMON STOCK THAT KENTUCKY INVESTORS WILL ISSUE IN THE SHARE EXCHANGE MAY RESULT IN INVESTORS HERITAGE STOCKHOLDERS RECEIVING KENTUCKY INVESTORS COMMON STOCK THE MARKET VALUE OF WHICH IS LESS THAN THE INVESTORS HERITAGE COMMON STOCK BEING EXCHANGED.
     The number of shares of Kentucky Investors common stock to be received in the share exchange for each Investors Heritage common stock is fixed at 1.24. Therefore, because the market price of Kentucky Investors and Investors Heritage shares fluctuate, the value at the time of the share exchange of the consideration that Investors Heritage stockholders receive will depend on the market price of Kentucky Investors and Investors Heritage shares at that time. Since we will not know the market value of either the Kentucky Investors common stock or the Investors Heritage common stock until the time of the share exchange, we do not know whether the value of the Kentucky Investors stock that Investors Heritage stockholders will receive will be equivalent to the Investors Heritage common stock being exchanged. For historical and current market prices of Kentucky Investors shares, see "Comparative Per Share Market Price and Dividend Information."

     FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.

     Statements in this proxy statement/prospectus may be considered to be forward looking statements, as the Private Securities Litigation Reform Act of 1995 defines that term. Statements that include words or phrases "will result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions may be forward-looking statements. These statements are subject to risks and uncertainties. The factors which could cause actual results to differ from those suggested by any of those statements include, but are not limited to, those discussed or identified from time to time in Kentucky Investors' or Investors Heritage's public filings with the SEC and specifically include:
     - risks or uncertainties associated with Kentucky Investors' or Investors Heritage's expectations with respect to timing, completion or tax status of the share exchange or with respect to the value of the share exchange consideration;
     - growth prospects;
     - market positions;
     - distribution channels;
     - premiums;
     - earnings per share;
     - cost savings;
     - revenue enhancements; and
     - profitability resulting from the share exchange transaction.
     More general factors include:
     - general economic conditions including changes in interest rates and the performance of the financial markets;
     - changes in domestic laws, regulations and taxes;
     - changes in competition and pricing environments;
     - regional or general changes in asset valuations;
     - the occurrence of significant natural disasters;
     - the development of major Year 2000 liabilities;
     - the inability to reinsure certain risks economically;
     - the adequacy of loss reserves;
     - competition;
     - pricing; and
     - restructurings.


                        THE SHARE EXCHANGE

GENERAL
     Investors Heritage and Kentucky Investors are furnishing this document to holders of Investors Heritage common stock in connection with the solicitation of proxies by Investors Heritage's board of directors at a special meeting of its stockholders, and at any adjournments or postponements of the meeting.
     At the special meeting, the Investors Heritage stockholders will be asked to vote upon a proposal to approve and adopt the share exchange agreement, dated as of September 24, 1999, between Kentucky Investors and Investors Heritage, and the transactions contemplated thereby.
     The share exchange agreement provides for the exchange of 1.24 Kentucky Investors shares of common stock for each share of Investors Heritage common stock, except for the Investors Heritage common stock held by Kentucky Investors and its subsidiary, resulting in Investors Heritage becoming the wholly owned subsidiary of Kentucky Investors. The share exchange will become effective in accordance with the articles of share exchange to be filed with the Secretary of State of the Commonwealth of Kentucky. We anticipate that the parties will make this filing as soon as practicable after the last of the conditions precedent to the share exchange contained in the share exchange agreement has been satisfied or waived. We have attached a copy of the share exchange agreement as Annex A to this document.

BACKGROUND OF THE SHARE EXCHANGE

     On February 8, 1999, senior management of Investors Heritage and Kentucky Investors held a strategic planning session to discuss the outlook for each company's business. As a result of that meeting, management of Investors Heritage and Kentucky Investors decided to explore a possible reorganization involving the two companies.
     On March 2, 1999, senior management of Investors Heritage and Kentucky Investors met to further discuss the possibilities of a reorganization involving the two companies.
     Throughout March and April 1999, Kentucky Investors and Investors Heritage management continued to explore the possibility of a reorganization, assessing their continued compatibility with one another, examining the potential tax consequences of a reorganization, the potential costs savings, market efficiencies and business efficiencies of a combination involving the two companies.
     On May 12, 1999, Harry Lee Waterfield II, Chairman and Chief Executive Officer of Investors Heritage, advised the Investors Heritage board that preliminary discussions were ongoing with Kentucky Investors regarding a possible reorganization. At that meeting the Investors Heritage board authorized management to continue to explore the feasibility of a reorganization with primary emphasis on a tax-free reorganization.
     On May 12, 1999, Harry Lee Waterfield II, Chairman and Chief Executive Officer of Kentucky Investors, advised the Kentucky Investors board that preliminary discussions were ongoing with Investors Heritage regarding a possible reorganization. At that meeting the Kentucky Investors board authorized management to continue to explore the feasibility of a reorganization with primary emphasis on a tax-free reorganization.
     On July 6, 1999, the Kentucky Investors board authorized the chairman to appoint a special committee comprised of three of its board members to review the feasibility of a reorganization with Investors Heritage whereby Kentucky Investors would exchange its common stock for the Investors Heritage common stock, to negotiate the terms and conditions of any reorganization with the Investors Heritage special committee and to make a recommendation to the Kentucky Investors board. The chairman appointed David Reed, Helen Wagner and Jerry Howell, Jr. to the Kentucky Investors special committee. This special committee met on July 6, 1999 for the purpose of discussing a potential exchange ratio for a reorganization involving the companies. Among other items, the special committee discussed the synergies between the two companies, the cost savings achieved by reorganization, the potential to enhance market efficiencies, and the ratio of market values, book values and dividends between the companies. The Kentucky Investors special committee voted to make a preliminary proposal to Investors Heritage to enter into a share exchange agreement whereby Kentucky Investors would exchange its shares of common stock for the outstanding shares of Investors Heritage common stock not owned by Kentucky Investors. The Kentucky Investors special committee authorized David Reed, chairman of its special committee, to convey the preliminary proposal to Investors Heritage.
     On July 6, 1999, the Investors Heritage board authorized the chairman to form an Investors Heritage special committee comprised of four of its board members to consider the feasibility of a reorganization with Kentucky Investors, to negotiate the terms and conditions of any reorganization with the Kentucky Investors special committee and to make a recommendation to the Investors Heritage board. The chairman appointed Adron Doran, Gordon Duke, Jerry Howell and Glenn Doran to serve on the Investors Heritage special committee. On July 6, 1999, the Investors Heritage special committee received a preliminary proposal from the Kentucky Investors special committee to enter into a share exchange agreement whereby all Investors Heritage stockholders other than Kentucky Investors would receive Kentucky Investors common stock in exchange for their shares of Investors Heritage common stock. Investors Heritage special committee voted to consider the preliminary proposal further and to engage The Robinson-Humphrey Company, LLC to provide financial advice and a fairness opinion with regard to the share exchange.
     On July 27, 1999, members of Investors Heritage management and Gordon Duke, a member of the Investors Heritage special committee, met with representatives of Robinson-Humphrey to review materials and information regarding the historical, financial and market data on Investors Heritage and Kentucky Investors, as well as other recent transactions involving unaffiliated companies. During this meeting, Robinson-Humphrey also performed its due diligence in order to provide financial advice and on which it could render a fairness opinion, from a financial point of view, with regard to the transaction.
     On August 5, 1999, the Investors Heritage special committee recommended for approval to the Investors Heritage board an exchange ratio of 1.24 to 1 whereby Investors Heritage stockholders would receive 1.24 shares of Kentucky Investors common stock for each share of Investors Heritage common stock. The recommendation of the Investors Heritage special committee was subject to the approval of the terms and conditions of a definitive share exchange agreement as well as receipt of all regulatory approvals.

     On August 18, 1999, the Kentucky Investors special committee reviewed materials and information regarding the historical financial and market data on Investors Heritage and Kentucky Investors, as well as other recent transactions involving unaffiliated companies. The Kentucky Investors special committee discussed the exchange ratio and unanimously recommended for approval to the Kentucky Investors board an exchange ratio of 1.24 to one subject to negotiation and approval of a definitive share exchange agreement as well as receipt of all regulatory approvals.

     On August 18, 1999, the Kentucky Investors board approved the Kentucky Investors special committee recommendation with respect to the share exchange ratio. All Kentucky Investors non-employee directors voted in favor of the recommendation. Kentucky Investors board members who serve on the Investors Heritage special committee abstained from voting.
     On August 18, 1999, the Investors Heritage board approved the Investors Heritage special committee recommendation with respect to the share exchange ratio, subject to negotiation of a definitive share exchange agreement and related regulatory and stockholder approvals. All Investors Heritage non-employee directors voted in favor of the recommendation. Investors Heritage board members who serve on the Kentucky Investors special committee abstained from voting. Representatives of Robinson-Humphrey were present at that meeting to provide financial advice and to render a fairness opinion, from a financial point of view, regarding the share exchange ratio.
     On September 16, 1999, the Investors Heritage special committee met to review and discuss the terms and conditions of the definitive share exchange agreement and unanimously recommended that the Investors Heritage board approve the share exchange agreement for approval by its stockholders.
     On September 16, 1999, the Kentucky Investors special committee met to review and discuss the terms and conditions of the definitive share exchange agreement and unanimously recommended that the Kentucky Investors board approve the share exchange agreement.
     On September 16, 1999, the Investors Heritage board approved the Investors Heritage special committee recommendation with respect to the definitive share exchange agreement, subject to the changes as may be approved by the officers executing the agreement on behalf of Investors Heritage and recommended that its stockholders vote to approve the share exchange agreement. All Investors Heritage non-employee directors voted in favor of the recommendation. Investors Heritage board members who serve on the Kentucky Investors special committee abstained from voting.
     On September 16, 1999, the Kentucky Investors board approved the Kentucky Investors special committee recommendation with respect to the definitive share exchange agreement, subject to the changes as may be approved by the officers executing the share exchange agreement on behalf of Kentucky Investors. All Kentucky Investors non-employee directors voted in favor of the recommendation. Kentucky Investors board members who serve on the Investors Heritage special committee abstained from voting.
     On September 24, 1999, the officers of Investors Heritage and Kentucky Investors executed the definitive share exchange agreement and authorized for issuance on September 28, 1999 a joint press release stating that Kentucky Investors and Investors Heritage had formally approved a definitive share exchange agreement pursuant to which Kentucky Investors would acquire all of the outstanding Investors Heritage common stock, other than the Investors Heritage common stock owned by Kentucky Investors and its subsidiary, at the exchange ratio.
KENTUCKY INVESTORS' REASONS FOR THE SHARE EXCHANGE
     The Kentucky Investors special committee engaged in an investigation of the proposed share exchange with the assistance of independent counsel. After the evaluation, the Kentucky Investors special committee unanimously approved the share exchange agreement and recommended to the Kentucky Investors board that the Kentucky Investors board approve and adopt the share exchange agreement.
     In reaching its conclusion to approve the share exchange agreement, the Kentucky Investors special committee and the board considered a number of factors, including the following:
     - information regarding the financial condition, results of operations, competitive position, business and prospects of Investors Heritage and Kentucky Investors, both on a historical and future basis and on a stand-alone and combined basis, including an improvement in earnings that will inure to the benefit of Kentucky Investors stockholders after the share exchange;
     - the terms of the share exchange agreement, including the parties' representations, warranties and covenants and the conditions to their obligations;

     - the relative trading prices and volumes as well as prospects for future growth and value of Kentucky Investors common stock and Investors Heritage common stock;
     - the relative and intrinsic values of Investors Heritage common stock and Kentucky Investors common stock and the implied premium which the exchange ratio represents thereto;
     - the combined financial condition of Kentucky Investors and Investors Heritage following the share exchange;
     - the structure of the share exchange, which permits
       Investors Heritage stockholders to exchange their Investors Heritage common stock for Kentucky Investors common stock on a tax-free basis, as described in United States Federal Income Tax Consequences elsewhere in this proxy statement/prospectus; and
     - the share exchange will be dilutive to book value and dividends.
     Potential benefits of the share exchange include:
     - a single, publicly traded entity with a consolidated stockholder base;
     - enhancement of the Kentucky Investors capital structure;
     - simplification of Investors Heritage's and Kentucky Investors' financial reporting structures;
     - the creation of economies of scale thereby reducing administrative costs; and
     - increasing opportunities for growth through mergers and acquisitions, including the possible use of Kentucky Investors equity securities in those transactions.
     In view of the variety of factors considered in connection with its evaluation of the proposed share exchange and the terms of the share exchange agreement, the Kentucky Investors board of directors did not deem it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusion. Individual directors may have given different weights to different factors.
INVESTORS HERITAGE'S REASONS FOR THE SHARE EXCHANGE; RECOMMENDATION OF THE INVESTORS HERITAGE BOARD
     The Investors Heritage special committee engaged in an investigation of the proposed share exchange with the assistance of independent counsel and an independent financial advisor. After the evaluation, the Investors Heritage special committee unanimously approved the share exchange agreement and recommended to the Investors Heritage board that the Investors Heritage board approve and adopt the share exchange agreement and recommend to Investors Heritage's stockholders that they approve the share exchange agreement.
     In reaching its decision to approve the share exchange agreement and recommend approval to the Investors Heritage stockholders, the Investors Heritage special committee and the board considered a number of factors, including the following:
     - the presentations by, and the advice and views of, Robinson-Humphrey, on August 18, 1999, to the effect that the exchange ratio pursuant to the share exchange agreement was fair from a financial point of view to the holders of Investors Heritage common stock;
     - the terms of the share exchange agreement, including the parties' representations, warranties and covenants and the conditions to their obligations;
     - the relative trading prices and volumes as well as prospects for future growth and value of the Investors Heritage common stock and Kentucky Investors common stock;
     - information regarding the financial condition, results of operations, competitive position, business and prospects of Kentucky Investors and Investors Heritage, both on a historical and future basis and on a stand-alone and combined basis, including an improvement in earnings that will inure to the benefit of holders of Kentucky Investors common stock after the share exchange;
     - the dilution of book value and dividends that will result for Investors Heritage stockholders;
     - the relative and intrinsic values of Investors Heritage common stock and Kentucky Investors common stock and the implied premium which the exchange ratio represents thereto;
     - the opportunity for holders of Investors Heritage common stock to become stockholders of Kentucky Investors; and

     - the combined financial condition of Investors Heritage and Kentucky Investors following the share exchange.
     Potential benefits of the share exchange include:
     - a single, publicly traded entity with a consolidated stockholder base;
     - the creation of an ownership interest for former Investors Heritage stockholders in Kentucky Investors to permit them to share in the continued growth of Investors Heritage in which Kentucky Investors has participated since 1963;
     - simplification of the financial reporting structure of Investors Heritage and Kentucky Investors; and
     - the creation of economies of scale thereby reducing administrative expenses.
     In view of the variety of factors considered in connection with its evaluation of the proposed share exchange and the terms of the share exchange agreement, the Investors Heritage board of directors did not deem it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusion. Individual directors may have given different weights to different factors.
     The Investors Heritage board unanimously recommends that its stockholders vote "FOR" approval and adoption of the share exchange agreement.
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
     TAX OPINION. It is a condition to the obligations of Investors Heritage and Kentucky Investors to consummate the share exchange that Ernst & Young LLP will render an opinion to the effect that the share exchange will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986. In rendering its opinion, Ernst & Young LLP will rely upon representations contained in certificates of representations from Investors Heritage and Kentucky Investors delivered for purposes of the opinion and will assume that such representations are true as of the effective time of the share exchange. The parties do not currently intend to waive the condition that Ernst & Young LLP will render its opinion. In the unlikely event that the parties do decide to waive this condition, however, Investors Heritage will recirculate this proxy statement/prospectus to disclose the waiver of this condition and all related disclosures, including the risks to Investors Heritage stockholders resulting from the waiver, and will resolicit proxies from the Investors Heritage stockholders.
     TAX CONSEQUENCES. The following United States federal income tax consequences are anticipated to result from the share exchange and the exchange of Investors Heritage common stock for Kentucky Investors common stock:
     - the share exchange will qualify as a tax-deferred reorganization described in Section 368(a)(1)(B) of the Internal Revenue Code;
     - an Investors Heritage stockholder who receives solely shares of Kentucky Investors common stock upon the exchange of the stockholder's shares of Investors Heritage common stock will not recognize any gain or loss;
     - the tax basis of the shares of Kentucky Investors common stock received by an Investors Heritage stockholder pursuant to the share exchange will be the same as the stockholder's tax basis in the shares of Investors Heritage common stock surrendered in the share exchange;
     - the holding period of the shares of Kentucky Investors common stock received by an Investors Heritage stockholder pursuant to the share exchange will include the holder's holding period with respect to the shares of Investors Heritage common stock surrendered in the share exchange, provided that the Investors Heritage stockholder held the Investors Heritage common stock as a capital asset;
     - an Investors Heritage stockholder who receives cash upon exercising dissenter's rights will, subject to the limitations and provisions of Section 302 of the Internal Revenue Code, receive capital treatment for the recognized gain or loss, provided that the Investors Heritage stockholder held the Investors Heritage common stock as a capital asset; and
     - neither Kentucky Investors nor Investors Heritage will recognize any gain or loss upon the exchange of Kentucky Investors common stock for Investors Heritage common stock.
     The foregoing discussion is a summary of United States federal income tax consequences of the share exchange to a United States stockholder who holds Investors Heritage common stock as a capital asset, but it is not, and does not purport to be a complete analysis or description of all potential tax effects of the share exchange. In addition, the discussion does not address all of the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Internal Revenue Code. The taxpayers subject to special treatment include:
     - insurance companies;
     - financial institutions;
     - dealers in securities;
     - traders that mark to market;
     - tax-exempt organizations;
     - stockholders who hold their shares as part of a hedge, appreciated financial position, straddle or conversion transaction;
     - stockholders who acquired the Investors Heritage common stock as compensation or through a tax-qualified retirement plan;
     - foreign corporations, foreign partnerships or other foreign entities; and
     - individuals who are not citizens or residents of the United
       States.
     We have not provided any information with respect to the tax consequences, if any, of the share exchange under applicable foreign, state, local and other tax laws. The foregoing discussion is based upon the provisions of the Internal Revenue Code, the Treasury regulations, and IRS rulings and judicial decisions, as in effect as of the date of this proxy statement/prospectus. There can be no assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any change could apply retroactively and could affect the accuracy of this discussion. No rulings have been or will be sought from the IRS concerning the tax consequences of the share exchange and the opinion of Ernst & Young LLP as to the federal income tax consequences set forth above will not be binding on the IRS.
     THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE SHARE EXCHANGE. THUS, INVESTORS HERITAGE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE SHARE EXCHANGE, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.
ACCOUNTING TREATMENT
     The share exchange will be accounted for by Kentucky Investors under the purchase method of accounting. Under this method of accounting, Kentucky Investors will record the minority interest's assets and liabilities of Investors Heritage at their fair value. The fair value of the minority interest to be acquired is expected to exceed the purchase price on the consummation date; therefore, the share exchange will initially result in the creation of negative goodwill which will be applied principally against the present value of future profits. The portion of the assets and liabilities representing Kentucky Investors' ownership interests of Investors Heritage will continue to be carried at their historical book values in the consolidated financial statements of Kentucky Investors.
REGULATORY MATTERS
     The insurance laws and regulations of all U.S. jurisdictions generally require that, prior to the acquisition of an insurance company doing business in a jurisdiction, the acquiring company obtain the prior approval of, or file notification with and meet waiting period requirements imposed by, the insurance commissioners of those jurisdictions.
     In connection with the state approval and notification process, Kentucky Investors will file an application, called a Form A filing, for approval of the share exchange with the insurance commissioner of Kentucky, the state in which Investors Heritage is domiciled. It is anticipated that the Kentucky Department of Insurance will hold a hearing on the Form A filing.
     Following the consummation of the share exchange, Investors Heritage will continue to be a Kentucky-domiciled insurance company and as such, will be subject to regulation and examination by the Insurance Commissioner of the Commonwealth of Kentucky. Investors Heritage will also continue to be subject to regulation by the insurance commissioners or other insurance regulatory authorities in the other jurisdictions in which it transacts insurance business.
     Kentucky Investors and Investors Heritage as Kentucky corporations will also be governed by the general corporate laws of the Commonwealth of Kentucky.
INSURANCE RATINGS
     Investors Heritage currently has a financial condition rating from A. M. Best Company of B+. A. M. Best ratings are based upon a comprehensive review of a company's financial performance which is supplemented by certain data, including:
     - responses to A. M. Best questionnaires;
     - quarterly filings with the National Association of Insurance Commissioners;
     - state insurance department examination reports;
     - loss reserve reports;
     - annual reports; and
     - reports filed with the SEC.
A. M. Best undertakes a quantitative evaluation based upon:
     - profitability;
     - leverage/capitalization and liquidity and a qualitative evaluation based upon a company's book of business or spread of risk;
     - appropriateness and quality of reinsurance;
     - the quality, diversification and estimated market value of its assets;
     - the adequacy of its loss reserves and policyholders' surplus;
     - the capital structure of a company and its holding company, if present;
     - the experience and integrity of its management; and
     - the company's market presence.
A. M. Best rating classifications are as follows: A++ and A+ (superior), A and A- (excellent), B++ and B+ (very good), B and B- (adequate), C++ and C+ (fair), C and C- (marginal), D (very vulnerable), E (under state supervision) and F (in liquidation).
     Based on discussions with officials at A. M. Best, management of Investors Heritage does not believe that A. M. Best will alter its current rating of Investors Heritage as a result of the share exchange. However, until A. M. Best completes its normal rating process of Investors Heritage in the first quarter of 2000, the effect of the share exchange on its B+ rating is not known.
     An A. M. Best rating is not a recommendation to buy, sell or hold securities. A. M. Best may withdraw or revise its rating at any time.
DISSENTERS' RIGHTS OF INVESTORS HERITAGE STOCKHOLDERS
     Under Kentucky law, a stockholder entitled to vote on the share exchange may dissent and demand payment of the fair value of the stockholder's shares in cash if the share exchange is consummated. Generally, dissenters' rights are a stockholder's sole remedy for objecting to the share exchange agreement. The following summary does not constitute a complete statement or summary of each provision of the Kentucky statutes relating to the rights of dissenting stockholders and we qualify this discussion in its entirety by reference to Kentucky statutes which we have attached as Annex C hereto. Accordingly, we urge any holder of Investors Heritage common stock intending to exercise dissenters' rights to review Annex C carefully and to consult legal counsel. A dissenting Investors Heritage stockholder must take each step in strict compliance with the applicable provisions of the statutes in order to perfect dissenters' rights.
     An Investors Heritage stockholder wishing to exercise dissenters' rights must deliver to Investors Heritage, prior to the vote on the share exchange at the special meeting, a written notice of intent to demand payment for that stockholder's shares if the share exchange is consummated and must refrain from voting in favor of the share exchange.

An Investors Heritage stockholder intending to exercise dissenters' rights must give the written notice of intent in addition to and separate from any vote, in person or by proxy, against approval of the share exchange agreement. A vote, in person or by proxy, against approval of the share exchange agreement will not constitute a written notice. An Investors Heritage stockholder intending to exercise dissenters' rights should send the written notice of intent to Investors Heritage Life Insurance Company, 200 Capital Avenue, Frankfort, Kentucky 40601, Attention Corporate Secretary. We recommend that all required documents that you deliver by mail be sent registered or certified mail with return receipt requested.
     INVESTORS HERITAGE STOCKHOLDERS ELECTING TO EXERCISE THEIR DISSENTERS' RIGHTS UNDER KENTUCKY LAW MUST NOT VOTE FOR APPROVAL OF THE SHARE EXCHANGE AGREEMENT. A VOTE BY A STOCKHOLDER AGAINST APPROVAL OF THE SHARE EXCHANGE AGREEMENT IS NOT REQUIRED IN ORDER FOR THAT STOCKHOLDER TO EXERCISE DISSENTERS' RIGHTS. HOWEVER, IF A STOCKHOLDER RETURNS A SIGNED PROXY FORM BUT DOES NOT SPECIFY A VOTE AGAINST APPROVAL OF THE SHARE EXCHANGE AGREEMENT OR A DIRECTION TO ABSTAIN, THEN THE PROXY FORM, IF NOT REVOKED, WILL BE VOTED FOR APPROVAL OF THE SHARE EXCHANGE AGREEMENT, WHICH WILL HAVE THE EFFECT OF WAIVING THAT STOCKHOLDER'S DISSENTERS' RIGHTS.
     If the share exchange is approved, within ten days after the special meeting or any adjournment thereof, Investors Heritage will send to all stockholders exercising their dissenters' rights a dissenters' notice which:
     - states where the stockholder must send a demand for payment and where and when the stockholder must deposit stock certificates;
     - encloses a form for demanding payment that the dissenter must complete and return to Investors Heritage;
     - informs holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
     - establishes the date by which Investors Heritage must receive the demand for payment from the stockholder; and
     - encloses a copy of the relevant Kentucky statutes.
     After a stockholder receives the dissenters' notice, the dissenter must deliver the demand for payment to Investors Heritage and deposit the dissenters' shares in accordance with the dissenters' notice.
     Upon its receipt of the demand for payment, Investors Heritage will send to each dissenting stockholder a statement containing an estimate by Investors Heritage of the fair value of the dissenter's shares as of the day before the date of the special meeting, excluding any appreciation or depreciation in anticipation of the share exchange unless exclusion would be inequitable, and payment based on that estimate plus accrued interest. Investors Heritage will include with the payment an explanation of how Investors Heritage calculated interest along with the balance sheet of Investors Heritage as of the end of the most recent fiscal year, an income statement, a statement of changes in stockholders' equity and the latest available interim financial statement. In addition, Investors Heritage will inform the dissenter of the right to demand payment according to the dissenters' own estimate of the fair value.
     Kentucky law does not require Investors Heritage to send payment with the statement of its estimate of fair value to a dissenter who was not a beneficial owner of the shares at the time of the first public announcement of the share exchange agreement, but rather may offer to purchase the shares based on the estimate. The stockholder must either accept that amount in full satisfaction or proceed with the exercise of dissenters' rights.
     Within 30 days after Investors Heritage has delivered its estimate of fair value, a dissenting stockholder may notify Investors Heritage of the dissenting stockholder's estimate of the fair value of the shares and demand payment of the balance due under the estimate. If Investors Heritage and the stockholder do not agree as to the fair value of the shares, then within 60 days after receiving the dissenter's payment demand, Investors Heritage must file a petition in the appropriate Kentucky county circuit court requesting the court to determine the fair value of the shares and the accrued interest.
     If Investors Heritage fails to institute this proceeding, Kentucky law requires Investors Heritage to pay each dissenter whose demand remains unsettled the amount demanded. Each dissenting Investors Heritage stockholder who is a party to the proceeding is entitled to the amount, if any, by which the court finds the fair value of the dissenting stockholder's shares, plus interest, exceeds the amount paid by Investors Heritage. In an appraisal proceeding, the county circuit court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess costs against Investors Heritage, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the parties, in amounts the court finds equitable as follows:
     - against Investors Heritage and in favor of dissenters, if the court finds Investors Heritage did not substantially comply with the Kentucky statutory requirements for dissenters' rights; or
     - against either Investors Heritage or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to dissenters' rights provided by Kentucky law.
     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against Investors Heritage, the court may award to counsel reasonable fees that the dissenters who benefited must pay from the amounts awarded.
     If Investors Heritage does not consummate the share exchange within 60 days after the deadline for demanding payment and depositing certificates, it must return all deposited shares and release any transfer restrictions imposed on uncertificated shares. If Investors Heritage fails to do so, the dissenter may nevertheless proceed with the exercise of dissenters' rights, and Investors Heritage will have no further right to terminate the dissenters' rights by returning deposited shares.
     An Investors Heritage stockholder of record may dissent as to less than all of the stock registered in the stockholder's name only if the stockholder dissents with respect to all of the shares beneficially owned. The Investors Heritage stockholder must notify Investors Heritage in writing of the name and address of each person on whose behalf the stockholder is asserting dissenters' rights. In that event, the dissenters' rights shall be determined as if the shares as to which the stockholder has dissented and the stockholder's other shares were registered in the names of different stockholders. A beneficial stockholder may assert dissenters' rights as to shares held on that stockholder's behalf only if the stockholder submits to Investors Heritage the record stockholder's written consent to the dissent no later than the time the beneficial stockholder asserts dissenters' rights, and dissents as to all shares of which the stockholder is the beneficial owner or over which the stockholder has the power to direct the vote.
     INVESTORS HERITAGE STOCKHOLDERS SHOULD BE AWARE THAT FAILURE TO PROCEED IN ACCORDANCE WITH THE PROVISIONS OF KENTUCKY LAW FOR DISSENTERS' RIGHTS MAY RESULT IN A LOSS OF ALL DISSENTERS' RIGHTS AND RESULT IN THEIR BEING BOUND BY THE SHARE EXCHANGE AGREEMENT AND THE SHARE EXCHANGE.
STOCK TRANSFER RESTRICTION AGREEMENTS
     This document does not cover any resales of the Kentucky Investors common stock that Investors Heritage's stockholders receive upon consummation of the share exchange, and no person is authorized to make any use of this document in connection with any resale.
     All shares of Kentucky Investors common stock that Investors Heritage stockholders receive in the share exchange will be freely transferable, with the exception of the Kentucky Investors common stock received by persons who are deemed to be affiliates of Investors Heritage under the Securities Act of 1933, at the time of the Investors Heritage special meeting. Affiliates may only re-sell their Kentucky Investors common stock in transactions permitted by Rule 145 under the Securities Act of 1933 or as otherwise permitted under that act. Persons who may be deemed to be affiliates of Investors Heritage generally include individuals or entities that control, are controlled by, or are under common control with, Investors Heritage and may include designated officers, directors and principal stockholders of Investors Heritage.

    COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     The price per share of Kentucky Investors common stock is traded on the OTC Bulletin Board under the symbol "KINV." The price per share of Investors Heritage common stock is traded on the OTC Bulletin Board under the symbol "INLF."
     For the calendar quarters indicated, the table below sets forth, (1) the high and low bid quotations per share of Kentucky Investors common stock and Investors Heritage common stock, in each case as reported on the OTC Bulletin Board and based on published financial sources and (2) the cash dividends per share of Kentucky Investors common stock and Investors Heritage common stock declared during the first quarter and paid in the second quarter. The high and low bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                  KENTUCKY INVESTORS COMMON STOCK
                                  -------------------------------
                                    MARKET PRICE
                                    ------------
                                   HIGH       LOW         CASH
                                   BID        BID      DIVIDENDS
                                   ----       ---      ---------

1997
  First Quarter                   $13.50     $13.00        -
  Second Quarter                   13.75      13.50      $0.38
  Third Quarter                    14.75      13.75        -
  Fourth Quarter                   16.00      14.75        -

1998
  First Quarter                    16.75      16.00        -
  Second Quarter                   20.00      17.00       0.38
  Third Quarter                    22.00      20.00        -
  Fourth Quarter                   20.00      18.00        -

1999
  First Quarter                    18.00      18.00       0.38
  Second Quarter                   21.00      18.00
  Third Quarter (through
    September 27, 1999)            24.00      21.00

                                  INVESTORS HERITAGE COMMON STOCK
                                  -------------------------------
                                    MARKET PRICE
                                    ------------
                                   HIGH       LOW         CASH
                                   BID        BID      DIVIDENDS
                                   ----       ---      ---------

1997
  First Quarter                   $26.00     $26.00        -
  Second Quarter                   26.00      26.00      $0.76
  Third Quarter                    26.00      26.00        -
  Fourth Quarter                   26.50      26.00        -

1998
  First Quarter                    26.50      26.00        -
  Second Quarter                   28.00      26.50       0.76
  Third Quarter                    28.00      26.00        -
  Fourth Quarter                   26.00      25.00        -

1999
  First Quarter                    25.00      24.00        -
  Second Quarter                   23.50      23.50       0.76
  Third Quarter (through
    September 27, 1999)            23.50      23.50

     On September 27, 1999, the last full trading day prior to the public announcement of the proposed share exchange, the bid price quoted per share of Kentucky Investors common stock traded on the OTC Bulletin Board was $23.00 and the bid price quoted per share of Investors Heritage common stock traded on the OTC Bulletin Board
was $23.50.  On               , 1999, the most recent date prior to
                --------- ----
the printing of this document, the bid price quoted per share of Kentucky Investors common stock reported on the OTC Bulletin Board
was $      and the bid price quoted per share of Investors Heritage
     -----
common stock traded on the OTC Bulletin Board was $     .
                                                   -----
Stockholders are urged to obtain current market quotations prior to making any decision with respect to the share exchange.

     Kentucky Investors and Investors Heritage do not expect to change their dividend policies before the share exchange. After the share exchange, we expect Kentucky Investors will continue to pay cash dividends as determined by the Kentucky Investors board.

                   OPINION OF FINANCIAL ADVISOR

     The Investors Heritage special committee retained Robinson-Humphrey to render a fairness opinion, from a financial point of view, of the consideration Investors Heritage stockholders are to receive in connection with the proposed purchase by Kentucky Investors of the approximately 26% of Investors Heritage's outstanding common stock that Kentucky Investors does not currently own. In addition, as part of its engagement, Robinson-Humphrey was to provide the Investors Heritage special committee with financial information and valuation analyses relating to the Investors Heritage special committee's consideration and negotiation of the share exchange.
     On August 18, 1999, Robinson-Humphrey delivered its written opinion to the Investors Heritage board that the consideration Kentucky Investors is to pay the Investors Heritage stockholders, excluding Kentucky Investors as a stockholder of Investors Heritage, in the share exchange, is fair from a financial point of view. The text of the opinion is set forth in Annex B to this proxy statement/prospectus and Investors Heritage stockholders should read it in its entirety.
     The special committees for Investors Heritage and Kentucky Investors agreed upon the share exchange. In their discussions, they determined the consideration that Kentucky Investors would pay to the Investors Heritage stockholders under the share exchange. The special committee, the board and management of Investors Heritage did not limit Robinson-Humphrey in its investigations or procedures to render its opinion. In arriving at its opinion, Robinson-Humphrey did not ascribe a specific range of values to Investors Heritage or Kentucky Investors, but rather made its determination as to fairness, from a financial point of view, of the 1.24 to one exchange ratio that Kentucky Investors is to pay the Investors Heritage stockholders on the basis of the financing and comparative analysis described below. Robinson-Humphrey's opinion is not intended to be and does not constitute a recommendation to any Investors Heritage stockholder as to how such stockholders should vote with respect to the share exchange. The Investors Heritage special committee did not request Robinson-Humphrey to opine as to, and its opinion does not address, Investors Heritage's underlying business decision to proceed with or effect the share exchange.
     To render its opinion to the Investors Heritage special committee, Robinson-Humphrey performed a variety of financial analyses. However, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible of a summary description. Robinson-Humphrey, in conducting its analysis and in arriving at its opinion, has not conducted a physical inspection of any of the properties or assets of either Investors Heritage or Kentucky Investors, and has not made or obtained any independent valuation or appraisals of any properties, assets or liabilities of either Investors Heritage or Kentucky Investors. Robinson-Humphrey has assumed and relied upon the accuracy and completeness of the financial and other information that Investors Heritage and Kentucky Investors provided to it or that was publicly available. Its opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of the date of, its analyses.
     In arriving at its opinion, Robinson-Humphrey reviewed and analyzed:
     - publicly available information concerning Investors
       Heritage and Kentucky Investors which it believed relevant to its analysis;
     - financial and operating information with respect to the business, operations and prospects of Investors Heritage and Kentucky Investors furnished to Robinson-Humphrey;
     - a comparison of the historical financial results and present financial condition of Investors Heritage and Kentucky Investors with other companies that it deemed relevant;
     - the trading history of Investors Heritage common stock and Kentucky Investors common stock for the period of June 1, 1995 to August 16, 1999;
     - the range of multiples of stock price to earnings per share and stock price to generally accepted accounting principles stockholders' equity per share at which Investors Heritage and Kentucky Investors have traded since March 31, 1997;
       and
     - a comparison of the financial terms of the share exchange with terms of other recent transactions which it deemed relevant.
     In addition, Robinson-Humphrey had discussions with the management of Investors Heritage concerning its business, operations, assets, present condition and future prospects and undertook other studies, analyses and investigations as it deemed appropriate.

     In connection with the preparation of its fairness opinion, Robinson-Humphrey performed financial and comparative analyses, portions of which are summarized below. The summary includes the financial analyses used by Robinson-Humphrey and deemed to be material, but is not a complete description of the analyses performed by Robinson-Humphrey in arriving at its opinion. Robinson-Humphrey believes that its analyses must be considered as an integrated whole, and selecting portions of these analyses and the factors considered by it, without considering all of the analyses and factors, could create a misleading or an incomplete view of the process underlying its analyses set forth in the opinion. In performing its analyses, Robinson-Humphrey made numerous assumptions about industry performance, general business and economic conditions and other matters, many of which are beyond the control of Investors Heritage or Kentucky Investors. Any estimates contained in the analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than as set forth in the analyses. Estimates of values of companies or parts of companies are not appraisals or necessarily reflective of the price at which companies or parts of companies may actually be sold, and the estimates are subject to uncertainty. No public company used as a comparison is identical to Investors Heritage or Kentucky Investors. An analysis of the results of a comparison is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of companies to which Robinson-Humphrey is comparing Investors
Heritage or Kentucky Investors.
     The following is a summary of certain analyses performed by Robinson-Humphrey to render its opinion.
     HISTORICAL TRADING MULTIPLES ANALYSIS. Robinson-Humphrey performed an analysis of the multiples of stock price to earnings per share and stock price to GAAP stockholders' equity per share at which Investors Heritage and Kentucky Investors have traded at the end of each quarter since March 31, 1997. During this period, Investors Heritage traded in the range of 8.0x to 12.1x the latest twelve months earnings and 0.49x to 0.68x the GAAP stockholders' equity.

                           1997                     1998              1999
                ------------------------ -----------------------   -----------
Quarter
Ended:           3/31  6/30  9/30  12/31  3/31  6/30  9/30  12/31   3/31  6/30
                 ----  ----  ----  -----  ----  ----  ----  -----   ----  ----

Price/earnings
  per share     11.0x 12.1x 11.2x  11.5x 10.5x  9.6x  9.3x   8.9x   8.1x  8.0x
Price/GAAP
 stockholders'
 equity          0.68  0.66  0.61   0.58  0.55  0.59  0.50   0.49   0.50  0.53
Investors Heritage
 share price as a
 multiple of
 Kentucky Investors
 share price    1.94x 1.94x 1.80x  1.68x 1.47x 1.29x 1.26x  1.44x  1.33x 1.14x

     The share exchange translates to a latest twelve months, for the period ended June 30, 1999, earnings multiple of 8.3x and 0.56x June 30, 1999 GAAP stockholders' equity multiple. Additionally the ratio of the price of Investors Heritage common stock to the price of Kentucky Investors common stock ranged from 1.14x to 1.94x. In the share exchange, this ratio is set at 1.24x.
     COMPARABLE TRANSACTION ANALYSIS. Robinson-Humphrey performed two analyses of premiums paid for selected comparable acquisitions.
     - Based on the premiums paid in selected acquisitions of minority interests in which the consideration paid was common stock and the participants announced the transaction since January 1, 1998, the analysis yielded a range of purchase price premiums of the following:

                                  Purchase Price Premium
                                  Prior to Announcement
                                  ----------------------
                                 1 Day    1 Week    4 Weeks
                                 -----    ------    -------
          Average                13.3%     16.2%      20.3%
          Median                  5.9      10.0       15.6
          High                   71.6      61.5       71.6
          Low                    (8.5)    (11.6)     (40.8)

     The share exchange represents a 10.8% premium to Investors Heritage common stock as of August 17, 1999, one day prior to the opinion; a 10.8% premium to Investors Heritage common stock as of August 10, 1999, one week prior to the opinion; and a 7.4% premium to Investors Heritage common stock as of July 20, 1999, four weeks prior to the opinion.

     - Based on the premiums paid in selected acquisitions of minority interests in which the consideration paid was in either cash or common stock and the participants announced the transaction since January 1, 1998, the analysis yielded a range of purchase price premiums of the following:

                                  Purchase Price Premium
                                  Prior to Announcement
                                  ----------------------
                                1 Day     1 Week    4 Weeks
                                -----     ------    -------
          Average                24.9%     28.6%      28.9%
          Median                 23.3      24.5       22.1
          High                  100.0     112.5       78.9
          Low                   (11.1)    (11.6)     (40.8)

     The share exchange represents a 10.8% premium to Investors Heritage common stock as of August 17, 1999, one day prior to the opinion; a 10.8% premium to Investors Heritage common stock as of August 10, 1999, one week prior to the opinion;
     and a 7.4% premium to Investors Heritage common stock as of July 20, 1999, four weeks prior to the opinion.
     No company or transaction used in the comparable transaction analyses is identical to Investors Heritage. Accordingly, an analysis of the foregoing necessarily involves complex consideration and judgments, as well as other factors that affect the public trading value or the acquisition value of the company to which it is being compared.
     TRADING HISTORY. Robinson-Humphrey analyzed the historical price and volume trading history of Investors Heritage and Kentucky Investors from June 1, 1995 to August 16, 1999. During this period Investors Heritage common stock closed as high as $29.50 in June 1998 and as low as $23.50 in August 1999. During this same period Kentucky Investors common stock closed as high as $24.50 in May
1999 and as low as $12.50 in August 1995. Robinson-Humphrey placed particular emphasis on trading activity during the most recent six months. For the six month period ended August 16, 1999, Investors Heritage common stock had closed as high as $25.50 and as low as $23.50 and Kentucky Investors common stock had closed as high as $22.00 and as low as $18.00.
     PRO FORMA SHARE EXCHANGE ANALYSIS. Robinson-Humphrey analyzed the impact of the share exchange on Investors Heritage's earnings per share and the GAAP stockholders' equity per share based on the financial data for the latest twelve months ended June 30, 1999 and for the latest twelve months ended December 31, 1998.
     - Based on the latest twelve months ended June 30, 1999, the share exchange is dilutive to GAAP stockholders' equity per share by 20.3%, accretive to earnings per share by 33.3% and dilutive to dividends per share by 38.0%.
     - Based on the latest twelve months ended December 31, 1998, the share exchange is dilutive to GAAP stockholders' equity per share by 20.6%, accretive to earnings per share by 14.4% and dilutive to dividends per share by 38.0%.
     COMPENSATION OF ROBINSON-HUMPHREY. Pursuant to an engagement letter dated July 27, 1999 between the Investors Heritage special committee and Robinson-Humphrey, Investors Heritage agreed to pay Robinson-Humphrey a retainer fee of $15,000 and an additional fee of $60,000 upon delivery of the opinion by Robinson-Humphrey. The engagement letter with Robinson-Humphrey also provides that Investors Heritage will reimburse Robinson-Humphrey for its reasonable out-of-pocket expenses and indemnify Robinson-Humphrey and certain related persons and entities against liabilities, including liabilities under securities laws, incurred in connection with its services thereunder.
     As part of its investment banking business, Robinson-Humphrey is regularly engaged in the valuation of securities in connection with share exchanges and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Investors Heritage special committee decided to retain Robinson-Humphrey based on its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of the life insurance industry in particular. Robinson-Humphrey does not currently make a market in the common stock of either Investors Heritage or Kentucky Investors.

       1999 STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN

     The Kentucky Investors 1999 stock option and stock appreciation rights plan became effective as of September 16, 1999. The purpose of the 1999 stock option plan is to promote an increased interest in and a greater incentive to expand and improve profits, prosperity and welfare of Kentucky Investors. Kentucky Investors authorized for issuance a total of 250,000 shares of common stock under the 1999 stock option plan. The Kentucky Investors board granted options to purchase 75,000 shares of common stock at $23.00 per share.
     STOCK OPTIONS. Each stock option granted under the 1999 stock option plan entitles the holder to purchase the number of shares of common stock specified in the grant at the purchase price specified.
     The 1999 stock option plan authorizes the Kentucky Investors board or an option committee appointed by the Kentucky Investors board to grant non-qualified stock options under the Internal Revenue Code to Kentucky Investors' and its subsidiaries' key employees and non-employee directors.
     If an option granted under the 1999 stock option plan expires, is cancelled or is exchanged for a new option before a holder exercises the option in full, the shares reserved for the unexercised portion of the option will become available again for use under the 1999 stock option plan.
     The 1999 stock option plan contains a change in control provision, which will permit the Kentucky Investors board or option committee to terminate existing options. Kentucky Investors will then pay to the holders of the terminated options cash equal to the difference between the fair market value of the terminated options prior to the change in control and the exercise price of the options. A change in control occurs at the time either a person becomes the beneficial owner of a greater percentage of the combined voting power of Kentucky Investors common stock than the Waterfield family members have, or the Waterfield family members' percentage ownership of Kentucky Investors common stock for voting purposes falls below 20%. The Waterfield family members mean Rose Gayle Waterfield Hardy, Nancy Waterfield Walton, Harry Lee Waterfield II, Chairman and President of Kentucky Investors, and any of their lineal descendants.
     STOCK APPRECIATION RIGHTS. Any stock appreciation right awarded under the 1999 stock option plan shall entitle the recipient to the number of shares, cash or combination of cash and shares equal to the product of the excess of the fair market value of one share over the exercise price per share specified in the stock appreciation right or related option times the number of shares for which the recipient shall exercise the right.
     GRANTS TO DIRECTORS AND EXECUTIVE OFFICERS. On September 24, 1999, the Kentucky Investors board granted to the following directors and executive officers of Kentucky Investors options to purchase 65,250 shares of the Kentucky Investors common stock, all of which vest on September 24, 2001.

                              Number of
                              securities Percentage
                              underlying     of       Per
                               options     total     share
      Name of Executive        granted    options   exercise     Expiration
     Officer or Director      (# shares)  granted    price          date
     -------------------      ----------  -------    -----          ----
Harry Lee Waterfield II         16,200      21.6%    $23.00  September 24, 2009
 Chairman of the Board,
 President and Chief Executive
 Officer, Investors Heritage,
 and Chairman of the Board and
 President, Kentucky Investors
Howard L. Graham                 8,100      10.8      23.00  September 24, 2009
 Vice President - Corporate
 Services
Raymond L. Carr                  8,100      10.8      23.00  September 24, 2009
 Vice President -
 Administrative Services
Robert M. Hardy, Jr.             8,100      10.8      23.00  September 24, 2009
 Director, Vice President and
 General Counsel, Investors
 Heritage, and Director and
 General Counsel, Kentucky
 Investors
Michael F. Dudgeon               3,750       5.0      23.00  September 24, 2009
 Director and Vice President -
 Financial Services, Investors
 Heritage
Dr. Adron Doran                  3,000       4.0      23.00  September 24, 2009
 Director, Investors Heritage
H. Glenn Doran                   3,000       4.0      23.00  September 24, 2009
 Director, Investors Heritage
 and Kentucky Investors
Gordon C. Duke                   3,000       4.0      23.00  September 24, 2009
 Director, Investors Heritage
 and Kentucky Investors
Jerry F. Howell                  3,000       4.0      23.00  September 24, 2009
 Director, Investors Heritage
 and Kentucky Investors
Dr. Jerry F. Howell, Jr.         3,000       4.0      23.00  September 24, 2009
 Director, Investors Heritage
 and Kentucky Investors
David W. Reed                    3,000       4.0      23.00  September 24, 2009
 Director, Kentucky Investors
Helen S. Wagner                  3,000       4.0      23.00  September 24, 2009
 Director, Investors Heritage
 and Kentucky Investors


        INTERESTS OF CERTAIN PERSONS IN THE SHARE EXCHANGE

     In considering the recommendation of the Investors Heritage board with respect to the share exchange proposal, Investors Heritage's stockholders should be aware that directors and members of management of Investors Heritage may be deemed to have interests in the share exchange that are in addition to their interests as Investors Heritage stockholders generally. On the record date for the Investors Heritage special meeting, directors and executive officers of Investors Heritage and their affiliates, including
Kentucky Investors, owned and were entitled to vote          shares
                                                    --------
of Investors Heritage common stock representing approximately
      % of the outstanding common stock of Investors Heritage.  The
------
holders of these shares are expected to vote in favor of the share exchange. The Investors Heritage board was aware of such interests and considered them, among other matters, in approving the share exchange.
     The share exchange agreement provides that the Kentucky Investors and affiliated companies 401(k) savings plan and the Kentucky Investors and affiliated companies deferred compensation plan will be adjusted to be exercisable for shares of Kentucky Investors' common stock only. The 401(k) savings plan is available to all employees of Kentucky Investors and Investors Heritage who satisfy the vesting requirements of the 401(k) savings plan. The deferred compensation plan is available to eligible executive officers of Kentucky Investors and Investors Heritage.

                   THE SHARE EXCHANGE AGREEMENT

     This section of the proxy statement/prospectus describes certain aspects of the share exchange agreement. The following discussion does not purport to be a complete description of the share exchange agreement and is qualified in its entirety by reference to the share exchange agreement, which is attached as Annex A. We encourage all holders of Investors Heritage common stock to read the share exchange agreement carefully in its entirety.
INTRODUCTION
     The share exchange agreement provides for a share exchange between Kentucky Investors and Investors Heritage under Kentucky law in which Kentucky Investors will issue its common stock to holders of Investors Heritage common stock in exchange for their common stock, except for the Investors Heritage common stock held by Kentucky Investors and its subsidiary. The share exchange is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

TERMS OF THE SHARE EXCHANGE
     At the time the share exchange becomes effective, each share of Investors Heritage common stock, other than the common stock held by Kentucky Investors, will become exchangeable for 1.24 shares of Kentucky Investors common stock, which will include any fractional shares. Upon the closing of the share exchange, Investors Heritage will become a wholly owned subsidiary of Kentucky Investors.
     If at any time during the period between the date of the signing of the share exchange agreement and the date the share exchange becomes effective a change occurs in the number of outstanding shares of Investors Heritage common stock or Kentucky Investors common stock as a result of a reclassification, stock split, stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, we will make an equitable adjustment to the exchange ratio.
     We will issue fractional shares of Kentucky Investors common stock in the share exchange.
CLOSING AND THE EFFECTIVE DATE
     After the execution of the share exchange agreement and approval by the Investors Heritage stockholders of the share exchange, together with satisfaction or waiver of the other conditions of the share exchange agreement, we will file Articles of Share Exchange with the Kentucky Secretary of State. The share exchange will become effective upon the filing with the Kentucky Secretary of State. Kentucky Investors and Investors Heritage have the right to terminate the share exchange agreement if they do not complete the share exchange by December 31, 1999.
EXCHANGE OF INVESTORS HERITAGE CERTIFICATES
     The share exchange agreement provides that promptly after the share exchange becomes effective, Kentucky Investors will deposit in a separate account for the benefit of the Investors Heritage stockholders, certificates representing the shares of Kentucky Investors common stock and, if applicable, any dividends or other distributions with respect to Kentucky Investors common stock to be issued or paid pursuant to the terms of the share exchange agreement. Kentucky Investors will mail to each holder of record of Investors Heritage common stock, other than Kentucky Investors, a transmittal letter, specifying instructions concerning the exchange of Investors Heritage common stock certificates for Kentucky Investors common stock certificates and any unpaid dividends and other distributions to which the holder of the Investors Heritage common stock would be entitled. Once Kentucky Investors receives Investors Heritage stock certificates for cancellation together with a duly executed letter of transmittal, the holder of the Investors Heritage stock certificates will be entitled to receive a Kentucky Investors stock certificate representing that number of shares of Kentucky Investors common stock that the holder is entitled to receive pursuant to the terms of the share exchange agreement, plus any unpaid dividends or other distributions that the holder has the right to receive pursuant to the terms of the share exchange agreement.
     The share exchange agreement further provides that whenever Kentucky Investors declares a dividend or other distribution on its common stock, the record date for which is on or after the date the share exchange becomes effective, that declaration will include dividends or other distributions for all shares issuable pursuant to the share exchange agreement. Kentucky Investors will not pay any dividends or other distributions for its common stock to any holder of any unsurrendered Investors Heritage stock certificate until the Investors Heritage stockholder surrenders the stock certificate for exchange in accordance with the share exchange agreement.
     Subject to the effect of applicable laws, following the surrender of any Investors Heritage stock certificates, Kentucky Investors will issue and pay to the holder of the Kentucky Investors certificates issued in exchange therefor, without interest, at the time of the surrender, the dividends or other distributions not previously paid. In addition, Kentucky Investors will pay at the appropriate payment date, the dividends or other distributions payable on the Kentucky Investors common stock with a record date after the date the share exchange is effective but with a payment date subsequent to surrender. Neither Kentucky Investors nor Investors Heritage anticipates the declaration or payment of any dividends or distributions during this period unless an Investors Heritage stockholder does not surrender stock certificates beyond April 2000.
     In addition, pursuant to the share exchange agreement, holders of unsurrendered Investors Heritage stock certificates who were the registered holders of the shares of Investors Heritage common stock at the time the share exchange became effective will be entitled to vote at any Kentucky Investors stockholders meeting after the effective date of the share exchange. The holders of unsurrendered Investors Heritage stock certificates will be entitled to vote the number of shares of Kentucky Investors common stock represented by their Investors Heritage stock certificates after the share exchange, regardless of whether they have exchanged their Investors Heritage stock certificates.

REPRESENTATIONS AND WARRANTIES
     The share exchange agreement contains various representations and warranties made by Investors Heritage and Kentucky Investors, some of which they qualify as to materiality, regarding the following matters, among others:
     - the corporate existence and capitalization of Kentucky Investors and its three subsidiaries and Investors Heritage and its subsidiary;
     - Investors Heritage's due licensing and authorization as an insurance company;
     - the corporate power and the authority of Kentucky Investors and Investors Heritage to enter into and perform their obligations under the share exchange agreement;
     - the share exchange agreement and the related transactions will not result in a violation of Kentucky Investors' or Investors Heritage's organizational documents or contracts to which Kentucky Investors or Investors Heritage, or any of their subsidiaries, is a party, or violate any law, rule or regulation;
     - compliance of Kentucky Investors and Investors Heritage with laws and required licenses and permits;
     - documents filed by Kentucky Investors and Investors Heritage with the SEC, including financial statements, and the accuracy of information contained in them;
     - employee benefit plans of Kentucky Investors and Investors
       Heritage;
     - no claims for brokerage or finder's fees from either Kentucky Investors or Investors Heritage except for financial advisory fees to Robinson-Humphrey from Investors Heritage in connection with the share exchange;
     - the existence of any pending or threatened actions, suits, proceedings, arbitrations or investigations against Kentucky Investors or Investors Heritage;
     - good and marketable title to all assets of Kentucky Investors and Investors Heritage;
     - material contracts of Kentucky Investors and Investors Heritage, including insurance and reinsurance agreements of Investors Heritage;
     - maintenance of insurance policies and indemnity bonds for Kentucky Investors and Investors Heritage;
     - environmental matters of Kentucky Investors and Investors
       Heritage;
     - tax matters for Kentucky Investors and Investors Heritage, including the absence of any action by Investors Heritage that would prevent the share exchange from qualifying as a tax free reorganization under the Internal Revenue Code;
     - dissemination of all materials to stockholders of Investors Heritage related to the share exchange; and
     - no restriction on the share exchange due to anti-takeover laws or similar charter or bylaw provisions of Kentucky Investors and Investors Heritage.
COVENANTS
     The following is a general summary of the agreements between Kentucky Investors and Investors Heritage regarding their actions prior to the share exchange. Investors Heritage and Kentucky Investors have agreed, from the date of the share exchange agreement to the date the share exchange becomes effective, that each will:
     - conduct its business in the ordinary course;
     - not merge or exchange shares with any other corporation, sell all or substantially all of its assets or acquire all or substantially all of the stock, business or assets of any other corporation;
     - comply with applicable laws and deliver to Kentucky Investors a copy of any application, report or other document it files with any governmental agency;
     - use its best efforts to obtain consents from third parties in connection with the share exchange agreement;
     - use its best efforts to preserve its business organization intact, to keep available the services of its present officers and employees and to preserve the goodwill of its customers and others having business relations with it;

     - not enter into any employment agreement with any person or grant any material increase in the compensation of its employees without the prior written consent of the other party;
     - not amend its articles of incorporation or by-laws without the prior written consent of the other party;
     - not issue any shares of authorized capital stock, except for the Kentucky Investors common stock issued in the share exchange, or securities convertible into the shares and not purchase, redeem, retire or otherwise acquire any of its outstanding shares, or sell or give any option or right to purchase, hypothecate, pledge or otherwise encumber or dispose of any of its outstanding shares or any shares held in treasury, or make or effect any other change in the structure or composition of its capital stock, or agree to do any of the foregoing, without the prior written consent of the other party;
     - not declare or pay any dividends or otherwise make distributions with respect to its capital stock, other than the dividends permitted under the share exchange agreement;
     - not borrow or agree to borrow any material amount of funds or incur any obligation or liability except in the ordinary course of business or guarantee any material obligations of others except for letters of credit and guarantees of signatures in the ordinary course of business;
     - except in the ordinary course of business, not place or suffer to exist on its assets any mortgage, pledge, lien, charge or other encumbrance or cancel any indebtedness owing to it or any claims that it might have or waive any material rights of substantial value;
     - not commit any act or commit to do any act which would cause a material breach of any lease, agreement, contract or commitment to which it is a party or by which its property or business is bound or affected; or which would have a material adverse effect on its financial condition, operations or assets; and
     - not enter into or agree to enter into any material lease, agreement, contract or commitment out of the ordinary course of business without the prior written consent of the other party.
INVESTORS HERITAGE BOARD AND STOCKHOLDERS MEETINGS
     Pursuant to the share exchange agreement, Investors Heritage has agreed to take all action necessary to convene a meeting of its stockholders as promptly as practicable after the registration statement is declared effective. In addition, the Investors Heritage board has agreed, subject to its fiduciary obligations under applicable law, that it will recommend approval of the share exchange, will not withdraw or modify the recommendation and will take all lawful action to solicit the approval.
KENTUCKY INVESTORS INDEMNIFICATION OF INVESTORS HERITAGE DIRECTORS
AND OFFICERS
     From and after the effective date of the share exchange, Kentucky Investors has agreed to indemnify each present and former director or officer of Investors Heritage against all losses, claims, damages, costs, expenses, liabilities, or judgments or amounts that are paid in settlement with the approval of Kentucky Investors of any claim, action, suit, proceeding or investigation arising out of the fact that the person claiming indemnification is or was a director or officer of Investors Heritage. This indemnity excludes any claim, action, suit, proceeding or investigation involving a matter which would have constituted a breach of the representations and warranties of Investors Heritage in the share exchange agreement. Kentucky Investors extends the indemnification to claims based on the share exchange agreement to the extent Investors Heritage would have been permitted under Kentucky law to indemnify the person.
CONDITIONS TO COMPLETION OF SHARE EXCHANGE
     The obligations of Kentucky Investors and Investors Heritage to consummate the share exchange are subject to the satisfaction or written waiver prior to the effective date of the share exchange of the following conditions:
     - a majority of the Investors Heritage stockholders have approved the share exchange;
     - the SEC has declared the registration statement of which this document constitutes a part effective and has not issued or threatened to issue a stop order suspending the registration statement;
     - receipt of all approvals and authorizations from governmental authorities necessary to effect the share exchange;
     - the representations and warranties of Kentucky Investors and Investors Heritage in the share exchange agreement are true and correct in all material respects at the closing of the share exchange;

     - Kentucky Investors and Investors Heritage in all material respects have performed and observed their obligations and covenants in the share exchange agreement by the closing of the share exchange;
     - no threatened, instituted or pending material action or proceeding before any court or governmental or other regulatory agency, or by any other person, exists challenging or prohibiting the share exchange. The occurrence of an action or proceeding shall not prevent the closing of the share exchange unless the Investors Heritage board or the Kentucky Investors board determines that the occurrence of the event makes the closing unwise in its opinion, and if the outcome of any action or proceeding does not result in damages or restrain, prohibit or declare illegal the closing of the share exchange, then the action or proceeding will not prevent the closing;
     - receipt by Investors Heritage of an opinion of counsel of Kentucky Investors satisfactory to Investors Heritage relating to Kentucky Investors' authorization, corporate power, enforceability and other items concerning the share exchange;
     - receipt by Kentucky Investors of an opinion of counsel of Investors Heritage satisfactory to Kentucky Investors relating to Investors Heritage's authorization, corporate power, enforceability and other items concerning the share exchange;
     - receipt by Kentucky Investors and Investors Heritage of the opinion of Ernst & Young LLP that the share exchange will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;
     - no material adverse change will have occurred in the business, financial condition or results of operations of Investors Heritage as reflected in the June 30, 1999 Investors Heritage financial statements in comparison to the December 31, 1998 Investors Heritage financial statements;
     - the share exchange has not adversely affected the A. M.
       Best Company rating of Investors Heritage.
AMENDMENT, WAIVER AND TERMINATION
     Termination of the share exchange agreement may result from the following events:
     - mutual consent of the Kentucky Investors and Investors
       Heritage boards;
     - breach in any material respect of the share exchange agreement representations and warranties and failure to cure the breach within 30 days after notice to the party violating the share exchange agreement;
     - failure to satisfy the conditions in the share exchange agreement by December 31, 1999;
     - failure of the Investors Heritage stockholders to approve the share exchange;
     - prohibition of the share exchange by any governmental entity;
     - delay in closing the share exchange beyond December 31, 1999. An extension of the share exchange agreement for 90 days automatically occurs if the delay in closing is the result of not receiving insurance regulatory approval caused by other than violations of the share exchange agreement;
     - by Investors Heritage in the event the bid price per share of Kentucky Investors common stock quoted immediately prior to the effective date is $17.00 or less, or by Kentucky Investors in the event the bid price per share of Kentucky Investors common stock quoted immediately prior to the effective date is $25.00 or more; or
     - by Kentucky Investors or Investors Heritage if the holders of 5% of the issued and outstanding shares of Investors Heritage common stock, other than Kentucky Investors, exercise their right to dissent from the share exchange agreement.
     If the share exchange agreement terminates, a party breaching the share exchange agreement will be responsible for the other party's expenses in the transaction. Except for a breach of the share exchange agreement, Kentucky Investors and Investors Heritage will pay their own fees and expenses.

                        THE SPECIAL MEETING

     The Investors Heritage board has furnished this document in connection with the solicitation of proxies from the holders of Investors Heritage common stock for use at the special meeting. Investors Heritage is first mailing this document, the accompanying form of proxy and other materials to the Investors Heritage
stockholders on or about               , 1999.
                         --------- ----

TIME AND PLACE; PURPOSE
     We will hold the Investors Heritage special meeting at the Investors Heritage Life Insurance Company auditorium, Second and
Shelby Streets, Frankfort, Kentucky 40601 on               , 1999,
                                             --------- ----
starting at 10:00 a.m., local time. At the special meeting, we will ask the Investors Heritage stockholders to consider and vote upon the share exchange agreement proposal.

     We expect representatives of Ernst & Young LLP to be present at the Investors Heritage special meeting, where they will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.
VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL
     The Investors Heritage board has fixed the close of business
on               , 1999 as the record date for Investors Heritage
   --------- ----
stockholders entitled to notice of and to vote at the special meeting.

     Currently, the only outstanding voting securities of Investors Heritage are shares of the Investors Heritage common stock. Only holders of record of Investors Heritage common stock on the Investors Heritage record date are entitled to notice of the Investors Heritage special meeting, and to vote at the special meeting. Each holder of record, as of the record date, of Investors Heritage common stock is entitled to cast one vote per share on the share exchange agreement proposal.
     On the record date, there were approximately       shares of
                                                  -----
Investors Heritage common stock outstanding and entitled to vote at
the special meeting, held by approximately       shareholders of
                                           -----
record.
     The favorable vote of a majority of all outstanding shares of Investors Heritage common stock outstanding on the record date is required to approve the share exchange agreement.
     On the record date, the directors and executive officers of Investors Heritage and their affiliates beneficially owned and were
entitled to vote       shares of Investors Heritage common stock,
                 -----
or approximately       % of the shares of Investors Heritage common
                 ------
stock outstanding on the Investors Heritage record date.

VOTING OF PROXIES
     All shares of Investors Heritage common stock represented by proxies properly received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in the proxies. If an Investors Heritage stockholder does not indicate instructions on a properly executed returned proxy, the proxies will be voted FOR the approval of the share exchange agreement.
     If a proposal to adjourn the Investors Heritage special meeting is properly presented, the persons named in the enclosed form of proxy will not have discretion to vote shares voted against the share exchange agreement, in favor of the adjournment proposal. Investors Heritage is not aware of any matters expected to be presented at its meeting other than as described in its notice of special meeting.
     A person granting a proxy pursuant to this solicitation may revoke it at any time before it is voted. A person may revoke a proxy by:
     - filing, including by telecopy, with the Secretary of Investors Heritage, before taking the vote at the special meeting, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares; or
     - attending the relevant meeting and voting in person.
     In order to vote in person at the Investors Heritage special meeting, Investors Heritage stockholders must attend the meeting and cast their votes in accordance with the voting procedures established for the meeting. Attendance at a meeting will not in and of itself constitute a revocation of a proxy. A person must send a written notice of revocation or subsequent proxy that will be delivered at or before the taking of the vote at the meeting as follows:

     - to Investors Heritage Life Insurance Company, 200 Capital Avenue, Frankfort, Kentucky 40601, Telecopy: (502) 875-7084, Attention: Secretary.
     Investors Heritage stockholders who require assistance in changing or revoking a proxy should contact Jane S. Jackson at
(502) 223-2361, extension 305.
     A stockholder may abstain from voting on the share exchange agreement proposal. Since the favorable vote of holders of a majority of the outstanding shares of Investors Heritage common stock on the share exchange agreement proposal is required to approve such proposal, a proxy marked "ABSTAIN" with respect to any such proposal will have the effect of a vote against the proposal. In addition, the failure of an Investors Heritage stockholder to return a proxy will have the effect of a vote against the share exchange agreement proposal.
     It is the policy of Investors Heritage to keep proxy cards, ballots and voting tabulations that identify individual stockholders confidential, except where disclosure is mandated by law and in other limited circumstances.
     Kentucky Investors will pay the cost of solicitation of proxies. Kentucky Investors expects the cost of solicitation to be approximately $32,500. In addition to solicitation by mail, Investors Heritage will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners; however, Kentucky Investors will, upon request, reimburse the brokerage houses and custodians for their reasonable expenses in so doing. To the extent necessary in order to ensure sufficient representation at its meeting, Investors Heritage may request by telephone or telecopy the return of proxy cards. The extent to which Investors Heritage will undertake telephone or telecopy communications with its stockholders depends entirely upon how promptly you return your proxy card. We urge stockholders to send in their proxies without delay.
     Investors Heritage stockholders should not send in any stock certificates with their proxy cards. Kentucky Investors will mail a transmittal form with instructions for the surrender of certificates representing Investors Heritage common stock to former Investors Heritage stockholders as soon as practicable after the consummation of the share exchange.

                 COMPARISON OF STOCKHOLDER RIGHTS

     Holders of shares of Investors Heritage common stock will, upon the exchange of their shares pursuant to the share exchange, become holders of shares of Kentucky Investors common stock, and Kentucky law and Kentucky Investors' articles of incorporation will govern their rights. We have summarized below the material differences between the rights of holders of shares of Investors Heritage common stock and the rights of holders of shares of Kentucky Investors common stock, which result from differences in their governing corporate documents:

      KENTUCKY INVESTORS                 INVESTORS HERITAGE
                              GENERAL
- Kentucky Investors is a        -  Investors Heritage is a
  Kentucky corporation subject      Kentucky corporation subject
  to the provisions of the          to the provisions of the
  Kentucky Business Corporation     Kentucky Business Corporation
  Act.                              Act.
- The rights of Kentucky         -  The rights of Investors
  Investors stockholders are        Heritage stockholders are
  governed by Kentucky              governed by Investors
  Investors' articles of            Heritage's articles of
  incorporation and by-laws, in     incorporation and by-laws, in
  addition to Kentucky law.         addition to Kentucky law.
                                 -  Investors Heritage
                                    stockholders will, upon
                                    consummation of the share
                                    exchange, become Kentucky
                                    Investors' stockholders.

                        AUTHORIZED CAPITAL
- The authorized and outstanding -  The authorized and outstanding
  capital stock of Kentucky         capital stock of Investors
  Investors consists of:            Heritage consists of:
  -  4,000,000 shares of common     - 2,000,000 shares of
     stock, $1.00 par value, of       Investors Heritage common
     which          shares are        stock, $1.00 par value, of
           --------                   which         shares are
     outstanding as of the                  -------
     Investors Heritage record        outstanding as of the
     date.                            Investors Heritage record
                                      date.

                 AMENDMENT OF GOVERNING DOCUMENTS
                     Articles of Incorporation
- The following is required to   -  The following is required to
  amend the Kentucky Investors      amend the Investors Heritage
  articles of incorporation:        articles of incorporation:
  -  The board shall first          - The board shall first
     approve a proposed               approve a proposed
     amendment and submit it to       amendment and submit it to
     the stockholders; and            the stockholders; and
  -  The approval of a majority     - The approval of a majority
     of the votes cast by             of the votes cast by
     stockholders entitled to         stockholders entitled to
     vote is required.                vote is required.
  -  To amend article X of the
     articles of incorporation
     that establishes nine
     directors for staggered
     terms requires an
     affirmative vote of the
     holders of at least two-
     thirds of the outstanding
     shares entitled to vote.

                              BYLAWS
- The Kentucky Investors by-     -  The Investors Heritage by-
  laws may be amended, adopted      laws may be amended by:
  or repealed by:                   - The affirmative vote of the
  -  The affirmative vote of          holders of a majority of
     the holders of a majority        the shares of Investors
     of the shares of Kentucky        Heritage common stock
     Investors common stock           entitled to vote; or
     entitled to vote; or           - Two-thirds vote of the
  -  Two-thirds vote of the           board of directors.
     board of directors.

                             DIRECTORS
                              Number
- The number of directors must   -  The number of directors must
  be 9.                             be 9 directors, as fixed from
- The current number of             time to time by resolution of
  directors is 8.                   the board of directors.
                                 -  The current number of
                                    directors is 9.
                          Classification
- The Kentucky Investors board   -  The Investors Heritage board
  of directors is divided into      of directors is divided into
  three classes, each as nearly     three classes, each as nearly
  equal in number as possible,      equal in number as possible,
  with one class being elected      with one class being elected
  annually to a 3-year term.        annually to a 3-year term.
                              Removal
- Directors may be removed with  -  Directors may be removed with
  or without cause with the         or without cause with the
  approval of a majority of the     approval of a majority of the
  votes cast by stockholders        votes cast by stockholders
  entitled to vote.                 entitled to vote.
                             Vacancies
- Any vacancy which occurs       -  Any vacancy which occurs
  during the year may be filled     during the year may be filled
  by a majority vote of the         by a majority vote of the
  directors then in office for      directors then in office for
  the balance of the term.          the balance of the term.
- The Kentucky Investors         -  The Investors Heritage
  articles of incorporation         articles of incorporation
  contain a provision that          contain a provision that
  eliminates the personal           eliminates the personal
  liability of directors to the     liability of directors to the
  corporation or to its             corporation or to its
  stockholders for damages for      stockholders for damages for
  breaches of duties as a           breaches of duties as a
  director, except for              director, except for
  liability for:                    liability for:
  -  Any transaction with           - Any transaction with
     Kentucky Investors in            Investors Heritage in which
     which the interest of the        the interest of the
     director is not disclosed        director is not disclosed
     or known to the board of         or known to the board of
     directors or its                 directors or its
     stockholders;                    stockholders;
  -  Acts or omissions not in       - Acts or omissions not in
     good faith, involving            good faith, involving
     intentional misconduct or        intentional misconduct or a
     a knowing violation of           knowing violation of law;
     law;                           - Any vote for an unlawful
  -  Any vote for an unlawful         stockholder distribution as
     stockholder distribution         prohibited by law; or
     as prohibited by law; or

  -  Any transaction from which     - Any transaction from which
     the director derived an          the director derived an
     improper personal benefit.       improper personal benefit.
                          Indemnification
- The Kentucky Investors by-     -  The Investors Heritage by-
  laws provide that the             laws provide that the
  corporation shall indemnify       corporation shall indemnify
  its officers and directors        its officers and directors
  for any costs and expenses        for any costs and expenses
  incurred in any action, suit      incurred in any action, suit
  or proceeding to which the        or proceeding to which the
  director or officer is made a     director or officer is made a
  party by reason of his            party by reason of his
  position with Kentucky            position with Investors
  Investors.  The Kentucky          Heritage.  The Investors
  Investors' by-laws provide        Heritage's by-laws provide
  that indemnification is not       that indemnification is not
  available to a director or        available to a director or
  officer adjudged liable for       officer adjudged liable for
  negligence or misconduct in       negligence or misconduct in
  the performance of his or her     the performance of his or her
  duties.  The right of             duties.  The right of
  indemnification contained in      indemnification contained in
  the by-laws is not exclusive      the by-laws is not exclusive
  of indemnification rights         of indemnification rights
  provided by statute or            provided by statute or
  otherwise.                        otherwise.
- Under Kentucky law, a          -  Under Kentucky law, a
  corporation may indemnify any     corporation may indemnify any
  director, officer, employee       director, officer, employee
  and agent made, or threatened     and agent made, or threatened
  to be made, a party to any        to be made, a party to any
  action or proceeding by           action or proceeding by
  reason of his or her position     reason of his or her position
  in the corporation.  In order     in the corporation.  In order
  to be indemnified, the            to be indemnified, the
  director, officer, employee       director, officer, employee
  or agent must have acted:         or agent must have acted:
  -  In good faith;                 - In good faith;
  -  In a manner which he           - In a manner which he
     reasonably believed to be        reasonably believed to be
     in or not opposed to the         in or not opposed to the
     best interests of the            best interests of the
     corporation; and                 corporation; and
  -  With respect to any            - With respect to any
     criminal proceeding, with        criminal proceeding, with
     no reasonable cause to           no reasonable cause to
     believe that his conduct         believe that his conduct
     was unlawful.                    was unlawful.
- Kentucky law provides          -  Kentucky law provides
  mandatory indemnification         mandatory indemnification
  against reasonable expenses       against reasonable expenses
  for a director, officer,          for a director, officer,
  employee or agent in a            employee or agent in a
  proceeding when the person is     proceeding when the person is
  wholly successful in the          wholly successful in the
  defense of the proceeding.        defense of the proceeding.
- Kentucky law provides for      -  Kentucky law provides for
  payment of the expenses           payment of the expenses
  incurred by a director,           incurred by a director,
  officer, employee or agent in     officer, employee or agent in
  connection with any               connection with any
  proceeding in advance of its      proceeding in advance of its
  final disposition upon the        final disposition upon the
  receipt of an undertaking by      receipt of an undertaking by
  or on behalf of the director,     or on behalf of the director,
  officer, employee or agent to     officer, employee or agent to
  repay any advanced amounts if     repay any advanced amounts if
  it shall be determined that       it shall be determined that
  he or she is not entitled to      he or she is not entitled to
  be indemnified under Kentucky     be indemnified under Kentucky
  law.                              law.

                           STOCKHOLDERS
                  Annual Meetings of Stockholders
- The annual meeting of          -  The annual meeting of
  stockholders shall be held at     stockholders shall be held on
  200 Capital Avenue,               the second Thursday in May
  Frankfort, Kentucky or at any     and at 200 Capital Avenue,
  other place and at the time       Frankfort, Kentucky or at any
  fixed by the Kentucky             other place fixed by the
  Investors board of directors.     Investors Heritage board of
                                    directors.

                 Special Meetings of Stockholders
- Special meetings may be        -  Special meetings may be
  called at any time and for        called at any time and for
  any purpose by:                   any purpose by:
  -  A majority of the board;       - A majority of the board; or
  -  The executive committee of     - The holders of 33-1/3% or
     the board; or                    more of the outstanding
  -  The holders of 50% or more       common stock.
     of the outstanding common
     stock.
                Stockholder Action Without Meeting
- Under Kentucky law, any        -  Under Kentucky law, any
  stockholder action required       stockholder action required
  or permitted to be taken by       or permitted to be taken by
  stockholder vote can be taken     stockholder vote can be taken
  without a meeting upon the        without a meeting upon the
  written consent of all            written consent of all
  stockholders entitled to vote     stockholders entitled to vote
  on the action.                    on the action.
- The Kentucky Investors'        -  The Investors Heritage's
  articles of incorporation and     articles of incorporation and
  by-laws do not provide for        by-laws do not provide for
  stockholder action without a      stockholder action without a
  meeting, therefore Kentucky       meeting, therefore Kentucky
  statutory law controls.           statutory law controls.
                         Cumulative Voting
- Kentucky law provides for the  -  Kentucky law provides for the
  right of stockholders to vote     right of stockholders to vote
  cumulatively in the election      cumulatively in the election
  of directors, permitting each     of directors, permitting each
  stockholder to vote the           stockholder to vote the
  numbers of shares owned on        numbers of shares owned on
  the record date multiplied by     the record date multiplied by
  the number of directors to be     the number of directors to be
  elected for one or more           elected for one or more
  nominees for director.            nominees for director.
                    Dividends and Distributions
- Kentucky law provides that     -  Kentucky law provides that
  dividends may be paid in          dividends may be paid in
  cash, property or shares of a     cash, property or shares of a
  corporation's capital stock.      corporation's capital stock.
  Subject to any restrictions       Subject to any restrictions
  contained in the articles of      contained in the articles of
  incorporation, a Kentucky         incorporation, a Kentucky
  corporation may make              corporation may make
  distributions to its              distributions to its
  stockholders so long as,          stockholders so long as,
  after giving effect thereto,      after giving effect thereto,
  the corporation would be able     the corporation would be able
  to pay its debts as they          to pay its debts as they
  become due in the usual           become due in the usual
  course of business.  In           course of business.  In
  addition, the corporation's       addition, the corporation's
  total assets must be equal to     total assets must be equal to
  or greater than the sum of        or greater than the sum of
  its total liabilities plus        its total liabilities plus
  the amount that would be          the amount that would be
  needed, if the corporation        needed, if the corporation
  were to be dissolved, to          were to be dissolved, to
  satisfy the preferential          satisfy the preferential
  rights of stockholders whose      rights of stockholders whose
  preferential rights are           preferential rights are
  subject to those receiving        subject to those receiving
  the distribution.                 the distribution.
                   Stockholder Preemptive Rights
- Kentucky law provides that no  -  Kentucky law provides that no
  stockholder shall have any        stockholder shall have any
  preemptive rights to purchase     preemptive rights to purchase
  additional securities of the      additional securities of the
  corporation unless the            corporation unless the
  articles of incorporation         articles of incorporation
  expressly grant the rights.       expressly grant the rights.
- The Kentucky Investors'        -  The Investors Heritage's
  articles of incorporation do      articles of incorporation do
  not provide for preemptive        not provide for preemptive
  rights.                           rights.
                        Dissenters' Rights
Dissenters' rights are those rights granted to stockholders to dissent from corporate transactions contained in the Kentucky statutes, including the share exchange, and to obtain payment for their shares.
- Under Kentucky law, Kentucky   -  Under Kentucky law, Investors
  Investors' stockholders do        Heritage's stockholders have
  not have the right to dissent     the right to dissent and
  and demand payment of the         demand payment of the value
  value of their shares of          of their shares of capital
  capital stock as a result of      stock as described in "The
  the share exchange.               Share Exchange-Dissenters'
                                    Rights of Investors Heritage
                                    Stockholders."

          Share Exchanges, Mergers and Other Transactions
- Other than as required for     -  Other than as required for
  business combinations,            business combinations,
  Kentucky law requires             Kentucky law requires
  approval of mergers other         approval of mergers other
  than parent-subsidiary            than parent-subsidiary
  mergers, consolidations,          mergers, consolidations,
  dispositions of all or            dispositions of all or
  substantially all of a            substantially all of a
  corporation's assets and          corporation's assets and
  share exchanges by a majority     share exchanges by a majority
  of voting power of the            of voting power of the
  corporation, unless the           corporation, unless the
  articles of incorporation         articles of incorporation
  specify a different               specify a different
  percentage.                       percentage.
- The Kentucky Investors'        -  The Investors Heritage's
  articles of incorporation do      articles of incorporation do
  not provide for a different       not provide for a different
  percentage for approval of        percentage for approval of
  these transactions.               these transactions.
- Kentucky Investors has
  elected in its articles of
  incorporation to be subject
  to sections 271B.12-200
  through 271B.12-230 of the
  Kentucky Business Corporation
  Act.  These statutes regulate
  business combinations
  requiring supermajority
  approval of the transactions
  subject to these statutes.


BUSINESS COMBINATION STATUTES
     Kentucky law provides that an interested stockholder, defined as a person beneficially owning, either directly or indirectly, 10% or more of the voting power of the outstanding voting stock of a Kentucky corporation, cannot engage in a business combination with that corporation unless the transaction takes place at least five years after the interested stockholder first became an interested stockholder. In addition, either a majority of the independent board members who are also continuing directors must approve the business combination or at least 80% of the votes entitled to be cast by voting stockholders of a corporation voting as a single group and two-thirds of the votes entitled to be cast by holders of a corporation's stock not beneficially owned by an interested stockholder must approve the business combination.
     A business combination includes mergers, sales and leases of assets, issuances of securities or similar transactions by a corporation or a subsidiary with an interested stockholder.
     A business combination does not require the votes described if:
     - the aggregate of cash and market value of a corporation's stock on the valuation date of the business combination, exclusive of cash common stockholders are to receive in the business combination, is equal to the highest of the following:
       - the highest price the interested stockholder paid for a corporation's common stock in the five years before the announcement of the business combination or in a transaction in which the stockholder became an interested stockholder;
       - the corporation's per share market value on the announcement date or the date the stockholder became an interested stockholder, whichever is higher; or
       - the corporation's per share market value on the announcement date or the date the stockholder became an interested stockholder, whichever is higher, multiplied by the fraction of the highest per share price paid by the interested stockholder during the five years before the announcement date over the market value per share on the first day of the five-year period that the interested stockholder acquired the corporation's common stock;
     - the aggregate of cash and market value of the corporation's stock on the valuation date of the business combination, exclusive of cash stockholders other than common stockholders are to receive in the business combination, is equal to the highest of the following:
       - the highest price the interested stockholder paid for a corporation's stock in the five year period before the announcement date or in the transaction in which the stockholder became an interested stockholder;
       - the highest preferential amount per share to which a stockholder is entitled in the event of any liquidation or similar transaction;

       - the market value per share on the announcement date or on the date the stockholder became an interested stockholder, whichever is higher; or
       - the price per share equal to the market value per share, determined on the announcement date or the date the stockholder became an interested stockholder, whichever is higher, multiplied by a fraction of the highest per share price paid by the interested stockholder during the five years before the announcement date, over the market value per share on the first day of the five year period that the interested stockholder acquired the corporation's stock.
     Kentucky Investors has elected in its articles of incorporation to be included under and be subject to the business combination statutes without qualification or limitation.


      EFFECT OF SHARE EXCHANGE ON OTC BULLETIN BOARD LISTINGS

     It is a condition to the share exchange that the shares of Kentucky Investors common shares issuable in the share exchange be reported on the OTC Bulletin Board on or prior to the consummation of the share exchange. If the share exchange is consummated, Investors Heritage common stock will cease to be reported on the OTC Bulletin Board.



                  LEGAL MATTERS AND TAX OPINIONS

     The validity of the shares of Kentucky Investors common stock that Kentucky Investors is issuing to Investors Heritage stockholders pursuant to the share exchange will be passed upon by Stites & Harbison, counsel to Kentucky Investors. It is a condition to the consummation of the share exchange that Investors Heritage and Kentucky Investors receive an opinion from Ernst & Young LLP, to the effect that, among other things, the share exchange will be a reorganization for United States federal income tax purposes.


                              EXPERTS

     Ernst & Young LLP, independent auditors, has audited the consolidated financial statements of Kentucky Investors and Investors Heritage, included in their 1998 Annual Report to Stockholders, and the schedules of Kentucky Investors and Investors Heritage included in Kentucky Investors' and Investors Heritage's respective Annual Reports on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Kentucky Investors' and Investors Heritage's financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                WHERE YOU CAN FIND MORE INFORMATION

     Kentucky Investors and Investors Heritage file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Kentucky Investors' and Investors Heritage's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.
     Kentucky Investors filed a registration statement on Form S-4 to register with the SEC the Kentucky Investors common stock to be issued to Investors Heritage stockholders in the share exchange. This document is a part of that registration statement and constitutes a prospectus of Kentucky Investors in addition to being a proxy statement of Investors Heritage for its special meeting.
As permitted by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.
     The SEC allows Kentucky Investors and Investors Heritage to incorporate by reference information into this document, which means that Kentucky Investors and Investors Heritage can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that Kentucky Investors and Investors Heritage have previously filed with the SEC. These documents contain important information about Kentucky Investors and Investors Heritage and their financial performance. The SEC requires Investors Heritage to deliver copies of this material to stockholders receiving this proxy statement/prospectus.

  Kentucky Investors SEC Filings        Period or Date Filed
  ------------------------------        --------------------

Annual Report on Form 10-K............. Fiscal year ended December
                                        31, 1998
Annual Report to Stockholders of
  Investors Heritage and Kentucky
  Investors............................ Fiscal year ended December
                                        31, 1998
Proxy Statement for Annual Meeting
  held on May 13, 1999................. Filed on April 16, 1999
Quarterly Report on Form 10-Q.......... Quarter ended June 30, 1999


  Investors Heritage SEC Filings        Period or Date Filed
  ------------------------------        --------------------

Annual Report on Form 10-K............. Fiscal year ended December
                                        31, 1998
Proxy Statement for Annual Meeting
  held on May 13, 1999................. Filed on April 16, 1999
Quarterly Report on Form 10-Q.......... Quarter ended June 30, 1999


     Kentucky Investors has supplied all information contained or incorporated by reference in this document relating to Kentucky Investors, and Investors Heritage has supplied all information contained or incorporated by reference in this document relating to Investors Heritage.
     You may have received previously some of the documents incorporated by reference in accordance with SEC rules, however, we will be delivering these documents to you once again together with this proxy statement/prospectus. In addition, you can obtain any of these documents from Kentucky Investors or Investors Heritage, as appropriate, or the SEC. Documents incorporated by reference are available from Kentucky Investors or Investors Heritage, as appropriate, without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference in this document. Stockholders may obtain documents incorporated by reference in this document by Kentucky Investors by requesting them in writing or by telephone at the following address:

                    Kentucky Investors, Inc.
                    200 Capital Avenue
                    Frankfort, Kentucky 40601
                    Tel:  (502) 223-2361

     Stockholders may obtain documents incorporated by reference in this document by Investors Heritage by requesting them in writing or by telephone at the same address and phone number listed immediately above.
     If you would like to request documents from Kentucky Investors
or Investors Heritage, please do so by              , 1999 to
                                       -------------
receive them before the Investors Heritage special stockholder
meeting.   These documents include the opinion of Robinson-
Humphrey, a copy of which is attached as Annex B to this proxy statement/prospectus. Kentucky Investors or Investors Heritage will send these documents by first-class mail within one business day of receiving any such request.

     You should rely only on the information contained or incorporated by reference in this document to vote on the share exchange agreement proposal. We have not authorized anyone to provide you with information that is different from what is
contained in this document.  This document is dated             ,
                                                    ------------
1999. You should not assume that the information contained in this document is accurate as of any date other than this date, and neither the mailing of this document to Investors Heritage stockholders nor the issuance of Kentucky Investors common stock in the share exchange shall create any implication to the contrary.

                                                            ANNEX A

                     SHARE EXCHANGE AGREEMENT
                     ------------------------


     THIS SHARE EXCHANGE AGREEMENT (the "Agreement") is made and entered into as of the 24th day of September, 1999, by and between KENTUCKY INVESTORS, INC., a Kentucky corporation ("Kentucky
Investors"), and INVESTORS HERITAGE LIFE INSURANCE COMPANY, a
Kentucky insurance corporation ("Investors Heritage").

                      PRELIMINARY STATEMENTS

     The respective Boards of Directors of each of Kentucky Investors and Investors Heritage have determined that the exchange of shares of Investors Heritage common stock by the Investors Heritage shareholders for shares of Kentucky Investors common stock pursuant to the terms and subject to the conditions set forth in this Agreement (the "Share Exchange") is consistent with and in furtherance of their respective business strategies and goals and believe that the Share Exchange is in the best interest of their respective shareholders and therefore have approved the Share Exchange.

     It is intended that, for federal income tax purposes, the Share Exchange shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder.

     Kentucky Investors and Investors Heritage desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of these premises and of the mutual representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

                             AGREEMENT

                             ARTICLE 1
                        THE SHARE EXCHANGE

     1.1  The Share Exchange.  Upon the terms and conditions set
          ------------------
forth in this Agreement, on the Effective Date (hereinafter defined), Kentucky Investors shall deliver to each Investor Heritage shareholder 1.24 shares of Kentucky Investors Common Stock (as defined in Section 4.2(d)(1) herein) in exchange for 1 share of Investors Heritage Common Stock (as defined in Section 4.1(d)(1) herein) outstanding (the "Shares"), other than those owned by Kentucky Investors and its subsidiaries (the "Excluded Shares"), pursuant to the provisions of Subtitle 11 of Section 271B of the Kentucky Business Corporation Act (the "KBCA"). The Share Exchange shall have the effects specified in the KBCA.
     1.2  Closing.  The closing of the Share Exchange (the
          -------
"Closing") shall take place at the offices of Kentucky Investors, 200 Capital Avenue, Frankfort, Kentucky on the first business day after the day on which the satisfaction or waiver of all conditions set forth in Article 5 (other than those conditions that by their nature are to be satisfied at Closing, but subject to fulfillment or waived in accordance with this Agreement), or at such other place and time and/or on such other date as Kentucky Investors and Investors Heritage may agree in writing ("Closing Date"). At the Closing, each party shall execute and deliver all documents required by this Agreement, and such other documents as the other party may reasonably request in order to satisfy each party's covenants and agreements hereunder.
     1.3  Articles of Share Exchange.  Subject to the provisions of
          --------------------------
Article 6 hereof, as soon as practical after the Closing, Kentucky Investors and Investors Heritage will cause Articles of Share Exchange (the "Articles"), substantially in the form attached hereto as Exhibit A to be executed, verified and filed with and
          ---------
accepted by the Secretary of State of the Commonwealth of Kentucky as provided in Section 271B.11-050 of the KBCA.
     1.4  Effective Date.  The Effective Date shall be the date and
          --------------
time of the filing of said Articles with the Secretary of State of the Commonwealth of Kentucky, or such later date and time as may be stated in said Articles, but no later than 30 days after the Articles are accepted for record by the Secretary of State of the Commonwealth of Kentucky (the "Effective Date").

                             ARTICLE 2
               EFFECT OF SHARE EXCHANGE ON STOCK AND
                     EXCHANGE OF CERTIFICATES

     2.1  (a)  Share Exchange Consideration. Each Share issued and
               ----------------------------
outstanding immediately prior to the Effective Date (other than the Excluded Shares) shall be converted into and become exchangeable for the right to receive 1.24 fully paid and nonassessable shares of Kentucky Investors Common Stock .
          (b)  Kentucky Investors Common Stock.  Each share of
               -------------------------------
Kentucky Investors Common Stock issued and outstanding immediately prior to the Effective Date shall remain issued and outstanding.
     2.2  Exchange Procedure.
          ------------------
          (a)  Kentucky Investors as Exchange Agent. At or
               ------------------------------------
immediately prior to the Effective Date, Kentucky Investors shall deposit, in a separate account, for the benefit of the holders of the Shares, certificates representing the shares of Kentucky Investors Common Stock and, after the Effective Date, any dividends or other distributions, if applicable, with respect to the Kentucky Investors Common Stock to be issued and/or paid in exchange for the Shares outstanding immediately prior to the Effective Date upon due surrender of the stock certificates representing the Shares (the "Certificates") (or affidavits of loss in lieu thereof) pursuant to the provisions of this Article 2 (such certificates for shares of Kentucky Investors Common Stock, together with the amount of any dividends or other distributions payable with respect to the Kentucky Investors Common Stock being held on deposit with Kentucky Investors shall be referred to as the "Exchange Fund").
          (b)  Exchange Procedures.  Promptly after the Effective
               -------------------
Date, Kentucky Investors shall mail to each former holder of record of the Shares (other than holders of Excluded Shares) (i) a transmittal letter specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to Kentucky Investors, such transmittal letter to be in such form and have such other provisions as the parties may reasonably agree prior to the Effective Date, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) certificates representing shares of Kentucky Investors Common Stock and (B) any unpaid dividends and other distributions. Subject to Section 2.2(g), upon surrender of a Certificate for cancellation to Kentucky Investors together with such transmittal letter, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of shares of Kentucky Investors Common Stock (including factional shares) that such holder is entitled to receive pursuant to this Article 2, and (y) any unpaid dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article 2, and the Certificate so surrendered shall be assigned to Kentucky Investors. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that are not registered in the transfer records of Investors Heritage, a certificate representing the proper number of shares of Kentucky Investors Common Stock, and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to Kentucky Investors, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Kentucky Investors Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Kentucky Investors Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Kentucky Investors that such tax has been paid or is not applicable. For purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 4.1(u) herein) or other entity of any kind or nature.
          (c)  Distributions with Respect to Unexchanged Shares;
               -------------------------------------------------
Voting.
------
               (1) All shares of Kentucky Investors Common Stock to be issued pursuant to the Share Exchange shall be deemed issued and outstanding, fully paid and non-assessable, as of the Effective Date and whenever a dividend or other distribution is declared by Kentucky Investors in respect of the Kentucky Investors Common Stock, the record date for which is at or after the Effective Date, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Kentucky Investors Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article 2.
Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued to the holder certificates representing shares of Kentucky Investors Common Stock issued in exchange therefor. Additionally, at the time of such surrender, the dividends or other distributions with a record date after the Effective Date and a payment date on or prior to such time of surrender payable with respect to such shares of Kentucky Investors Common Stock and not paid shall be paid and, at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Kentucky Investors Common Stock with a record date after the Effective Date but with a payment date subsequent to surrender shall be paid.
               (2) Holders of unsurrendered Certificates who were the registered holders at the Effective Date shall be entitled to vote after the Effective Date at any meeting of Kentucky Investors' stockholders (or consent in connection with any consent in lieu of meeting) the number of shares of Kentucky Investors Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.
          (d)  Transfers.  After the Effective Date, other than the
               ---------
transfers to Kentucky Investors, there shall be no transfers on the stock transfer books of Investors Heritage of the Shares that were outstanding immediately prior to the Effective Date.
          (e)  Fractional Shares.  Notwithstanding any other
               -----------------
provision of this Agreement, fractional shares of Kentucky Investors Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Kentucky Investors Common Stock will receive such shares.
          (f)  Termination of Exchange Fund.  Any portion of the
               ----------------------------
Exchange Fund (including the proceeds of any investments thereof and any Kentucky Investors Common Stock) that remains unclaimed by the stockholders of Investors Heritage for 180 days after the Effective Date shall be returned to Kentucky Investors. Any stockholders of Investors Heritage who have not theretofore complied with this Article 2 shall thereafter look only to Kentucky Investors for payment of their shares of Kentucky Investors Common Stock and any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 2.1 and Section 2.2(c) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, neither Kentucky Investors, nor any other Person, shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
          (g)  Lost, Stolen or Destroyed Certificates.  In the
               --------------------------------------
event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Kentucky Investors, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, Kentucky Investors will issue in exchange for such lost, stolen or destroyed Certificate the shares of Kentucky Investors Common Stock and any unpaid dividends or other distributions in respect thereof pursuant to Section 2.2(c) upon due surrender of and deliverable in respect of the Shares represented by such Certificate pursuant to this Agreement.
          (h)  Dissenters' Rights.  In accordance with Subtitle 13
               ------------------
of Section 271B of the KBCA, dissenters' rights shall be available to holders of Shares in connection with the Share Exchange.
          (i)  Anti- Dilution Provisions.  In the event that after
               -------------------------
the date hereof and prior to the Effective Date, Investors Heritage changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or Kentucky Investors changes the number of shares of Kentucky Investors Common Stock or securities convertible or exchangeable into or exercisable for shares of Kentucky Investors Common Stock, issued and outstanding prior to the Effective Date as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Share Exchange consideration in Section 2.1 shall be equitably adjusted.

                             ARTICLE 3
                             COVENANTS

     3.1  Access and Inspection.  From the date hereof through the
          ---------------------
Effective Date, each of Investors Heritage and Kentucky Investors will permit authorized representatives of the other, including its accountants and counsel, to inspect its facilities, books, records, files, agreements, books of account, tax returns and other corporate and business documents (other than those documents deemed confidential under federal or state insurance laws) and confer with any of its officers or employees. On or prior to the date hereof, each of Investors Heritage and Kentucky Investors, as the case may be, has provided the other with a true and complete copy of the list of its shareholders as of this date and will, until the Effective
Date, promptly provide the other with copies of any changes to that list of shareholders. Investors Heritage and Kentucky Investors, as the case may be, will supply all information to the other which the other deems reasonably necessary to evaluate the business, properties and operation of each other. Notwithstanding the foregoing, no investigation or inspection by either party in accordance with this Section 3.1 shall affect or otherwise diminish any of the representations and warranties of the other party. Each party acknowledges and agrees that such information is confidential and shall not be disclosed to any third party without the prior written consent of the other party.
     3.2  Cooperation.  Kentucky Investors and Investors Heritage
          -----------
shall proceed expeditiously, and cooperate fully, to prepare the materials of Kentucky Investors and Investors Heritage to be delivered to shareholders of Investors Heritage in connection with the Investors Heritage shareholder meeting, to make application for all necessary regulatory approvals (including, but not limited to, Form A for the Kentucky Department of Insurance), and to take any other action and to satisfy all other requirements, prescribed by law or otherwise, necessary for consummation of the Share Exchange on the terms herein provided. Kentucky Investors and Investors Heritage shall use their best efforts to obtain all necessary regulatory approvals and shall promptly provide each other with copies of all filings, applications, comment letters and other material correspondence sent or received in connection therewith.
     3.3  Conduct of Business Prior to Effective Date.  During the
          -------------------------------------------
period from the date of this Agreement to the Effective Date, each of Kentucky Investors and Investors Heritage shall:
          (a)  Ordinary Course.  Conduct its business only in the
               ---------------
ordinary course; and not merge or exchange shares or interests with any other Person or sell all or substantially all of its assets or business or acquire all or substantially all of the stock or interests or business or assets of any other Person or agree to do any of the foregoing and use its best efforts to preserve its business organization intact, to keep available the services of its present officers and employees and to preserve the goodwill of its customers and others having business relations with it;
          (b)  Compliance With Laws.  Comply with all applicable
               --------------------
laws and regulations which relate to the conduct of its business; and promptly deliver to the other party to this Agreement a copy of any application, report or other document filed by it with any local, state or federal governmental agency;
          (c)  Consents.  Use its best efforts to obtain any and
               --------
all consents by third parties, including governmental agencies, required to be obtained with respect to the performance of this Agreement and cooperate fully with the other party to this
Agreement in connection with its requests and applications for consents and government approvals, licenses or permits, if any, which are necessary for the ownership and operation of the business following the Closing;
          (d)  Compensation; Employment Agreements, Etc.  Not enter
               -----------------------------------------
into any employment agreement or compensation arrangements with any person or grant any material increase in the compensation of its employees without the prior written consent of the other party;
          (e)  Corporate Documents.  Not amend its Articles of
               -------------------
Incorporation or By-laws without the prior written consent of the other party;
          (f)  Capital Stock.  Not issue any shares of authorized
               -------------
capital stock (other than that issued in connection with the Share Exchange) or securities convertible into such shares and not purchase, redeem, retire or otherwise acquire any of its outstanding shares, or sell or give any option or right to
purchase, hypothecate, pledge or otherwise encumber or dispose of any such shares or any shares held in treasury, or make or effect any other change in the structure or composition of its capital stock, or agree to do any of the foregoing, without the prior written consent of the other party;
          (g)  Dividends, Etc.  Not declare or pay any dividends or
               ---------------
otherwise make distributions with respect to its capital stock;
          (h)  Indebtedness.  Except in the ordinary course of
               ------------
business, not place or suffer to exist on any of its assets any mortgage, pledge, lien, charge or other encumbrance, or cancel any indebtedness owing to it or any claims that it might have possessed or waive any material rights of substantial value; and not borrow or agree to borrow any material amount of funds or incur any obligation or liability except in the ordinary course of business, or guarantee or agree to guarantee any material obligations of others except for letters of credit and guarantees of signatures in the ordinary course of business;
          (i)  Commitments.  Not commit any act or commit to do any
               -----------
act which would cause a material breach of any lease, agreement, contract or commitment to which it is a party or by which its property or business is bound or affected, or which would have a material adverse effect on its financial condition, operations or assets; and
          (j)  Contracts.  Not enter into or agree to enter into
               ---------
any material lease, agreement, contract or commitment out of the ordinary course of business without the prior written consent of the other party.
     3.4  Shareholders' Meetings.  Investors Heritage will take, in
          ----------------------
accordance with its Articles of Incorporation and By-laws, all action necessary to convene a meeting of holders of Shares (the "Shareholders' Meeting"), as promptly as practicable after the S-4 Registration Statement (as defined in Section 3.5 herein) is declared effective, to consider and vote upon the approval of the Share Exchange, and Investors Heritage's board of directors, subject to fiduciary obligations under applicable law, will recommend such approval by its shareholders, will not withdraw or modify such recommendation and shall take all lawful action to solicit such approval. Kentucky Investors is not required by applicable law to submit the Share Exchange to Kentucky Investors shareholders.
     3.5  S-4 Registration Statement.
          --------------------------
          (a) Kentucky Investors and Investors Heritage shall promptly prepare and file with the Securities and Exchange Commission (the "SEC"), in preliminary form, the S-4 Registration Statement in connection with the Share Exchange, including the joint proxy and prospectus and other proxy materials and related documents ("S-4 Registration Statement") as promptly as practicable. Kentucky Investors and Investors Heritage each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act of 1933, as amended (the "Securities Act"), as promptly as practicable after such filing, and promptly thereafter shall mail the S-4
Registration Statement to the shareholders of Investors Heritage. Kentucky Investors shall also use its reasonable best efforts to obtain, prior to the Effective Date of the S-4 Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required in connection with the Share Exchange and to consummate the other transactions contemplated by this Agreement and shall pay all expenses incident thereto.
          (b)  Kentucky Investors and Investors Heritage each
shall, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, executive officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Kentucky Investors, Investors Heritage or any of their respective subsidiaries to any third party and/or any Governmental Entity in connection with the Share
Exchange and the transactions contemplated by this Agreement. Each of Kentucky Investors and Investors Heritage agrees as to itself and its subsidiaries that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the S-4 Registration Statement contains any untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
          (c) Kentucky Investors and Investors Heritage shall promptly prepare and file Form A with the Kentucky Department of Insurance and each shall use its reasonable best efforts to obtain approval from the Kentucky Department of Insurance prior to the Effective Date.
     3.6  Press Releases. Kentucky Investors and Investors Heritage
          --------------
agree that any press release or other public announcement by either party pertaining to the Share Exchange shall be coordinated with the other party hereto, provided, however, that either party, without the consent of the other, may issue a press release or make such public statement as may be required by law, upon the advice of outside counsel.
     3.7  Limitation.  Notwithstanding anything to the contrary
          ----------
contained in this Article 3, the directors of Investors Heritage shall not be required to take any action contrary to the fiduciary duties owed by them to the shareholders of Investors Heritage.
     3.8  Dividends.  Prior to the Effective Date, neither party
          ---------
will declare or pay any dividends, or make any other distributions to its shareholders.

     3.9  Indemnification.
          ---------------
          (a)  Indemnification.  From and after the Effective Date,
               ---------------
Kentucky Investors shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Date, a director or officer of Investors Heritage (each, an "Indemnified Party" and, collectively, the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities, or judgments or amounts that are paid in settlement with the approval of Kentucky Investors (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising, in whole or in part, out of, the fact that such person is or was a director or officer of Investors Heritage, whether pertaining to any matter existing or occurring at or prior to the Effective Date, and whether asserted or claimed prior to, or at or after, the Effective Date, excluding any claim, action, suit, proceeding or investigation which is related to any matter which, on the Effective Date, would have constituted or resulted in a breach of any of the representations and warranties of Investors Heritage set forth in Article 4 hereof ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent Investors Heritage would have been permitted under the KBCA to indemnify such Indemnified Party (and Kentucky Investors shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking required by Section 271B.8-530(1)(b) of the KBCA). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against Indemnified Parties (whether arising before or after the Effective Date), (i) after the Effective Date, Kentucky Investors shall pay all reasonable fees and expenses of counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) after the Effective Date, Kentucky Investors will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that Kentucky Investors shall not be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this
Section 3.9, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Kentucky Investors (but the failure to notify Kentucky Investors shall not relieve it from any liability which it may have under this Section 3.9 except to the extent such failure materially prejudices Kentucky Investors), and shall deliver to Kentucky Investors the undertaking, if any, required by Section 271B.8-530(1)(b) of the KBCA. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.
          (b)  Binding Effect.  If Kentucky Investors or any of its
               --------------
successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of Kentucky Investors shall assume the obligations set forth in this Section 3.9.
          (c)  Benefit.  The provisions of this Section 3.9 are
               -------
intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and personal representatives.
     3.10 Acquisition Proposals.  Each of Kentucky Investors and
          ---------------------
Investors Heritage agree that it shall not, and shall cause its subsidiaries not to, solicit or encourage inquiries or proposals with respect to or encourage any negotiations concerning or provide any confidential information to or have any discussions with any person relating to any tender or exchange offer, proposal for merger consolidation or other business combination involving either Kentucky Investors or Investors Heritage, or any proposal or offer to acquire in any manner a substantial equity interest in or substantial portion of the assets of Kentucky Investors or Investors Heritage, as the case may be, other than the transactions contemplated herein by this Agreement.
     3.11 Takeover Law.  No party shall take any action that would
          ------------
cause the transactions contemplated by this Agreement to be subject to the requirements imposed by Sections 271B.12-200 through 271B.12-230 of the KBCA (the "Takeover Law") and each of them will take all necessary steps within its control to exempt the transaction contemplated by this Agreement from the Takeover Law.

                             ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES

     4.1  Investors Heritage Representations and Warranties.
          -------------------------------------------------
Investors Heritage hereby represents and warrants to Kentucky
Investors as follows:

          (a)  Organization, Existence and Qualification.
               -----------------------------------------
Investors Heritage is an insurance corporation organized and validly existing under the laws of the Commonwealth of Kentucky, is duly chartered to conduct business as an insurance company in Kentucky by the Kentucky Department of Insurance, and has full and requisite corporate power and authority to own or hold under lease the properties it now owns or holds under lease and to carry on the businesses presently being conducted by it. It is qualified to do business as a foreign corporation in all jurisdictions requiring such qualification. It has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its businesses as they are now being conducted, the absence of which authorizations, either individually or in the aggregate, would have a material adverse effect on its financial condition, operations or assets. Investors Heritage has one subsidiary, and is not a partner or joint venturer with any other person or entity.
          (b)  Corporate Authority, Approval and Fairness.
               ------------------------------------------

               (1)  Upon approval of this Agreement by its
shareholders, Investors Heritage will have all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. Except for such shareholder approval, the execution, delivery and performance of this Agreement and all of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Investors Heritage. This Agreement constitutes the legal, valid and binding obligation of Investors Heritage and, subject to the conditions set forth herein, is enforceable in accordance with its terms.
               (2) The execution, delivery and performance of this Agreement by Investors Heritage and, upon approval of this Agreement by its shareholders, the consummation of the transactions contemplated by this Agreement will not constitute a breach, violation or default under the Articles of Incorporation or By-laws of Investors Heritage, any judgment, decree, order or governmental permit, franchise, license, order, approval or authority, or any agreement, indenture or instrument to which Investors Heritage is a party or by which its assets are currently affected or bound, which breach, violation or default could reasonably be expected to have a material adverse effect on Investors Heritage.
               (3)  The Board of Directors of Investors Heritage
(A) has approved this Agreement and the other transactions contemplated hereby, (B) has declared that the Share Exchange and the other transactions contemplated by this Agreement are advisable, and (C) has received the opinion of The Robinson-Humphrey Company, LLC, its financial advisor, to the effect that as of the date of such opinion, the Share Exchange is fair from a financial point of view to the holders of the Shares.
          (c)  Articles of Incorporation and By-laws.  Investors
               -------------------------------------
Heritage has made available to Kentucky Investors, prior to the execution and delivery of this Agreement, true and correct copies of its Articles of Incorporation and By-laws. These Articles, By-laws and, to the best knowledge of Investors Heritage, all of the corporate minutes and stock transfer records of Investors Heritage are current and complete in all respects.
          (d)  Capitalization.
               --------------

               (1) The authorized capital stock of Investors Heritage consists of 2,000,000 shares of common stock, with a par value of $1.00 per share ("Investors Heritage Common Stock"), of which 904,784 shares are currently issued and outstanding as of the close of business on September 24, 1999 and of which 32,216 shares are currently held in treasury. All of the outstanding shares of Investors Heritage Common Stock have been duly authorized and validly issued, fully paid and non-assessable.
               (2) There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of Investors Heritage or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Investors Heritage or any of its subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Investors Heritage does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or, except as referred to in this subsection (2), convertible into or exercisable for securities having the right to vote) with the stockholders of Investors Heritage.
          (e)  Financial Statements and Regulatory Filings.
               -------------------------------------------
Investors Heritage has made available to Kentucky Investors a copy of each registration statement, report, proxy statement or information statement prepared by it since December 31, 1998 ("Regulatory Filings"), and the consolidated balance sheets, together with related consolidated statements of income, shareholders' equity, and cash flows of Investors Heritage for the years ended December 31, 1997 and 1998 (the "Annual Financial Statements"). Investors Heritage has also delivered or made available to Kentucky Investors a copy of its unaudited statements for the six-month period ended June 30, 1999 (the "6-Month Interim Financial Statements"). The Annual Financial Statements were compiled in accordance with generally accepted accounting principles, applied on a consistent basis except as may be indicated in any notes thereto, and present fairly and accurately the financial condition of Investors Heritage at the respective dates indicated therein, the results of operations of Investors Heritage for the periods covered thereby and the other financial information purported to be shown. The 6-Month Interim Financial Statements were compiled in accordance with generally accepted accounting principles, applied on a consistent basis except as may be indicated in any notes thereto, and present fairly and accurately the financial condition of Investors Heritage at the date indicated, the results of operations of Investors Heritage for the period covered thereby and other financial information reported to be shown. The business of Investors Heritage has been conducted only in the ordinary course since December 31, 1998. Investors Heritage has no material liabilities, obligations or commitments except those disclosed in the Annual Financial Statements, the 6-Month Interim Financial Statements and those entered into in the ordinary course of business since December 31, 1998. All loans reflected on the books and records of Investors Heritage have been
(i) made for good, valuable and adequate consideration in the ordinary course of business of Investors Heritage; (ii) to the best knowledge of Investors Heritage, evidenced by notes or other evidences of indebtedness that are true and genuine; and (iii) fully reserved against an amount sufficient to provide for all chargeoffs which could be reasonably anticipated in the ordinary course of business. As of their respective dates, the Annual Financial Statements and the 6-Month Interim Statements do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          Investors Heritage has made available to Kentucky Investors true and complete copies of the annual and quarterly statements of Investors Heritage as filed with the applicable insurance regulatory authorities for the years ended December 31, 1996, 1997, and 1998, and the quarterly periods ended March 31, 1999, and June 30, 1999, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith (collectively, the "Investors Heritage SAP Statements"). The Investors Heritage SAP Statements were prepared in conformity with statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority consistently applied for the periods covered thereby and present fairly the statutory financial position of Investors Heritage as at of respective dates thereof and the results of operations of Investors Heritage for the respective periods then ended. The Investors Heritage SAP Statements complied in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted with respect to any Investors Heritage SAP Statements by the applicable insurance regulatory body or any other governmental agency or body. The annual statutory balance sheets and income statements included in the Investors Heritage SAP Statements have been audited by Ernst & Young LLP, and the Company has made available to Kentucky Investors true and complete copies of all audit opinions related thereto. Investors Heritage has made available to Kentucky Investors true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies since January 1, 1996, relating to Investors Heritage.
          (f)  Litigation, Pending Proceedings and Compliance with
               ---------------------------------------------------
Laws.  There are no material claims of any kind or any material
----
actions, suits, proceedings, arbitrations or investigations pending or, to the best knowledge of Investors Heritage, threatened against Investors Heritage nor does Investors Heritage have knowledge of a basis for any material claim, in any court or before any governmental agency or instrumentality or arbitration panel or otherwise against, by or affecting Investors Heritage or any of its business, prospects, conditions (financial or otherwise) or assets or which would prevent the performance of the Agreement or any of the transactions contemplated hereby or declare the same unlawful or cause the rescission thereof. Investors Heritage has complied with and is not in any material default in any respect under (and has not been charged nor, to the best knowledge of Investors Heritage, threatened with or under investigation with respect to any charge concerning any material violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality, except for possible defaults that do not and, insofar as can be reasonably foreseen in the future will not, have a material adverse effect on Investors Heritage. There are no material incurred violations or violations with respect to which material refunds or restitution may be required that have been cited in any compliance report to Investors Heritage as a result of examination by any insurance regulatory authority.
          (g)  Employee Benefit Plans.  All employee pension
               ----------------------
benefit plans (the "Plans") maintained by Investors Heritage are qualified under Code Section 401(a) and the related trusts are exempt under Code Section 501(a).

True and complete copies of the plans, related trust agreements and any communications to or from the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the United States Department of Labor have been made available by Investors Heritage to Kentucky Investors. Investors Heritage states that neither it nor any of the administrators of any of the Plans or of the related trusts or any trustee thereof, has engaged in a prohibited transaction which would subject Investors Heritage, any of the Plans or any administrator, trustee or party dealing with any of the Plans or any such trust, to a material tax or penalty on prohibited transactions imposed by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Code Section 4975. None of the Plans has an accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and all contributions to the Plans necessary to satisfy the minimum funding requirements have been and will be made prior to the date they are due. No material liability to the Pension Benefit Guaranty Corporation has been, or is expected by Investors Heritage, to be incurred with respect to any of the Plans and there has been no reportable event (as described in Section 4043(b) of ERISA), and no event or condition has occurred which presents a material risk of termination of any of the Plans by the Pension Benefit Guaranty Corporation. All reports, statements, returns and other information required to be furnished or filed with respect to any of the Plans have been furnished or filed, or both, in accordance with Sections 101 through 105 of ERISA, and Code Sections 6057 through 6059, and they are true, correct and complete. Records with respect to the Plans have been maintained in accordance with Section 107 of ERISA. Neither Investors Heritage nor any other fiduciary (as defined in Section 3 of ERISA) with respect to any of the Plans has any material liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA. Each of the Plans is in material compliance with the applicable provisions of ERISA, the Code and all other applicable laws. Investors Heritage knows of no fact which would adversely affect the qualified status of any of the Plans. The present value of all accrued benefits, whether nonforfeitable or not, under the Plans subject to Title IV of ERISA did not as of December 31, 1990, and will not, at the Effective Date, exceed the value of the assets of such Plans allocable to such accrued benefits. Investors Heritage does not maintain or contribute to any employee benefit plan which is a group health plan (within the meaning of Code
Section 162(i)(3)) which is not in material compliance with the applicable provisions of Public Law 99-272, the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"). As used in this Agreement, the terms "employee benefit plans" and "employee pension benefit plans" shall have the respective meanings assigned to such terms in Section 3 of ERISA.
          (h)  Brokers.  No Person is entitled to any brokerage or
               -------
finder's fee or commission or other like payment in connection with the negotiations relating to or the transactions contemplated by this Agreement. Investors Heritage shall be responsible for the payment of fees for investment advisory services rendered in connection with such transactions.
          (i)  Assets.  Investors Heritage has good and marketable
               ------
title to all of its assets that are material to its business, including those assets included within the Annual Financial Statements and the accompanying and supporting schedules and documents, free and clear of all liens, charges, encumbrances and claims except (i) as disclosed in said Financial Statements, schedules and documents, (ii) those assets disposed of in the ordinary course of business prior to the Closing, (iii) statutory liens securing payments not yet due, (iv) liens on assets incurred in the ordinary course of its business, and (v) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties. Except as disclosed in said Annual Financial Statements, none of the assets are owned by any director, officer or affiliate of Investors Heritage.
     With respect to each agreement by which Investors Heritage leases real or personal property as lessee or lessor (other than leases that are the equivalent of extensions of credit): (i) such lease or other agreement is in full force and effect in accordance with its terms; (ii) all rents due under such agreements have been paid; (iii) Investors Heritage has been in peaceable possession since the commencement of the original term of the lease or other agreement; and (iv) there is no material event of default, or event, occurrence, condition or act, which with the giving of notice, the lapse of time or the happening of any additional event, occurrence, condition or act would become, and the consummation of the transactions contemplated by this Agreement will not cause, a default under such lease or agreement.
          (j)  Material Contracts.  Except for this Agreement or
               ------------------
any agreement contemplated hereby, Investors Heritage is not a party to any:
               (1) written employment agreement that provides for compensation in excess of $20,000 per year, written bonus, incentive, deferred compensation, severance pay, profit sharing, retirement, stock purchase, stock option agreement or arrangement or employee benefit plan for or in respect of any employee or former employee;

               (2) collective bargaining agreement or other agreement with any labor union or labor organization;
               (3) agreement, indenture or other instrument relating to the borrowing of money by Investors Heritage (other than borrowings incurred in the ordinary course of business, including, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), or the guaranty by Investors Heritage of any obligation for the borrowing of money or any agreement that involves a potential material liability for Investors Heritage (other than letters of credit issued by Investors Heritage in the ordinary course of its business);
               (4) agreement, contract or commitment with any director, officer or other affiliate of Investors Heritage; or
               (5) agreement, arrangement or commitment that is material to the financial condition or results of operation of Investors Heritage.
          (k)  Good Standing of Contracts.  To the best knowledge
               --------------------------
of Investors Heritage, no event or condition has occurred or exists, or is alleged by any of the other parties hereto to have occurred or existed, which constitutes, or with lapse of time or giving of notice or both might constitute, and the transactions contemplated by this Agreement will not cause, a default or breach under material contracts, leases, agreements or understandings to which Investors Heritage is a party which would have a material adverse effect on Investors Heritage.
          (l)  Governmental Matters.  Investors Heritage has and
               --------------------
maintains all licenses, permits and authorizations that are material to the operation of its businesses as those businesses are now being conducted by it. Investors Heritage will cause such licenses, permits and other governmental authorizations to continue in effect through, including and after the Effective Date. There are no citations or other notices alleging a violation of any such licenses, permits or authorizations which have not been finally resolved or settled. The operation of Investors Heritage is being conducted in substantial compliance with all applicable state and federal laws and regulations.
          (m)  Insurance.  Investors Heritage maintains insurance
               ---------
and bonds in such coverages and amounts of coverage as is consistent with sound business practices. Investors Heritage has made available to Kentucky Investors all insurance policies and bonds it presently has in effect. Investors Heritage will keep such policies and bonds in effect so long as such policies and bonds are available at reasonable cost in the sole discretion of Investors Heritage's Board of Directors. Investors Heritage is not liable for any material retroactive premium adjustments. All such policies are valid and enforceable and in full force and effect and Investors Heritage has not received any notice of premium increases or cancellations with respect to any such policies and bonds.
          (n)  Tax Matters.  Investors Heritage has timely filed
               -----------
all federal, state, foreign and local income, franchise, excise, real and personal property, employment and other tax returns, tax information returns and reports required to be filed, and has paid, or made adequate provisions for the payment of, all material taxes, interest payments and penalties (whether or not reflected in its returns as filed) due and payable (and/or accruable for all periods ending on or before the date of this Agreement) to any city, county, state, foreign country, the United States or any other taxing authority and is not delinquent in the payment of any material amount of tax or governmental charge of any nature. No audit, examination or investigation is presently being conducted or, to the best of Investors Heritage's knowledge, threatened by any taxing authority; no material unpaid tax deficiencies or additional material liabilities of any sort have been proposed by any governmental representative; and no agreements for the extension of time for the assessment of any amounts of tax have been entered into by or on behalf of Investors Heritage. Investors Heritage has withheld (and timely paid to the appropriate governmental entity) proper and accurate amounts from its employees for all periods and is in material compliance with all tax withholding provisions (including, without limitation, income, social security and employment tax withholding for all forms of compensation) of applicable federal, state, foreign and local laws.
          (o)  Accuracy.  No representation or warranty of
               --------
Investors Heritage herein, nor any statement, list, report, certificate or other document furnished or to be furnished by Investors Heritage to Kentucky Investors contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statement contained herein or therein not misleading.
          (p)  Dividends.  Since May 1, 1999, Investors Heritage
               ---------
has not declared or paid any dividends or otherwise made distributions with respect to it's the Investors Heritage Common Stock.

          (q)  Information Supplied by Investors Heritage.
               ------------------------------------------
Investors Heritage shall disseminate to its shareholders all materials required by it under law to be disseminated in connection with the consideration by the shareholders of this Agreement and the related transactions contemplated thereby. None of the information supplied or to be supplied by Investors Heritage about Investors Heritage Common Stock or Investors Heritage's business for inclusion, or included in (i) S-4 Registration Statement and
(ii) any other documents to be filed with the Kentucky Department of Insurance or any other regulatory agency (including any state securities department or agency) in connection with this Agreement and the related transactions contemplated thereby, will, at the respective times such documents are filed, and with respect to the S-4 Registration Statement, or any amendment thereof or supplement thereto, both at the time of mailing and at the time of the meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to (x) make the statements therein not misleading or (y) correct any statement in any earlier communication made, whether with respect to the meeting in connection with which the S-4 Registration Statement shall be mailed or otherwise.
          (r)  Insider Loans.  All loans, loan commitments and any
               -------------
other extensions of credit and commitments to extend credit that have been made by Investors Heritage, to directors, officers, or principal shareholders of Investors Heritage, or any of their related interests, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and substantially comply with all applicable provisions of state and federal law. Such loans, extensions and commitments do not involve more than a normal risk of collectability.
          (s)  Intellectual Property. Investors Heritage has no
               ---------------------
patents, patent applications, trademarks, trademark registrations or applications therefor, trade names, copyrights, copyright registrations or applications therefor, patent, trademark or trade name licenses, assignments, know-how or royalty agreements, contracts with employees or others relating in whole or in part to disclosure, assignment or patenting of any inventions, discoveries, improvements, processes, formulae, or other know-how or any other similar agreements relating in whole or in part to any of the assets or properties of Investors Heritage. To the best of its knowledge, Investors Heritage is not infringing any patent, trademark, trade name or copyright and, to conduct its business as such business is currently conducted. To the best of its knowledge, Investors Heritage does not require rights under any patent, trademark, trade name, copyright (or any application or registration respecting any thereof) or any discovery, improvement, process, formula, know-how, data, plan, specification, drawing or the like which it does not have.
          (t)  Environmental Matters.
               ---------------------

               (1) Investors Heritage: (i) is in compliance with all environmental laws, regulations, permits and orders applicable to it, and with all laws, regulations, permits and orders governing or relating to asbestos removal and abatement; (ii) has not transported, stored, treated or disposed, or allowed or arranged for any third parties to transport, store, treat or dispose, of any Hazardous Substances or other waste to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, or had performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in contravention of any laws or regulations, nor has Investors Heritage disposed, or allowed or arranged for any third parties to dispose, of any Hazardous Substances or other waste upon property owned or leased by Investors Heritage; (iii) has no knowledge that there has occurred, or is presently occurring, a Release of any Hazardous Substance on, into or beneath the surface of any parcel of real property in which Investors Heritage has an ownership interest or any leasehold interest; (iv) has not transported or disposed, or allowed or arranged for any third parties to transport or dispose, of any Hazardous Substance or other waste to or at a site, which, pursuant to the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or any similar law, (A) has been placed on the National Priorities List or its state equivalent, or
(B) the Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent; (v) has not received notice, and has no knowledge of any facts which could give rise to any notice, that Investors Heritage is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA or any other applicable law or regulation or notice of any other Environmental Claim; (vi) has not received any written or oral request for information in connection with any federal or state environmental cleanup site and Investors Heritage has not undertaken (or been requested to undertake) any response or remedial actions or cleanup actions of any kind at the request of any federal, state or local governmental entity, or at the request of any other person or entity; and (vii) is not aware of any laws, regulations, ordinances, licenses, permits or orders relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the assets or properties of Investors Heritage.

               (2)  For the purposes of this Agreement,
"Environmental Claim" shall mean any demand, claim, governmental notice or threat of litigation or the actual institution of any action, suit or proceeding at any time by a person other than the parties which asserts that an Environmental Condition constitutes a violation of, or otherwise may give rise to any liability or obligation under, any statute, ordinance, regulation, or other governmental requirement or the common law, including, without limitation, any such statute, ordinance, regulation, or other governmental requirement relating to the emission, discharge or release of any Hazardous Substance into the environment or the generation, treatment, storage, transportation, or disposal of any Hazardous Substance. "Environmental Condition" shall mean the presence on the Closing Date, whether discovered or undiscovered on the Closing Date, in surface water, ground water, drinking water supply, land surface, subsurface strata or ambient air of any pollutant, contaminant, industrial solid waste or Hazardous Substance arising out of or otherwise relating to the operations or other activities of Investors Heritage, or of any predecessor in interest to Investors Heritage's properties or any predecessor of the business to Investors Heritage, conducted or undertaken prior to the Closing Date. "Hazardous Substance" shall mean any substance defined in the manner set forth in Section 101(14) of the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and shall include any additional substances designated under Section 102(a) thereof. "Release" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.
          (u)  Governmental Filings.  Other than the filings and/or
               --------------------
notices (a) under the Securities Exchange Act of 1934 (the "Securities Exchange Act") and the Securities Act, (b) to comply with state securities or "blue-sky" laws, (c) required to be made with the OTC Bulletin Board, and (d) of appropriate documents with, and approval of, the respective Commissioner of the Kentucky Department of Insurance and such notices and consents as may be required under the insurance laws of any jurisdiction in which Investors Heritage, Kentucky Investors or any of their respective subsidiaries is domiciled or does business or is licensed or authorized as an insurance company, no notices, reports or other filings are required to be made by Investors Heritage with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Investors Heritage from, any governmental or regulatory authority, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement.
          (v)  Takeover Statute.  No restrictive provision of any
               ----------------
fair price, moratorium, control share acquisition or similar anti-takeover statute or regulation (including Section 271B.12-200 et al of the KBCA) or restrictive provision of any applicable anti-takeover provision in the Articles of Incorporation or By-laws of Investors Heritage is, or at the Effective Date will be, applicable to Investors Heritage, the Share Exchange or other transactions contemplated by this Agreement.
          (w)  Accounting and Tax Matters.  As of the date hereof,
               --------------------------
Investors Heritage has not taken any action, nor do the executive officers of Investors Heritage have any knowledge of any fact or circumstance, that would prevent Kentucky Investors from accounting for the business combination to be affected by the Share Exchange as a "purchase" or prevent the Share Exchange from qualifying as a "reorganization" within the meaning of Code Section 368(a).
          (x)  Insurance Matters.
               -----------------
               (1) Except as otherwise would not, individually or in the aggregate, be reasonably likely to have a material adverse effect, all policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by Investors Heritage and any and all marketing materials are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by Investors Heritage which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all materials respects with the insurance statutes, regulations and rules applicable thereto.
               (2) All reinsurance and coinsurance treaties or agreements, including retrocessional agreements to which Investors Heritage is a party or under which Investors Heritage has any existing rights, obligations or liabilities are in full force and effect except for such treaties or agreements the failure to be in full force and effect as individually or in the aggregate are not reasonably likely to have a material adverse effect on Investors Heritage. To the knowledge of Investors Heritage, no other party to a reinsurance or coinsurance treaty or agreement to which Investors Heritage is a party, is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement. Investors Heritage has not received any notice to the effect that the financial condition of any other party to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement.
               (3) Prior to the date hereof, Investors Heritage has made available to Kentucky Investors a true and complete copy of any actuarial reports prepared by Investors Heritage with respect to Investors Heritage since December 31, 1998, and all attachments, addenda, supplements and modifications thereto (the "Investors Heritage Actuarial Analyses"). To the best knowledge of Investors Heritage, the information and data utilized by Investors Heritage's actuary in connection with the preparation of the Investors Heritage Actuarial Analyses were accurate in all material respects. Furthermore, to the best knowledge of Investors Heritage, each Investors Heritage Actuarial Analysis was based upon an accurate inventory of policies in force for Investors Heritage at the relevant time of preparation, was prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial standards consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein.
               (4) As of the date hereof, Investors Heritage has no reason to believe that any rating presently held by Investors Heritage is likely to be modified, qualified, lowered or placed under surveillance for a possible downgrade for any reason.
               (5) Except as would not reasonably be expected to have a material adverse effect, all annuity contracts and life insurance policies issued by Investors Heritage meet all definitional or other requirements for qualification under the Code section applicable (or intended to be applicable) to such annuity contracts or life insurance policies, including, without limitation, the following: (A) each life insurance policy meets the requirements of Code Sections 101(f), 817(h) or 7702, as applicable; (B) no life insurance contract issued by Investors Heritage is a "modified endowment contract" within the meaning of Code Section 7702A unless and to the extent that the holders of the policies have been notified of their classification; (C) each annuity contract issued, entered into or sold by any company insurance subsidiary qualifies as an annuity under federal tax law;
(D) each annuity contract meets the requirements of, and has been administered consistent with Code Sections 817(h) and 72 including but not limited to Code Section 72(s) (except for those contracts specifically excluded from such requirement pursuant to Section 72(s)(5)); (E) each annuity contract intended to qualify under Sections 130, 403(a), 403(b) or 408(b) of the Code contains all provisions required for qualification under such sections of the Code; (F) each annuity contract marketed as, or in connection with, plans that are intended to qualify under Sections 401, 403, 408 or 457 of the Code complies with the requirements of such section. There are no "hold harmless" indemnification agreements respecting the tax qualification or treatment of any product or plan sold, issued, entered into or administered by Investors Heritage, and there have been no claims asserted by any Person under such "hold harmless" indemnification agreements so set forth.
          (y)  Liabilities and Reserves.
               ------------------------
               (1) The reserves carried on Investors Heritage's SAP Statements for the year ended December 31, 1998, for future insurance policy benefits, losses, claims and similar purposes (including claims litigation) are in compliance in all material respects with the requirements for reserves established by the insurance departments of the state of domicile Investors Heritage, were determined in all material respects in accordance with generally accepted actuarial standards and principles consistently applied, and are fairly stated in all material respects in accordance with sound actuarial and statutory accounting principles. Such reserves were adequate in the aggregate to cover the total amount of all reasonably anticipated liabilities of Investors Heritage under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of such Investors Heritage SAP Statements. The admitted assets of Investors Heritage as determined under applicable laws are in an amount at least equal to the minimum amounts required by applicable laws.
               (2) Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, to the best knowledge of Investors Heritage, no claim or assessment is pending or threatened against Investors Heritage which is peculiar or unique to Investors Heritage by any state insurance guaranty associations in connection with such association's fund relating to insolvent insurers which if determined adversely would, individually or in the aggregate, be reasonably likely to have a material adverse effect.

     4.2  Kentucky Investors Representations and Warranties.
          -------------------------------------------------
Kentucky Investors hereby represents and warrants to Investors Heritage as follows:
          (a)  Organization, Existence and Qualification.  Kentucky
               -----------------------------------------
Investors is a corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky and has full and requisite corporate power and authority to own or hold under lease properties it now owns or holds under lease and to carry on businesses presently being conducted by it. It is duly qualified to do business and is in good standing in these states where its ownership or leasing of property or assets or the conduct of business requires it to be so qualified. It has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its businesses as they are now being conducted, the absence of which authorizations, either individually or in the aggregate, would have a material adverse effect on its financial condition, operations or assets. Kentucky Investors has three subsidiaries, and is not a partner in joint ventures with any other person or entity.
          (b)  Corporate Authority and Approval.
               --------------------------------
               (1) Kentucky Investors has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement and all of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Kentucky Investors. This Agreement constitutes the legal, valid and binding obligation of Kentucky Investors and, subject to the conditions set forth herein, is enforceable in accordance with its terms.
               (2) The execution, delivery and performance of this Agreement by Kentucky Investors, and the consummation of the transactions contemplated by this Agreement will not constitute a breach, violation or default under the Articles of Incorporation or By-laws of Kentucky Investors, any judgment, decree, order or governmental permit, franchise, license, order, approval or authority, or any agreement, indenture or instrument to which Kentucky Investors is a party or by which its assets are currently affected or bound, which breach, violation or default could reasonably be expected to have a material adverse effect on Kentucky Investors..
               (3)  The Board of Directors of Kentucky Investors
(A) has approved this Agreement, and (B) has declared that the Share Exchange and other transactions contemplated by this Agreement advisable.
          (c)  Articles of Incorporation and By-laws.  Kentucky
               -------------------------------------
Investors has made available to Investors Heritage, prior to the execution and delivery of this Agreement, true and correct copies of its Articles of Incorporation and By-laws. There has been no change in these Articles or By-laws since such delivery.
          (d)  Capitalization.
               --------------
               (1) The authorized capital stock of Kentucky Investors consists of 4,000,000 shares of common stock, with a par value of $1.00 per share ("Kentucky Investors Common Stock"), of which 857,886 shares are currently issued and outstanding as of the close of business on September 24, 1999 and of which 3,859 shares are currently held in treasury. All of the outstanding shares of Kentucky Investors Common Stock have been duly authorized and validly issued, fully paid and non-assessable. Kentucky Investors has not issued nor is a party to any currently outstanding subscription, option, warrant, call or commitment of any character relating to shares of Kentucky Investors Common Stock or any instruments that can be converted into shares of Kentucky Investors Common Stock.
               (2) There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of Kentucky Investors or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Kentucky Investors or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Kentucky Investors does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or, except as referred to in this subsection (2), convertible into or exercisable for securities having the right to vote) with the stockholders of Kentucky Investors.
          (e)  Litigation, Pending Proceedings and Compliance with
               ---------------------------------------------------
Laws.  There are no material claims of any kind or any material
----
actions, suits, proceedings, arbitrations or investigations pending or, to the best knowledge of Kentucky Investors, threatened against Kentucky Investors nor does Kentucky Investors have knowledge of a basis for any material claim, in any court or before any governmental agency or instrumentality or arbitration panel or otherwise against, by or affecting Kentucky Investors or any of its business, prospects, conditions (financial or otherwise) or assets or which would prevent the performance of the Agreement or any of the transactions contemplated hereby or declare the same unlawful or cause the rescission thereof. Kentucky Investors has complied with and is not in any material default in any respect under (and has not been charged nor threatened with or under investigation with respect to any charge concerning any material violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality, except for possible defaults that do not and insofar as can be reasonably foreseen in the future will not have a material adverse effect on Kentucky Investors.
          (f)  Financial Statements. Kentucky Investors has made
               --------------------
available to Investors Heritage a copy of the consolidated balance sheets, together with related consolidated statements of income, shareholders' equity, and cash flows of Kentucky Investors for the years ended December 31, 1997 and 1998 (the "Kentucky Investors Annual Financial Statements"). Kentucky Investors has also made available to Investors Heritage a copy of its unaudited statements for the six month period ended June 30, 1999 (the "Kentucky Investors 6-Month Interim Financial Statement"). The Kentucky Investors Annual Financial Statements were compiled in accordance with generally accepted accounting principles applied on a consistent basis except as may be indicated in any notes thereto, and present fairly and accurately the financial condition of Kentucky Investors at the respective dates indicated therein, the results of operations of Kentucky Investors for the periods covered thereby and the other financial information purported to be shown. The Kentucky Investors 6-Month Interim Financial Statements were compiled in accordance with generally accepted accounting principles, applied on a consistent basis except as may be indicated in any notes thereto, and present fairly and accurately the financial condition of Kentucky Investors at the date indicated, the results of operations of Kentucky Investors for the period covered thereby and other financial information reported to be shown. The business of Kentucky Investors has been conducted only in the ordinary course since December 31, 1998. Kentucky Investors has no material liabilities, obligations or commitments except those disclosed in the Kentucky Investors Annual Financial Statements, the Kentucky Investors 6-Month Interim Financial Statements and those entered into in the ordinary course of business since December 31, 1998. All loans reflected on the books and records of Kentucky Investors have been (i) made for good, valuable and adequate consideration in the ordinary course of business of Kentucky Investors; (ii) to the best knowledge of Kentucky Investors, evidenced by notes or other evidences of indebtedness that are true and genuine; and (iii) fully reserved against in an amount sufficient to provide for all chargeoffs which could be reasonably anticipated in the ordinary course of business. As of their respective dates, the Kentucky Investors Annual Financial Statements and the Kentucky Investors 6-Month Interim Statements do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (g)  Employee Benefit Plans.  All employee pension
               ----------------------
benefit plans (the "Kentucky Investors Plans") maintained by Kentucky Investors are qualified under Code Section 401(a) and the related trusts are exempt under Code Section 501(a), except for the nonqualified deferred compensation plan. True and complete copies of the plans, related trust agreements and any communications to or from the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the United States Department of Labor have been made available by Kentucky Investors to Investors Heritage. Kentucky Investors states that neither it nor any of the administrators of any of the Kentucky Investors Plans or of the related trusts or any trustee thereof, has engaged in a prohibited transaction which would subject Investors Heritage, any of the Kentucky Investors Plans or any administrator, trustee or party dealing with any of the Kentucky Investors Plans or any such trust, to a material tax or penalty on prohibited transactions imposed by ERISA or Code
Section 4975. None of the Kentucky Investors Plans has an accumulated funding deficiency (as defined in Section 302 of ERISA and Code Section 412), whether or not waived, and all contributions to the Kentucky Investors Plans necessary to satisfy the minimum funding requirements have been and will be made prior to the date they are due. No material liability to the Pension Benefit Guaranty Corporation has been, or is expected by Kentucky Investors, to be incurred with respect to any of the Kentucky Investors Plans and there has been no reportable event (as described in Section 4043(b) of ERISA), and no event or condition has occurred which presents a material risk of termination of any of the Kentucky Investors Plans by the Pension Benefit Guaranty Corporation. All reports, statements, returns and other information required to be furnished or filed with respect to any of the Kentucky Investors Plans have been furnished or filed, or both, in accordance with Sections 101 through 105 of ERISA, and Code Sections 6057 through 6059, and they are true, correct and complete. Records with respect to the Kentucky Investors Plans have been maintained in accordance with Section 107 of ERISA. Neither Kentucky Investors nor any other fiduciary (as defined in Section 3 of ERISA) with respect to any of the Kentucky Investors Plans has any material liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA. Each of the Kentucky Investors Plans is in material compliance with the applicable provisions of ERISA, the Code and all other applicable laws. Kentucky Investors knows of no fact which would adversely affect the qualified status of any of the Kentucky Investors Plans.

The present value of all accrued benefits, whether nonforfeitable or not, under the Plans subject to Title IV of ERISA did not as of December 31, 1990, and will not, at the Effective Date, exceed the value of the assets of such Kentucky Investors Plans allocable to such accrued benefits. Kentucky Investors does not maintain or contribute to any employee benefit plan which is a group health plan (within the meaning of Code Section 162(i)(3)) which is not in material compliance with the applicable provisions of COBRA.
          (h)  Brokers.  No Person is entitled to any brokerage or
               -------
finder's fee or commission or other like payment in connection with the negotiations relating to or the transactions contemplated by this Agreement.
          (i)  Assets.  Kentucky Investors has good and marketable
               ------
title to all of its assets that are material to its business, including those assets included within the Annual Financial Statements and the accompanying and supporting schedules and documents, free and clear of all liens, charges, encumbrances and claims except (i) as disclosed in said financial statements, schedules and documents, (ii) those assets disposed of in the ordinary course of business prior to the Closing, (iii) statutory liens securing payments not yet due, (iv) liens on assets incurred in the ordinary course of its business, and (v) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties. Except as disclosed in said Kentucky Investors Annual Financial Statements, none of the assets are owned by any director, officer or affiliate of Kentucky Investors.
     With respect to each agreement by which Kentucky Investors leases real or personal property as lessee or lessor (other than leases that are the equivalent of extensions of credit): (i) such leases or other agreements are in full force and effect in accordance with its terms; (ii) all rents due under such agreements have been paid; (iii) Kentucky Investors has been in peaceable possession since the commencement of the original term of the lease or other agreement; and (iv) there is no event of default, or event, occurrence, condition or act, which with the giving of notice, the lapse of time or the happening of any additional event, occurrence, condition or act would become, and the consummation of the transactions contemplated by this Agreement will not cause, a default under such lease or agreement.
          (j)  Material Contracts.  Except for this Agreement or
               ------------------
any agreement contemplated hereby, and the existing stock option agreements made available to Investors Heritage, Kentucky Investors is not a party to any:
               (1) written employment agreement that provides for compensation in excess of $20,000 per year, written bonus, incentive, deferred compensation, severance pay, profit sharing, retirement, stock purchase, or arrangement or employee benefit plan for or in respect of any employee or former employee;
               (2) collective bargaining agreement or other agreement with any labor union or labor organization;
               (3) agreement, indenture or other instrument relating to the borrowing of money by Kentucky Investors (other than borrowings incurred in the ordinary course of business, including, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), or the guaranty by Kentucky Investors of any obligation for the borrowing of money or any agreement that involves a potential material liability for Kentucky Investors (other than letters of credit issued by Kentucky Investors in the ordinary course of its business);
               (4) agreement, contract or commitment with any director, officer or other affiliate of Kentucky Investors; or
               (5) agreement, arrangement or commitment that is material to the financial condition or results of operation of Kentucky Investors.
          (k)  Good Standing of Contracts.  To the best knowledge
               --------------------------
of Kentucky Investors, no event or condition has occurred or exists, or is alleged by the other party hereto to have occurred or existed, which constitutes, or with lapse of time or giving of notice or both might constitute, and the transactions contemplated by this Agreement will not cause, a default or breach under material contracts, leases, agreements or understandings to which Kentucky Investors is a party which would have a material adverse effect on Kentucky Investors.

          (l)  Governmental Matters.  Kentucky Investors has and
               --------------------
maintains all licenses, permits and authorizations that are material to the operation of its businesses as those businesses are now being conducted by it. Kentucky Investors will cause such licenses, permits and other governmental authorizations to continue in effect through and including the Effective Date. There are no citations or other notices alleging a violation of any such licenses, permits or authorizations which have not been finally resolved or settled. The operation of Kentucky Investors is being conducted in substantial compliance with all applicable state and federal laws and regulations.
          (m)  Insurance.  Kentucky Investors maintains insurance
               ---------
and bonds in such coverages and amounts of coverage as is consistent with sound business practices. Kentucky Investors has made available to Investors Heritage all insurance policies and bonds it presently has in effect. Kentucky Investors will keep such policies and bonds in effect so long as such policies and bonds are available at reasonable cost in the sole discretion of Kentucky Investors' Board of Directors. Kentucky Investors is not liable for any material retroactive premium adjustments. All such policies are valid and enforceable and in full force and effect and Kentucky Investors has not received any notice of premium increases or cancellations with respect to any such policies and bonds.
          (n)  Tax Matters.  Kentucky Investors is a member of a
               -----------
consolidated group for purposes of the Code. Kentucky Investors has timely filed all federal, state, foreign and local income, franchise, excise, real and personal property, employment and other tax returns, tax information returns and reports required to be filed, and has paid, or made adequate provisions for the payment of, all material taxes, interest payments and penalties (whether or not reflected in its returns as filed) due and payable (and/or accruable for all periods ending on or before the date of this Agreement) to any city, county, state, foreign country, the United States or any other taxing authority and is not delinquent in the payment of any material amount of tax or governmental charge of any nature. No audit, examination or investigation is presently being conducted or, to the best of Kentucky Investors knowledge, threatened by any taxing authority; no material unpaid tax deficiencies or additional material liabilities of any sort have been proposed by any governmental representative; and no agreements for the extension of time for the assessment of any amounts of tax have been entered into by or on behalf of Kentucky Investors. Kentucky Investors has withheld (and timely paid to the appropriate governmental entity) proper and accurate amounts from its employees for all periods and is in material compliance with all tax withholding provisions including, without limitation, income, social security and employment tax withholding for all forms of compensation) of applicable federal, state, foreign and local laws.
          (o)  Accuracy.  No representation or warranty of Kentucky
               --------
Investors herein, nor any statement, list, report, certificate or other document furnished or to be furnished by Kentucky Investors to Investors Heritage contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statement contained herein or therein not misleading.
          (p)  Dividends.  Since May 1, 1999, Kentucky Investors
               ---------
has not declared or paid any dividends or otherwise made distributions with respect to the Kentucky Investors Common Stock.
          (q)  Information Supplied by Kentucky Investors.  None of
               ------------------------------------------
the information supplied or to be supplied by Kentucky Investors about Kentucky Investors Common Stock or Kentucky Investors business for inclusion, or included in (i) S-4 Registration Statement and (ii) any other documents to be filed with any regulatory agency (including any state securities department or agency) in connection with this Agreement and the related transactions contemplated thereby, will, at the respective times such documents are filed and with respect to the S-4 Registration Statement, or any amendment thereof or supplement thereto, both at the time of mailing and at the time of the meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to (x) make the statements therein not misleading or (y) correct any statement in any earlier communication made, whether with respect to the meeting in connection with which the S-4 Registration Statement shall be mailed or otherwise.
          (r)  Insider Loans.  All loans, loan commitments and any
               -------------
other extensions of credit and commitments to extend credit that have been made by Kentucky Investors, to directors, officers, or principal shareholders of Kentucky Investors, or any of their related interests, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and substantially comply with all applicable provisions of state and federal law. Such loans, extensions and commitments do not involve more than a normal risk of collectability.
          (s)  Intellectual Property. Kentucky Investors has no
               ---------------------
patents, patent applications, trademarks, trademark registrations or applications therefor, trade names, copyrights, copyright registrations or applications therefor, patent, trademark or trade name licenses, assignments, know-how or royalty agreements, contracts with employees or others relating in whole or in part to disclosure, assignment or patenting of any inventions, discoveries, improvements, processes, formulae, or other know-how or any other similar agreements relating in whole or in part to any of the assets or properties of Kentucky Investors. To the best of its knowledge, Kentucky Investors is not infringing any patent, trademark, trade name or copyright and, to conduct its business as such business is currently conducted. To the best of its knowledge, Kentucky Investors does not require rights under any patent, trademark, trade name, copyright (or any application or registration respecting any thereof) or any discovery, improvement, process, formula, know-how, data, plan, specification, drawing or the like which it does not have.
          (t)  Environmental Matters.  Kentucky Investors:  (i) is
               ---------------------
in compliance with all environmental laws, regulations, permits and orders applicable to it, and with all laws, regulations, permits and orders governing or relating to asbestos removal and abatement;
(ii) has not transported, stored, treated or disposed, or allowed or arranged for any third parties to transport, store, treat or dispose, of any Hazardous Substances or other waste to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, or had performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in contravention of any laws or regulations, nor has Kentucky Investors disposed, or allowed or arranged for any third parties to dispose, of any Hazardous Substances or other waste upon property owned or leased by Kentucky Investors; (iii) has no knowledge that there has occurred, or is presently occurring, a Release of any Hazardous Substance on, into or beneath the surface of any parcel of real property in which Investors Heritage has an ownership interest or any leasehold interest; (iv) has not transported or disposed, or allowed or arranged for any third parties to transport or dispose, of any Hazardous Substance or other waste to or at a site, which, pursuant to CERCLA or any similar law, (A) has been placed on the National Priorities List or its state equivalent, or (B) the Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent; (v) has not received notice, and has no knowledge of any facts which could give rise to any notice, that Kentucky Investors is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA or any other applicable law or regulation or notice of any other Environmental Claim; (vi) Kentucky Investors has not received any written or oral request for information in connection with any federal or state environmental cleanup site and Kentucky Investors has not undertaken (or been requested to undertake) any response or remedial actions or cleanup actions of any kind at the request of any federal, state or local governmental entity, or at the request of any other person or entity; and (vii) is not aware of any laws, regulations, ordinances, licenses, permits or orders relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the assets or properties of Kentucky Investors
          (u)  Takeover Statute.  No restrictive provision of any
               ----------------
fair price, moratorium, control share acquisition or similar anti-takeover statute or regulation (including Section 271B.12-200 et al of the KBCA) or restrictive provision of any applicable anti-takeover provision in the Articles of Incorporation or By-laws of Kentucky Investors is, or at the Effective Date will be applicable to Kentucky Investors, the Share Exchange or other transactions contemplated by this Agreement.
          (v)  Accounting and Tax Matters.  As of the date hereof,
               --------------------------
Kentucky Investors has not taken, nor do the executive officers of Kentucky Investors have any knowledge of any fact or circumstance that would prevent Kentucky Investors from accounting for the business combination to be affected by the Share Exchange as a "purchase" or prevent the Share Exchange from qualifying as a "reorganization within the meaning of Code Section 368(a).
     4.3  Non-Survival of Representations and Warranties.  All
          ----------------------------------------------
warranties and representations contained in this Agreement by any party hereto and any certificate or other instrument delivered by or on behalf of the parties pursuant to this Agreement shall expire at the Closing, except as they relate to the obligations of the parties to provide indemnification for liabilities arising under federal or state securities laws, as set forth in Article 7 of this Agreement.
                             ARTICLE 5
                       CONDITIONS PRECEDENT

     5.1  Conditions to Obligations of Investors Heritage.  The
          -----------------------------------------------
obligation of Investors Heritage to consummate the transactions contemplated by this Agreement, including the Share Exchange is subject to the satisfaction of the following conditions precedent on or before the Closing, any of which may be waived by Investors Heritage to the extent permitted by law and in the manner set out in Section 6.4 below:
          (a) Approval of this Agreement by vote at the meeting of at least a majority of all the votes entitled to be cast by shareholders of Investors Heritage;

          (b) The S-4 Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC;
          (c) Receipt of all approvals and authorizations from federal and state governmental authorities and regulatory agencies, including, but not limited to, the Kentucky Department of Insurance, necessary to effect the Share Exchange (including the expiration of all applicable waiting periods) and the other transactions contemplated herein, and the satisfaction of all other requirements prescribed by law which are necessary to the consummation of the Share Exchange;
          (d) The representations and warranties of Kentucky Investors as set forth in this Agreement shall be true and correct in all material respects at the Closing as if made at the Closing, and Kentucky Investors shall have furnished to Investors Heritage a certificate, dated as of the Closing, of the President of Kentucky Investors to that effect;
          (e) Kentucky Investors shall have performed and observed its obligations and covenants as set forth in the Agreement in all material respects prior to or on the Closing and shall have delivered to Investors Heritage evidence in form reasonably satisfactory to counsel for Investors Heritage that the transactions contemplated by this Agreement were duly authorized by all necessary corporate action of Kentucky Investors;
          (f) There shall not be threatened, instituted or pending any material action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission, or by any other Person (i) challenging the Share Exchange contemplated by this Agreement or (ii) seeking to prohibit the Share Exchange contemplated by this Agreement; provided, however, that (x) the occurrence of an event described in this paragraph shall not be deemed to create a condition pursuant hereto, unless the Board of Directors of Investors Heritage or Kentucky Investors shall have determined, and given written notice to the other of its determination that the occurrence of the event makes consummation unwise in its opinion, and (y) if any action or proceeding described in this paragraph has been concluded, with an outcome which would not result in damages, or restrain, prohibit or declare illegal the consummation of the transaction contemplated by this Agreement, then the action or proceeding shall not be deemed to create a condition pursuant hereto;
          (g) There shall not have been any material adverse change in the business, financial condition, or results of operations of Kentucky Investors (i) as reflected on the 1998 Kentucky Investors Annual Financial Statements when compared with the Kentucky Investors 6-Month Interim Financial Statements and
(ii) since December 31, 1998; and
          (h) Receipt of the opinion of counsel of Kentucky Investors, dated as of the Closing, in form and substance reasonably satisfactory to Investors Heritage and its counsel to the effect that:
               (1) Kentucky Investors is a corporation organized and validly existing under the laws of the Commonwealth of Kentucky.
               (2) Kentucky Investors has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement and all of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Kentucky Investors. This Agreement constitutes the legal, valid, binding and enforceable obligation of Kentucky Investors except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally and the discretion of a court to compel specific performance.
               (3) The execution, delivery and performance of this Agreement by Kentucky Investors and the consummation of the transactions contemplated by this Agreement will not constitute a breach, violation or default under the Articles of Incorporation or By-laws of Kentucky Investors or, to the best of counsel's knowledge, under any judgment, decree, order or governmental permit, franchise, license, order, approval of authority, or any agreement, indenture or instrument to which Kentucky Investors is a party or by which it or its assets are currently affected or bound.
               (4) The authorized capital stock of Kentucky Investors consists of 4,000,000 shares of common stock, with a par value of $1.00 per share, 857,886 shares of which are issued and outstanding. All capital stock of Investors Heritage issued prior to the Share Exchange has been duly authorized and is validly issued. There are outstanding no securities convertible into or exchangeable for or having the right to acquire from Kentucky Investors (i) any shares of Kentucky Investors Common Stock; or (ii) any other equity securities of Kentucky Investors. Except as disclosed to Investors Heritage, to the best of counsel's knowledge, there are outstanding no subscriptions, warrants, options or other agreements, arrangements or commitments obligating Kentucky Investors to issue or dispose of any shares of its capital stock.
               (5)  To the best of counsel's knowledge, all
authorizations, approvals, registrations or consents of, or notices to or filing with any federal or state governmental department, commission, bureau or agency or other public body or authority or any other third party, whether public or private, which are required for the execution, delivery or performance of this Agreement, or for the consummation by Kentucky Investors of the transactions contemplated hereby have been received or made.
               (6) To the best of counsel's knowledge, there is no material litigation, proceeding, investigation, arbitration or claim pending or threatened against Kentucky Investors, at law or in equity, or before or by any court or federal, state or municipal or other governmental department, agency or instrumentality.
          (i) Receipt of the opinion of Ernst & Young LLP, dated as of the Closing Date to the effect that the Share Exchange will qualify for federal income tax purposes as a tax-deferred reorganization within the meaning of Code Section 368(a);
          (j) Receipt of notification from A.M. Best Company that its financial condition rating will not be adversely effected in a material respect by the Share Exchange; and
          (k) No Person is entitled to any brokerage or finder's fee or commission or other like payment in connection with the negotiations relating to or the transactions contemplated by this Agreement.
     5.2  Conditions to Obligations of Kentucky Investors.  The
          -----------------------------------------------
obligation of Kentucky Investors to consummate the transactions contemplated by this Agreement, including the Share Exchange, is subject to the satisfaction of the following conditions precedent on or before the Closing, any of which may be waived by Kentucky Investors to the extent permitted by law and in the manner set out in Section 6.4 below:
          (a) Approval of this Agreement by vote at the meeting of at least a majority of all of the votes entitled to be cast by shareholders of Investors Heritage;
          (b) The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC;
          (c) Receipt of all approvals and authorizations on terms and conditions satisfactory to Kentucky Investors from federal and state governmental authorities and regulatory agencies necessary to effect the Share Exchange (including the expiration of all applicable waiting periods) and the other transactions contemplated herein (including, without limitation, the approval of the Kentucky Department of Insurance), and the satisfaction of all other requirements prescribed by law which are necessary to the carrying out of the Share Exchange;
          (d) The representations and warranties of Investors Heritage set forth in this Agreement shall be true and correct in all material respects on the Closing as if made at and on the Closing, and Investors Heritage shall have furnished to Kentucky Investors a certificate, dated as of the Closing, of the President of Investors Heritage to that effect;
          (e) Investors Heritage shall have performed and observed its covenants and agreements as set forth in this Agreement in all material respects prior to or on the Closing and shall have delivered to Kentucky Investors evidence in form reasonably satisfactory to counsel for Kentucky Investors that the transactions contemplated by this Agreement were duly authorized by all necessary corporate action of Investors Heritage;
          (f) There shall not be threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission, or by any other Person (i) challenging the Share Exchange contemplated by this Agreement; or (ii) seeking to prohibit the

Share Exchange contemplated by this Agreement; provided, however, that (x) the occurrence of an event described in this paragraph shall not be deemed to create a condition pursuant hereto, unless the Board of Directors of Investors Heritage or Kentucky Investors shall have determined, and given written notice to the other of its determination that the occurrence of the event makes consummation unwise in its opinion, and (y) if any action or proceeding described in this paragraph has been concluded, with an outcome which would not result in damages, restrain, prohibit or declare illegal the consummation of the transactions contemplated by this Agreement, then the action or proceeding shall not be deemed to create a condition pursuant hereto;
          (g) There shall not have been any material adverse change in the business, financial condition, or results of operations of Investors Heritage (i) as reflected on the 1998 Investors Heritage Annual Financial Statements when compared with the 6-Month Interim Financial Statements and (ii) since December 31, 1998;
          (h) Receipt of the opinion of counsel for Investors Heritage dated as of the Closing, in form and substance reasonably satisfactory to Kentucky Investors, and its counsel, to the effect that:
               (1) Investors Heritage is an insurance company organized and validly existing under the laws of the Commonwealth of Kentucky and is chartered to conduct its insurance business in Kentucky by the Kentucky Department of Insurance.
               (2) Investors Heritage has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement and all of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Investors Heritage. This Agreement constitutes the legal, valid, binding and enforceable obligation of Investors Heritage except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally and the discretion of a court to compel specific performance.
               (3) The execution, delivery and performance of this Agreement by Investors Heritage and the consummation of the transactions contemplated by this Agreement will not constitute a breach, violation or default under the Articles of Incorporation or By-laws of Investors Heritage or, to the best of counsel's knowledge, under any judgment, decree, order or governmental permit, franchise, license, order, approval of authority, or any agreement, indenture or instrument to which Investors Heritage is a party or by which it or its assets are currently affected or bound.
               (4) The authorized capital stock of Investors Heritage consists of 2,000,000 shares of common stock, with a par value of $1.00 per share, 904,784 shares of which are issued and outstanding. All capital stock of Investors Heritage issued prior to the Share Exchange has been duly authorized and is validly issued. There are no outstanding securities convertible into or exchangeable for or having the right to acquire from Investors Heritage (i) any shares of Investors Heritage Common Stock; or (ii) any other equity securities of Investors Heritage. To the best of counsel's knowledge, there are no outstanding subscriptions, warrants, options or other agreements, arrangements or commitments obligation Investors Heritage to issue or dispose of any shares of its capital stock.
               (5)  To the best of counsel's knowledge, all
authorizations, approvals, registrations or consents of, or notice to or filing with any federal or state governmental department, commission, bureau or agency or other public body or authority or any other third party, whether public or private, which are required for the execution, delivery or performance of this Agreement by Investors Heritage or for the consummation by Investors Heritage of the transactions contemplated hereby have been received or made.
               (6) To the best of counsel's knowledge, there is no material litigation, proceeding, investigation, arbitration or claim pending or threatened against Investors Heritage, at law or in equity, or before or by any court or federal, state or municipal or other governmental department, agency, or instrumentality.
          (i) Receipt of the opinion of Ernst & Young LLP dated as of the Closing Date to the effect that the Share Exchange will for federal income tax purposes as a tax-deferred reorganization within the meaning of Code Section 368(a).
          (j) No Person is entitled to any brokerage or finder's fee or commission or other like payment in connection with the negotiations relating to or the transactions contemplated by this Agreement; and

          (k) Receipt of notification from A. M. Best Company that Investors Heritage's financial condition rating has not been adversely effected by the Share Exchange.
     5.3  Waiver.  The conditions of this Article 5 may be modified
          ------
or waived in any respect by the parties hereto, in the manner and to the extent set out in Section 6.4, below.
                             ARTICLE 6
                            TERMINATION

     6.1  Termination.  This Agreement may be terminated and the
          -----------
transactions contemplated herein may be abandoned at any time prior to the Effective Date, upon notice by the terminating party to the other party:
          (a)  Mutual Consent. By the mutual written agreement of
               --------------
Kentucky Investors and Investors Heritage if their respective Boards of Directors so determines by vote of a majority of its entire Board;
          (b)  Breach.  At any time by Investors Heritage or
               ------
Kentucky Investors if any of the covenants set forth in Article 3 or representations and warranties set forth in Article 4, as the case may be, shall have been breached or shall not have been performed or complied with, in any material respect, at or before the Closing Date and such breach, nonperformance, or noncompliance has not been cured or eliminated within 30 calendar days after written notice thereof has been given to the breaching party, or if a condition under Sections 5.1 or 5.2 to the Investors Heritage or Kentucky Investors obligations hereunder cannot be satisfied prior to Closing;
          (c)  No Approval.  By Investors Heritage, if this
               -----------
Agreement and the Share Exchange shall have failed to receive the requisite approval of the shareholders of Investors Heritage at the Investors Heritage special meeting;
          (d)  Prohibition.  Automatically, if prohibited by any
               -----------
Governmental Entity;
          (e)  Delay.  By either party if the transactions
               -----
contemplated by this Agreement have not been consummated on or before December 31, 1999, provided, that this Agreement shall be extended not more than 90 days thereafter if the Share Exchange shall not have occurred as a result of the failure to receive the governmental approvals set forth in Section 5.1(c) or 5.2(c) of the hereto, and such failure to obtain approval is not caused by a breach of this Agreement (or any representation, warranty, covenant, or agreement included herein) by the party electing to terminate pursuant to this clause (e);
          (f)  Variations in Stock Price.  By Investors Heritage in
               -------------------------
the event the bid price per share of Kentucky Investors Common Stock quoted immediately prior to the Effective Date is $17.00 or less, or by Kentucky Investors in the event the bid price per share of Kentucky Investors Common Stock quoted immediately prior to the Effective Date is $25.00 or more.
          (g)  Dissenters Rights.  By either party, if the holders
               -----------------
of 5% or more of the issued and outstanding shares of Investors Heritage Common Stock (other than the Excluded Shares) exercise their right to dissent from the Share Exchange Agreement and demand payment of the fair value of their Investors Heritage Common Stock.
     6.2  Effect of Termination and Abandonment.  If this Agreement
          -------------------------------------
and the Share Exchange are validly terminated pursuant to Section
6.1 hereof, this Agreement will forthwith become null and void, and no party to this Agreement will have any liability or further obligation to the other, except that (i) the provisions relating to confidentiality in Section 3.1 hereof will continue to apply following any such termination, (ii) any such termination shall be without prejudice to any claim which either party may have against the other for breach of this Agreement (or any representation, warranty, covenant, or agreement included herein), and (iii)
Section 8.5 and Article 7 shall survive the termination of this Agreement. Without limitation on remedies, all reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby by a nonbreaching party who terminates this Agreement pursuant to Section 6.1 hereof will be reimbursed promptly by the breaching party.
     6.3  Amendment.  This Agreement may be amended by the parties
          ---------
at any time before or after the Investors Heritage shareholder approval; provided, however, that after the Investors Heritage shareholder approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
     6.4  Extension; Waiver.  At any time prior to the Effective
          -----------------
Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, or (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
     6.5  Procedure for Termination, Amendment, Extension or
          ---------------------------------------------------
Waiver.  A termination of this Agreement pursuant to Section 6.1,
------
an amendment of this Agreement pursuant to Section 6.3 or an extension or waiver pursuant to Section 6.4 shall, in order to be effective, require, in the case of Kentucky Investors or Investors Heritage, action by their respective Board of Directors or, in the case of an extension or waiver pursuant to Section 6.4, the duly authorized designee of their Board of Directors.

                             ARTICLE 7
                          INDEMNIFICATION

     Investors Heritage shall indemnify, defend and hold Kentucky Investors harmless, and Kentucky Investors shall indemnify, defend and hold Investors Heritage harmless against and in respect of, any willful misrepresentation or breach of warranty or any nonfulfillment of any covenant or agreement on the part of the Indemnifying Party under this Agreement or any liability arising under federal or state securities laws as a result of an act or failure to act on the part of, or information provided or omitted by, the Indemnifying Party, and any claim, action, suit, proceeding, demand, judgment, assessment, cost and expense, including reasonable counsel fees, incident to any of the foregoing. An action for indemnification pursuant to this Article 7 must be brought, if at all, not later than one (1) year following the Effective Date. A party seeking indemnification shall use its best efforts to minimize any liabilities, damages, deficiencies, claims, judgments, assessments, costs and expenses in respect of which indemnity may be sought hereunder. The obligations of the parties under this Article 7 shall survive a termination of this Agreement.
                             ARTICLE 8
                        GENERAL PROVISIONS

     8.1  Law and Section Headings.  This Agreement shall be
          ------------------------
construed and interpreted in accordance with the laws of the Commonwealth of Kentucky, without regard to conflict of law principles. Section headings are used in this Agreement for convenience only and are to be ignored in the construction of the terms of this Agreement.
     8.2  Modifications.  The parties hereto, by resolution of
          -------------
their respective Boards of Directors or their respective officers authorized by their respective Boards of Directors, may waive any condition precedent set out in this Agreement, or may amend, modify or supplement this Agreement, before or after approval thereof by the shareholders of Investors Heritage at the special meeting, in such manner as may be agreed by them in writing; provided, however, that subsequent to the meeting, no amendment, modification or supplement of this Agreement shall be made or become effective which shall affect the rights of the shareholders of Investors Heritage in a manner which, in the judgment of the Board of Directors of Investors Heritage, is materially adverse to such shareholders.
     8.3  Severability.  The invalidity or unenforceability of any
          ------------
provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.
     8.4  Notices.  All notices hereunder shall be in writing and
          -------
shall be deemed to have been given or made when delivered or mailed, first class, registered or certified mail, postage prepaid, addressed as follows, until notice of another address or additional addresses have been received by the other parties:
          If to Kentucky Investors, to:

          David Reed, Chairman Special Committee
          200 Capital Avenue
          Frankfort, KY 40601

          With a copy to:

          Alex P. (Mike) Herrington, Esq.
          Stites & Harbison
          400 W. Market St., Suite 1800
           Louisville, KY 40202

          If to Investors Heritage, to:

          Adron Doran, Chairman - Special Committee
          200 Capital Avenue
          Frankfort, KY 40601

          With a copy to:

          Howard Sturm, Esq.
          Sturm, Paletti & Wilson
          455 S. Fourth Ave., Suite. 1551
          Louisville, KY 40202

     8.5  Expenses; Risk of Loss.  Each of the parties hereto will
          ----------------------
pay its own fees and expenses incurred in connection with the Share Exchange and the other transactions contemplated by this Agreement, except as provided by Article 7 and Kentucky Investors may pay fees and expenses that are solely and directly related to the Share Exchange. This Section 8.5 shall survive the termination of this Agreement.
     8.6  Amendment to Kentucky Investors Benefit Plans.  After the
          ---------------------------------------------
Effective Date, Kentucky Investors shall amend the Kentucky Investors and Affiliated Companies 401(k) Savings Plan and the Kentucky Investors and Affiliated Companies Deferred Compensation Plan to provide for the purchase of Kentucky Investors Common Stock only.
     8.7  Counterparts.  This Agreement may be executed in any
          ------------
number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.
     8.8  Time of Essence; Best Efforts.  Time is of the essence to
          -----------------------------
the performance of the obligations set forth in this Agreement. Subject to the terms and conditions herein provided, Kentucky Investors and Investors Heritage agree to use their best efforts to take, as soon as reasonably practicable, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions, contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Kentucky Investors and Investors Heritage also agree to use their best efforts to obtain or cause to be obtained consents of all third parties and governmental authorities necessary or desirable for consummation of the transactions contemplated by the Agreement.
     8.9  Records and Further Assurances.  After the Closing, each
          ------------------------------
party shall make available to the other on reasonable request such books and records of that party as may be appropriate for use in connection with their respective tax returns, including any review thereof, and for any other reasonable purpose. Such books and records shall be retained for a reasonable time after the Effective Date; provided, however, the same may be destroyed, in whole or in part, by the party in possession thereof upon 30 days notice to the other party, unless the party to whom such notice is given shall object, in which event the objecting party shall be given such records in lieu of destruction thereof. Either party shall, at the other party's request, execute and deliver such other instruments of conveyance or transfer and take such other actions as may be reasonably requested to effectively carry out the terms and provisions of this Agreement.
     8.10 Parties in Interest.  All covenants and agreements
          -------------------
contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and assigns, whether so expressed or not. No party to this Agreement may, however, assign its rights hereunder or delegate its obligations hereunder to any other person or entity without the express prior written consent of the other parties hereto.

     8.11 Entire Agreement.  This Agreement, including the exhibits
          ----------------
and schedules hereto, constitutes and contains the entire agreement between Kentucky Investors and Investors Heritage with respect to the Share Exchange, and supersedes any prior agreement by the parties concerning the subject matter addressed herein, whether written or oral.
     8.12 Best Knowledge.  Whenever the term "best knowledge" is
          --------------
used in this Agreement, it shall mean knowledge of Kentucky Investors or Investors Heritage after a reasonable investigation of its respective executive officers as to the matters that are the subject the representations and warranties.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers as of the date first above written.

ATTEST:                       KENTUCKY INVESTORS, INC.


By: /s/ Wilma Yeary           By: /s/ Harry Lee Waterfield II
   -----------------------       -------------------------------
     Secretary                     President


ATTEST:                        INVESTORS HERITAGE LIFE INSURANCE
                               COMPANY


By: /s/ Wilma Yeary           By:  /s/ Harry Lee Waterfield II
   -----------------------       -------------------------------
     Secretary                     President

                                                            ANNEX B

                THE ROBINSON-HUMPHREY COMPANY, LLC
                     Atlanta Financial Center
                      333 Peachtree Road, NE
                      Atlanta, Georgia  30326
                    Telephone:  (404) 266-6000

Corporate Finance                                Investment Bankers
     Department                                      Since 1894

                          August 18, 1999


Mr. Adron Doran
Chairman of the Special Committee of
   the Board of Directors
Investors Heritage Life Insurance Company
200 Capital Avenue
Frankfort, KY  40601


Members of the Board of Directors:

     We understand that Kentucky Investors Inc. ("Kentucky Investors"), which currently owns approximately 74% of the outstanding common stock of Investors Heritage Life Insurance Company ("Investors Heritage"), has made a proposal to purchase the remaining Investors Heritage common stock that is currently held by the public by exchanging 1.24 shares of Kentucky Investors common stock for each share of Investors Heritage common stock not owned by Kentucky Investors (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement of Share Exchange (the "Agreement").

     We have been requested by the Company to render our opinion with respect to the fairness, from a financial point of view, of the consideration to be paid to the shareholders of Investors
Heritage (excluding Kentucky Investors) in the Proposed
Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) publicly available information concerning the Investors Heritage and Kentucky Investors which we believe to be relevant to our inquiry, (2) financial and operating information with respect to the business, operations and prospects of Investors Heritage and Kentucky Investors furnished to us by the Investors Heritage, (3) the trading history of the Investors Heritage common stock and Kentucky Investors common stock for the period June 1, 1995 to the present, (4) the range of multiples of stock price to earnings per share and stock price to shareholders equity per share at which Investors Heritage and Kentucky Investors have traded during the prior three years, (5) a comparison of the historical financial results and present financial condition of the Investors Heritage and Kentucky Investors with those of other companies which we deemed relevant, and (4) a comparison of the financial terms of the Proposed Transaction with the terms of certain other recent transactions which we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

     We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification. With respect to the financial projections of Investors Heritage and Kentucky Investors, we have assumed that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Investors Heritage and Kentucky Investors. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Investors Heritage and Kentucky Investors and have not made nor obtained any evaluations or appraisals of the assets or liabilities of Investors Heritage or Kentucky Investors. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Mr. Adron Doran
Investors Heritage Life Insurance Company
August 18, 1999

Page Two



      We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion.

      Based upon and subject to the forgoing, we are of the opinion that, as of the date hereof, the consideration to be paid to the shareholders of Investors Heritage (excluding Kentucky Investors) in the Proposed Transaction is fair from a financial point of view.

Very truly yours,

THE ROBINSON-HUMPHREY COMPANY, LLC

The Robinson-Humphrey Company, LLC

                                                            ANNEX C

                     KENTUCKY REVISED STATUTES

                           CHAPTER 271B

                       BUSINESS CORPORATIONS



                  SUBTITLE 13. DISSENTERS' RIGHTS

          RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

271B.13-010. Definitions for subtitle.
             ------------------------

As used in this subtitle:
(1) "Corporation" means the issuer of the shares held by a dissenter, except that in the case of a merger where the issuing corporation is not the surviving corporation, then, after consummation of the merger, "corporation" shall mean the surviving corporation.
(2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.
(3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.
(4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
(5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
(6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
(7) "Shareholder" means the record shareholder or the beneficial shareholder.

271B.13-020. Right to dissent.
             ----------------

(1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:
     (a) Consummation of a plan of merger to which the corporation is a party:
          1. If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or
          2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;
     (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
     (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;
     (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
          1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;
          2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

          3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
          4. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;
     (e) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or
     (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
(2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
271B.13-030. Dissent by nominees and beneficial owners.
             -----------------------------------------

(1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
(2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:
     (a) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
     (b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

271B.13-200. Notice of dissenters' rights.
             ----------------------------

(1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.
(2) If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220.

271B.13-210. Notice of intent to demand payment.
             ----------------------------------

(1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:
     (a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
     (b) Shall not vote his shares in favor of the proposed action.
(2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

271B.13-220. Dissenters' notice.
             ------------------

(1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of KRS 271B.13-210.
(2) The dissenters' notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:
     (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
     (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;
     (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty
          (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and
     (e)  Be accompanied by a copy of this subtitle.

271B.13-230. Duty to demand payment.
             ----------------------

(1) A shareholder who is sent a dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.
(2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate
     action.  (3)   A shareholder who does not demand payment or
     deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle.

271B.13-240. Share restrictions.
             ------------------

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.
(2) The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

271B.13-250. Payment.
             -------

(1) Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.
(2)  The payment shall be accompanied by:
     (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
     (b) A statement of the corporation's estimate of the fair value of the shares;
     (c)  An explanation of how the interest was calculated; and
     (d) A statement of the dissenter's right to demand payment under KRS 271B.13-280.

271B.13-260. Failure to take action.
             ----------------------

(1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure.

271B.13-270. After-acquired shares.
             ---------------------

(1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under KRS 271B.13-280.

271B.13-280. Procedure if shareholder dissatisfied with payment or
             -----------------------------------------------------
offer.
-----

(1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:
     (a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;
     (b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or
     (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.
(2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty
     (30) days after the corporation made or offered payment for his shares.


                   JUDICIAL APPRAISAL OF SHARES

271B.13-300. Court action.
             ------------

(1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
(3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.
(5) Each dissenter made a party to the proceeding shall be entitled to judgment:
     (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or
     (b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

271B.13-310. Court costs and counsel fees.
             ----------------------------

(1) The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.
(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or
     (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.
(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

              INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Subtitle 13 of the Kentucky Business Corporation Act provides that Kentucky Investors may, and in some circumstances must, indemnify its directors and officers against liabilities and expenses incurred by any such person by reason of the fact that such person was serving in such capacity, subject to certain limitations and conditions set forth in the statutes. Article V of the Kentucky Investors By-laws provides that the corporation shall indemnify its officers and directors for any costs and expenses incurred in any action, suit or proceeding to which the director or officer is made a party by reason of his position with Kentucky Investors. The Kentucky Investors' By-laws provide that indemnification is not available to a director or officer adjudged liable for negligence or misconduct in the performance of his or her duties. The right of indemnification contained in the By-laws is not exclusive of indemnification rights provided by statute or otherwise. Kentucky Investors has an insurance policy covering Kentucky Investors' and subsidiaries' officers and directors against certain personal liabilities which may include liabilities under the Securities Act of 1933, as amended.
ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
     (a)  List of Exhibits

  Exhibit
  Number                      Description
  ------                      -----------

   2      Share Exchange Agreement, dated as of September 24,
          1999, between Kentucky Investors, Inc. and Investors
          Heritage Life Insurance Company (included as Annex A to the Proxy Statement/Prospectus contained in this Registration Statement).

   3.1    Articles of Incorporation, as amended, of Kentucky
          Investors, Inc., incorporated by reference to Exhibit 3.1 to the Kentucky Investors, Inc. Form 10-K filed March 27, 1996.

   3.2 Bylaws, as amended, of Kentucky Investors, Inc., incorporated by reference to Exhibit 3.2 to the Kentucky Investors, Inc. Form 10-K filed March 27, 1996.

   5 Opinion of Stites & Harbison regarding the validity of the securities being registered.(*)

   8 Opinion of Ernst & Young LLP regarding certain federal income tax consequences relating to the share exchange.(*)

   10.1   Kentucky Investors, Inc. 1999 Stock Option and Stock
          Appreciation Rights Plan.

   10.2   Stock Option Agreement dated as of September 24,
          1999, by and between Kentucky Investors, Inc. and Harry
          Lee Waterfield II.

   10.3   Stock Option Agreement dated as of September 24,
          1999, by and between Kentucky Investors, Inc. and Howard
          L. Graham.

   10.4   Stock Option Agreement dated as of September 24,
          1999, by and between Kentucky Investors, Inc. and Raymond
          L. Carr.

   10.5   Stock Option Agreement dated as of September 24,
          1999, by and between Kentucky Investors, Inc. and Robert
          M. Hardy, Jr.

   10.6   Stock Option Agreement dated as of September 24,
          1999, by and between Kentucky Investors, Inc. and Michael
          F. Dudgeon.

   10.7   Stock Option Agreement dated as of September 24,
          1999, by and between Kentucky Investors, Inc. and Dr.
          Adron Doran.

  Exhibit
  Number                      Description
  ------                      -----------

   10.8   Stock Option Agreement dated as of September 24,
          1999, by and between Kentucky Investors, Inc. and H.
          Glenn Doran.

   10.9   Stock Option Agreement dated as of September 24,
          1999, by and between Kentucky Investors, Inc. and Gordon
          C. Duke.

   10.10  Stock Option Agreement dated as of September 24,
          1999, by and between Kentucky Investors, Inc. and Jerry
          F. Howell.

   10.11  Stock Option Agreement dated as of September 24,
          1999, by and between Kentucky Investors, Inc. and Dr.
          Jerry F. Howell, Jr.

   10.12  Stock Option Agreement dated as of September 24,
          1999, by and between Kentucky Investors, Inc. and David
          W. Reed.

   10.13  Stock Option Agreement dated as of September 24,
          1999, by and between Kentucky Investors, Inc. and Helen
          S. Wagner.

   23.1   Consent of Ernst & Young LLP, Independent Auditors.

   23.2   Consent of Stites & Harbison (included in Exhibit 5).

   24 Powers of Attorney for the directors and certain officers of Kentucky Investors, Inc. (reference is made to page II-3 of this registration statement).

   99.1   Consent of The Robinson-Humphrey Company, LLC.

   99.2   Form of Investors Heritage Life Insurance Company
          Proxy Card.


(*)  To be filed by Amendment.

     (b)  Not applicable.
     (c) The opinion of The Robinson-Humphrey Company, LLC is included as Annex B to the Proxy Statement/Prospectus contained in this Registration Statement.

ITEM 22.  UNDERTAKINGS.
     (a)  Not applicable.
     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frankfort, Commonwealth of Kentucky, on September 24, 1999.
                              KENTUCKY INVESTORS, INC.


                              By:  /s/ Harry Lee Waterfield II
                                 --------------------------------
                                 Harry Lee Waterfield II
                                 Chairman of the Board and
                                 President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated, representing all of the members of the board of directors, on the dates indicated. Each person whose signature appears below hereby authorizes Harry Lee Waterfield II and Robert M. Hardy, Jr., or either one of them, to execute in the name of each such person and to file, any amendments to this registration statement and any other documents as the registrant deems appropriate, including without limitation, a registration statement filed pursuant to Rule 462(b) under the Securities Act, and appoints each such agent as attorney-in-fact to sign in his behalf individually and in each capacity stated below and to file any and all amendments and post-effective amendments to this registration statement and any and all such other documents.

        SIGNATURE                     TITLE                    DATE

/s/ Harry Lee Waterfield II
---------------------------   Chairman of the Board     September 24, 1999
 Harry Lee Waterfield II       and President (principal
                               executive officer)

/s/ Robert M. Hardy, Jr.
---------------------------   Vice President and        September 24, 1999
Robert M. Hardy, Jr.           General Counsel and
                               Director

/s/ Jimmy R. McIver
---------------------------   Treasurer                 September 24, 1999
   Jimmy R. McIver

/s/ Howard L. Graham
---------------------------   Vice President Corporate  September 24, 1999
   Howard L. Graham            Services (principal
                               financial and
                               accounting officer)

/s/ Jerry F. Howell
---------------------------   Director                  September 24, 1999
   Jerry F. Howell

/s/ Gordon C. Duke
---------------------------   Director                  September 24, 1999
    Gordon C. Duke

/s/ Helen S. Wagner
---------------------------   Director                  September 24, 1999
   Helen S. Wagner

/s/ H. Glenn Doran
---------------------------   Director                  September 24, 1999
    H. Glenn Doran

/s/ David W. Reed
---------------------------   Director                  September 24, 1999
    David W. Reed

/s/ Jerry F. Howell, Jr.
---------------------------   Director                  September 24, 1999
 Jerry F. Howell, Jr.





                         INDEX TO EXHIBITS


Exhibit
Number                   Description of Exhibits
------                   -----------------------

  2        --  Share Exchange Agreement, dated as of September 24, 1999, between Kentucky Investors, Inc. and Investors Heritage Life
               Insurance Company (included as Annex A to the Proxy
               Statement/Prospectus contained in this Registration
               Statement).

  3.1      --  Articles of Incorporation, as amended, of Kentucky Investors,
               Inc., incorporated by reference to Exhibit 3.1 to the Kentucky Investors, Inc. Form 10-K filed March 27,
               1996.

  3.2      --  Bylaws, as amended, of Kentucky Investors, Inc.,
               incorporated by reference to Exhibit 3.2 to the Kentucky Investors, Inc. Form 10-K filed March 27, 1996.

  5        --  Opinion of Stites & Harbison regarding the validity of the securities being registered.(*)

  8        --  Opinion of Ernst & Young LLP regarding certain federal income tax consequences relating to the share exchange.(*)

 10.1      --  Kentucky Investors, Inc. 1999 Stock Option and Stock
               Appreciation Rights Plan

 10.2      --  Stock Option Agreement dated as of September 24, 1999, by and between Kentucky Investors, Inc. and Harry Lee Waterfield II.

 10.3      --  Stock Option Agreement dated as of September 24, 1999, by and between Kentucky Investors, Inc. and Howard L. Graham.

 10.4      --  Stock Option Agreement dated as of September 24, 1999, by and between Kentucky Investors, Inc. and Raymond L. Carr.

 10.5      --  Stock Option Agreement dated as of September 24, 1999, by and between Kentucky Investors, Inc. and Robert M. Hardy, Jr.

 10.6      --  Stock Option Agreement dated as of September 24, 1999, by and between Kentucky Investors, Inc. and Michael F. Dudgeon.

 10.7      --  Stock Option Agreement dated as of September 24, 1999, by and between Kentucky Investors, Inc. and Dr. Adron Doran.

 10.8      --  Stock Option Agreement dated as of September 24, 1999, by and between Kentucky Investors, Inc. and H. Glenn Doran.

 10.9      --  Stock Option Agreement dated as of September 24, 1999, by and between Kentucky Investors, Inc. and Gordon C. Duke.

 10.10     --  Stock Option Agreement dated as of September 24, 1999, by and between Kentucky Investors, Inc. and Jerry F. Howell.

 10.11     --  Stock Option Agreement dated as of September 24, 1999, by and between Kentucky Investors, Inc. and Dr. Jerry F. Howell, Jr.

 10.12     --  Stock Option Agreement dated as of September 24, 1999, by and between Kentucky Investors, Inc. and David W. Reed.

 10.13     --  Stock Option Agreement dated as of September 24, 1999, by and between Kentucky Investors, Inc. and Helen S. Wagner.

 23.1      --  Consent of Ernst & Young LLP, Independent Auditors.

 23.2      --  Consent of Stites & Harbison (included in Exhibit 5).

 24        --  Powers of Attorney for the directors and certain officers of Kentucky Investors, Inc. (reference is made to page II-3 of this registration statement).

 99.1      --  Consent of The Robinson-Humphrey Company, LLC.

 99.2      --  Form of Investors Heritage Life Insurance Company Proxy Card.

(*) To be filed by amendment.